Exhibit 10.1

EXECUTION COPY

FUNDING AGREEMENT

dated as of March 20, 2011

between

SWS GROUP, INC.,

HILLTOP HOLDINGS INC.,

OAK HILL CAPITAL PARTNERS III, L.P., and

OAK HILL CAPITAL MANAGEMENT PARTNERS III, L.P.

TABLE OF CONTENTS

ARTICLE I
Funding

1.1	Funding	1
1.2	Funding Date; Funding Conditions	2
1.3	Adjustments	5
1.4	Tax Reporting	5

ARTICLE II
Representations and Warranties

2.1	Representations and Warranties of the Company	6
2.2	Representations and Warranties of the Investors	23

ARTICLE III
Covenants

3.1	Interim Operations	24
3.2	Proxy Statement; Stockholder Approval	27
3.3	No Solicitation	28
3.4	Regulatory Matters	31
3.5	Access	32

ARTICLE IV
Additional Agreements

4.1	Reservation for Issuance; Exchange Listing	33
4.2	Indemnity	33
4.3	No Change in Control	34
4.4	Rights Plan	35

ARTICLE V
Termination

5.1	Termination	35
5.2	Effects of Termination	36
5.3	Fees and Expenses	36

ARTICLE VI
Miscellaneous

6.1	Survival	37
6.2	Amendment	37
6.3	Waivers	38

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6.4	Counterparts and Facsimile	38
6.5	Governing Law	38
6.6	WAIVER OF JURY TRIAL	38
6.7	Notices	38
6.8	Entire Agreement, Etc.	40
6.9	Other Definitions	40
6.10	Captions	44
6.11	Severability	44
6.12	No Third Party Beneficiaries	44
6.13	Public Announcements	44
6.14	Remedies	44

EXHIBIT A	Credit Agreement

EXHIBIT B	Warrant

EXHIBIT C	Investor Rights Agreement

EXHIBIT D	Certificate of Designations

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INDEX OF DEFINED TERMS

Additional Reimbursement Amount	5.3(b)(3)
Advisers Act	2.1(aa)(3)
Affiliate	6.9(4)
Agreement	Preamble
Alternative Transaction	3.3(f)(1)
Alternative Transaction Proposal	3.3(f)(2)
Bank	2.1(b)
Beneficial Owner	6.9(5)
Beneficially Own	6.9(5)
Beneficially Ownership	6.9(5)
Benefit Plan	2.1(r)
Board of Directors	2.1(d)(1)
Board Recommendation	3.2
Broker Dealer Subsidiaries	2.1(aa)(2)
Burdensome Condition	3.4(a)
Business Day	6.9(6)
C&D Order	1.2(b)(2)(vii)
Capital Lease Obligations	6.9(7)
Capitalization Date	2.1(c)
Change of Recommendation	3.3(d)
Code	1.4
Common Stock	Recitals
Company	Preamble
Company 10-Ks	2.1(f)
Company 10-Q	2.1(f)
Company Financial Statements	2.1(f)
Company Preferred Stock	2.1(c)
Company Reports	2.1(g)(1)
Company Significant Agreement	2.1(k)
Company Subsidiaries	2.1(b)
Company Subsidiary	2.1(b)
Company’s Knowledge	6.9(13)
Credit Agreement	Recitals
Disclosure Schedule	2.1
ERISA	2.1(r)
ERISA Affiliate	2.1(r)(1)
Exchange Act	2.1(g)(1)
FDIC	1.2(b)(2)(ix)
Federal Reserve	1.2(b)(1)(iv)
FINRA	2.1(aa)(2)
Funding	1.2
Funding Amount	1.1(b)(5)
Funding Date	1.2
Governmental Entity	1.2(b)(1)(i)
Group Member	6.9(8)
Guarantee Obligation	6.9(9)
guaranteeing person	6.9(9)
Guarantor	6.9(10)
Hilltop	Preamble
HOLA	1.2(b)(1)(iv)
Indebtedness	6.9(11)
Indemnified Party	4.2(a)
Intellectual Property	2.1(x)
Investor	Preamble
Investor Rights Agreement	6.9(12)
Investors	Preamble
Knowledge	6.9(13)
Liens	2.1(b)
Loan Amount	1.1(b)(5)
Loans	2.1(bb)(1)
Losses	4.2(a)
Material Adverse Effect	6.9(14)
Oak Hill	Preamble
OREO	2.1(h)
OTS	1.2(b)(1)(iv)
Outside Date	5.1(b)(1)
Permitted Liens	6.9(15)
person	6.9(16)
Preferred Stock Certificate	1.3
primary obligations	6.9(9)
primary obligor	6.9(9)
Proxy Statement	3.2
Qualified Institutional Buyer	2.2(e)(1)
Regulatory Agreement	2.1(z)
Repo Transaction	6.9(18)
Representatives	3.3(a)
Requirement of Law	6.9(17)
Rights Plan	2.1(dd)
SEC	2.1(f)
Securities Act	2.1(g)(1)
Specified Deposits	1.2(b)(2)(vi)
Specified Representations	6.1
Stockholder Approval	2.1(d)(1)
Stockholder Proposal	3.2
Stockholders’ Meeting	3.2
Subsidiary	6.9(20)
Superior Proposal	3.3(f)(3)
Swap Agreement	6.9(19)
Tax	2.1(i)
Taxes	2.1(i)
Termination Fee	5.3(b)(1)
to the Knowledge of the Company	6.9(13)
Transaction Documents	6.9(21)
Warrant	Recitals
Warrant Amount	1.1(b)(4)
Warrant Shares	1.2(b)(1)(i)

FUNDING AGREEMENT, dated as of March 20, 2011 (this “Agreement”), between SWS Group, Inc., a Delaware corporation (the “Company”), Hilltop Holdings Inc., a Maryland corporation (“Hilltop”), Oak Hill Capital Partners III, L.P., a Cayman Islands exempted limited partnership and Oak Hill Capital Management Partners III, L.P., a Cayman Islands exempted limited partnership (together, “Oak Hill”) (each of Hilltop and Oak Hill, an “Investor” and together the “Investors”).

RECITALS:

WHEREAS, on the terms and subject to the conditions hereof, the Investors shall extend a senior unsecured loan to the Company in aggregate principal amount of $100,000,000 pursuant to a Credit Agreement substantially in the form set forth in Exhibit A (the “Credit Agreement”), and the Company shall issue to each of the Investors a warrant substantially in the form set forth as Exhibit B (the “Warrants”) to purchase 8,695,652 shares of common stock, $0.10 par value per share, of the Company (the “Common Stock”) at an exercise price of $5.75 per share (with such number of shares subject to increase and exercise price subject to decrease in accordance with Section 1.3 hereof).

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements set forth herein, and for other good and adequate consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

Funding

1.1                                 Funding.  On the Funding Date,

(a)                                  the Company shall deliver to the Investors:

(1)                                  the Credit Agreement, duly executed by the Company,

(2)                                  the Warrants, duly executed by the Company,

(3)                                  the Investor Rights Agreement substantially in the form set forth in Exhibit C, duly executed by the Company,

(b)                                 the Investors shall deliver to the Company:

(1)                                  the Credit Agreement, duly executed by each Investor,

(2)                                  the Warrants, duly executed by each Investor,

(3)                                  the Investor Rights Agreement, duly executed by each Investor,

(4)                                  cash in an amount not to exceed $25,000,000.00, with such amount to be calculated on or prior to the Funding Date in accordance with the good faith calculation of the Investors, in consideration for the issuance of the Warrant (the “Warrant Amount”), and

(5)                                  cash in the amount of the difference between (i) $100,000,000.00 and (ii) the Warrant Amount in respect of the loan contemplated by the Credit Agreement (the “Loan Amount” and together with the Warrant Amount, the “Funding Amount”).

1.2                                 Funding Date; Funding Conditions.  (a)  Subject to the satisfaction or waiver of the conditions set forth in Section 1.2(b), the funding contemplated by this Agreement (the “Funding”) shall occur on a date (the “Funding Date”) as shall be agreed upon by the parties hereto, but no later than the third Business Day after the date of satisfaction or waiver of the last of the conditions specified in Section 1.2(b) (other than those conditions which by their nature may be satisfied only on the Funding Date, but subject to the satisfaction or waiver of such conditions), at the offices of Wachtell, Lipton, Rosen & Katz located at 51 West 52nd Street, New York, New York 10019 or such other date or location as agreed by the parties.

(b)                                 Funding Conditions.  (1)  The respective obligations of the Company and the Investors to consummate the Funding are subject to the fulfillment at or prior to the Funding Date of the following conditions:

(i)                                     no provision of any applicable law or regulation and no judgment, injunction, order or decree of any Governmental Entity of competent jurisdiction shall prohibit the Funding or shall prohibit or restrict the Investors or their respective Affiliates from owning, voting, or converting or exercising the Warrant in accordance with its terms or owning any of the Common Stock or preferred stock of the Company (together, the “Warrant Shares” ) for which the Warrant is exercisable and no lawsuit shall have been commenced by any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners) (each, a “Governmental Entity”) of competent jurisdiction seeking to effect any of the foregoing; and

(ii)                                  the Stockholder Approval shall have been obtained;

(iii)                               all governmental consents, approvals, authorizations, applications, registrations, qualifications, filings and notices that are required to be obtained in connection with the continuing operation of the Group Members and the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect;

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(iv)                              the Investors shall have received written confirmation or nonobjection satisfactory to the Investors, from both the Office of Thrift Supervision (the “OTS”) and the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to the effect that neither the Investors nor any of their respective Affiliates shall be deemed to “control” the Company or any Company Subsidiary for purposes of the Home Owners’ Loan Act, as amended and the applicable regulations and interpretations of the regulatory authorities responsible for implementing such statute (“HOLA”) by reason of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including the exercise of the Warrant; and

(v)                                 if the Investors believe in good faith that they are required to file a notice with the Office of Thrift Supervision, or the Federal Reserve if applicable, pursuant to the Change in Bank Control Act of 1978, or the applicable regulations and interpretations of the regulatory authorities responsible for implementing such statute, the Investors shall have received written approval or nonobjection satisfactory to the Investors of such notice.

(2)                                  The obligation of each Investor to consummate the Funding is also subject to the fulfillment or written waiver at or prior to the Funding Date of each of the following conditions:

(i)                                     the representations and warranties of the Company set forth in Sections 2.1(c), 2.1(j) and 2.1(dd) of this Agreement shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Funding Date as though made on and as of such dates (except to the extent any such representation and warranty is made as of a specified date, in which case such representation and warranty shall be true and correct as of such date), and the representations and warranties of the Company set forth in this Agreement (other than the representations and warranties of the Company set forth in Sections 2.1(c) and 2.1(j) of this Agreement) shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Funding Date as though made on and as of such dates (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such date);

(ii)                                  the Company shall have performed in all material respects all obligations required to be performed by it at or prior to the Funding under this Agreement;

(iii)                               the Investors shall have received a certificate, dated as of the Funding Date, signed on behalf of the Company by a senior executive officer certifying that the conditions set forth in Sections 1.2(b)(2)(i) and (ii) have been satisfied;

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(iv)                              since the date of this Agreement, there shall not have been any circumstance, effect, event or change that, individually or in the aggregate, has or would reasonably be expected to result in a Material Adverse Effect;

(v)                                 the Common Stock for which the Warrants may be exercised shall have been authorized for listing on the New York Stock Exchange or such other market on which the Common Stock is then listed or quoted, subject to official notice of issuance;

(vi)                              the aggregate balance of Specified Deposits on the Funding Date shall not be less than $2,250,000,000.  “Specified Deposits” means deposits in customer accounts for the clearing and retail brokerage business that are available to be swept to the Bank and money market funds;

(vii)                           the Company shall be in material compliance with all aspects of the Order to Cease and Desist dated February 4, 2011 and issued by the Office of Thrift Supervision, acting by and through its Regional Director for the Western Region (the “C&D Order”);

(viii)                        there shall not be any action taken, or any law, statute, ordinance, rule or regulation enacted, entered, enforced or deemed applicable to the Company or the Company Subsidiaries, either Investor or the transactions contemplated hereby, by any Governmental Entity, whether in connection with the determinations or approval of the Federal Reserve or the OTS specified in Section 1.2(b)(1)(iv) or 1.2(b)(1)(v) or otherwise, which contains or results in a Burdensome Condition, and, for the avoidance of doubt, any requirements to disclose the identities of direct or indirect limited partners, stockholders or members of an Investor or its Affiliates or its investment advisors shall be deemed a Burdensome Condition unless otherwise determined by such Investor in its sole discretion;

(ix)                                following the date of this Agreement, none of the OTS, the Federal Reserve or the Federal Deposit Insurance Corporation (“FDIC”) shall have notified the Company, the Bank or either Investor that they will impose on an Investor or any of its Affiliates, the Company or the Bank any requirements that would reasonably be expected, in such Investor’s good faith judgment, to materially impair any economic benefits to such Investor or materially affect the Company’s or the Bank’s business going forward in any material respect;

(x)                                   the two Board Representatives (as defined in the Investor Rights Agreement) shall have been appointed to the Board of Directors in accordance with the Investor Rights Agreement;

(xi)                                each of the conditions precedent set forth in Section 4.1 of the Credit Agreement shall have been satisfied;

(xii)                             the simultaneous Funding by the other Investor;

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(xiii)                          the administrative agent and the lenders party to the Credit Agreement shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” rules and the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) reasonably requested by such person at least two Business Days prior to the Funding Date;

(xiv)                         the Warrants shall have been or are simultaneously issued in the amounts and to the Warrant holders described in the Warrant; and

(xv)                            the Investor Rights Agreement, Credit Agreement and Warrants shall have been executed and delivered by all parties thereto and shall have become effective.

(3)                                  The obligation of the Company to consummate the Funding is also subject to the fulfillment or written waiver prior to the Funding Date of the following conditions:

(i)                                     the representations and warranties of the Investors set forth in Section 2.2 shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Funding Date as though made on and as of such dates (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such date), except for any failure of such representations and warranties to be true and correct that does not materially impair the Investors’ ability to consummate the transactions contemplated hereby; and

(ii)                                  the Company shall have received a certificate signed on behalf of each Investor by a senior officer certifying to the effect that the condition set forth in Section 1.2(b)(3)(i) has been satisfied.

1.3                                 Adjustments.  In the event that, at or prior to the Funding Date, there occurs any transaction or event that would result in any adjustment or give rise to any right of adjustment under the Warrant or the certificate of designations for preferred stock referenced therein, substantially in the form set forth in Exhibit D (the “Preferred Stock Certificate”), then the Warrant or the Preferred Stock Certificate will be amended prior to the Funding Date to reflect such adjustment so that the economic benefit of the Warrant to the Investors is unaffected by such transaction or event, and the terms “Warrant”, and “Preferred Stock Certificate” as used herein shall refer to such Warrant or Preferred Stock Certificate, as applicable, as so amended for all purposes hereunder.  Notwithstanding anything in this Agreement to the contrary, in no event shall the Warrant Amount be increased by the foregoing.

1.4                                 Tax Reporting.  The Company and the Investors hereby acknowledge and agree that (i) the fair market value of the Warrant is the Warrant Amount and (ii) the issue price of the debt contemplated by the Credit Agreement is the Loan Amount.  The Company and the Investors shall prepare their respective Tax returns in a manner consistent with this Section 1.4

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and shall not take any position inconsistent therewith unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE II

Representations and Warranties

2.1                                 Representations and Warranties of the Company.  Except as set forth in the documents available to the Investors in the Company’s on-line dataroom on March 18, 2011 (the “Disclosure Schedule”, provided that if the Company delivers to the Investors a Disclosure Schedule satisfactory to the Investors prior to 9 a.m., New York time, on March 21, 2011, then the Disclosure Schedule as so delivered and only such Disclosure Schedule shall be the Disclosure Schedule for all purposes under this Agreement), as of the date hereof and as of the Funding Date, the Company represents and warrants to the Investors that:

(a)                                  Organization and Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified or where failure to be so qualified would reasonably be expected to result in a Material Adverse Effect, and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.  The Company has furnished or made available to the Investors true, correct and complete copies of the Company’s Certificate of Incorporation and bylaws as amended through the date of this Agreement. The Company is a savings and loan holding company duly registered under HOLA.

(b)                                 Company’s Subsidiaries.  The Company has set forth in the Disclosure Schedule a true, complete and correct list of all of its Subsidiaries as of the date of this Agreement (individually, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”), all shares of the outstanding capital stock of each of which are owned directly or indirectly by the Company.  No capital stock or Indebtedness of any Company Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, gross-up right, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock or Indebtedness, or any option, warrant or right to purchase or acquire any additional shares of its capital stock or Indebtedness.  All of the shares of capital stock of each Company Subsidiary are duly authorized and validly issued, fully paid and nonassessable and are owned by the Company free and clear of any lien, adverse right or claim, charge, option, pledge, covenant, title defect, security interest or other encumbrances of any kind (“Liens”).  Each Company Subsidiary is an entity duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of

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its business requires it to be so qualified or where failure to be so qualified would reasonably be expected to result in a Material Adverse Effect, and has corporate or other legal entity power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.  Except in respect of the Company Subsidiaries, the Company does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or other entity, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.  The Company’s sole depository institution subsidiary is Southwest Securities, FSB (the “Bank”), which is duly organized and validly existing as a federally chartered savings association regulated by the OTS.  The deposit accounts of Southwest Securities, FSB are insured by the FDIC to the fullest extent permitted by the Federal Deposit Insurance Act and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(c)                                  Capitalization.  The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, par value $0.10 per share, and 100,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”).  As of the close of business on March 15, 2011 (the “Capitalization Date”), there were 33,313,807 shares of Common Stock issued and 32,550,164 shares of Common Stock outstanding and no shares of Company Preferred Stock outstanding.  Since the Capitalization Date and through the date of this Agreement, the Company has not (i) issued or authorized the issuance of any shares of Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Company Preferred Stock other than the Warrant Shares (as defined in the Warrant), (ii) reserved for issuance any shares of Common Stock or Company Preferred Stock or (iii) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Common Stock or Company Preferred Stock.  Other than in respect of the issuance of the awards outstanding under or pursuant to the Benefit Plans in respect of which an aggregate of no more than 1,000,000 shares of Common Stock have been reserved for issuance, no shares of Common Stock or Company Preferred Stock have been reserved for issuance.  As of the date of this Agreement, the Company has not granted any awards under or pursuant to the Benefit Plans since February 18, 2011 other than as disclosed in the Disclosure Schedule.  All of the issued and outstanding shares of Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No bonds, debentures, notes or other Indebtedness having the right to vote on any matters on which the stockholders of the Company may vote are issued and outstanding.  Except under or pursuant to the Benefit Plans, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable or exercisable for, any shares of Common Stock or Company Preferred Stock or any other equity securities or Indebtedness of the Company or any securities representing the right to purchase or otherwise receive any shares of capital stock or Indebtedness of the Company (including any rights plan or agreement).  The Company has set forth in the Disclosure Schedule all shares of Company capital stock that have

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been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any Company Subsidiary since June 26, 2010 and all dividends or other distributions that have been declared, set aside, made or paid to the stockholders of the Company since that date.  The Company is not a party to any voting agreement with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the Knowledge of the Company, as of the date of this Agreement there are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.

(d)                                 Authorization.

(1)                                  The Company and each Company Subsidiary that is party to a Transaction Document has the corporate power and authority to enter into each Transaction Document to which it is a party and to carry out its obligations thereunder.  The execution, delivery and performance of each Transaction Document by the Company and each Company Subsidiary that is party to a Transaction Document, and the consummation of the transactions contemplated thereby, including the issuance of the Common Stock and the Series A Preferred Stock (as defined in the Warrant) in accordance with the Warrants and the obtaining of extensions of credit under the Credit Agreement, have been duly authorized by the Board of Directors of the Company (the “Board of Directors”) or Company Subsidiary, as applicable.  Each Transaction Document has been duly and validly executed and delivered by the Company and each Company Subsidiary that is party thereto and, assuming due authorization, execution and delivery of each Transaction Document by the Investors, is a valid and binding obligation of the Company or Company Subsidiary enforceable against the Company or Company Subsidiary in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations, fraudulent transfer or similar laws relating to or affecting creditors generally or by general equitable principles (whether applied in equity or at law).  No other corporate proceedings are necessary for the execution and delivery by the Company or any Company Subsidiary of the Transaction Documents to which each is a party, the performance by the Company and Company Subsidiaries of their respective obligations under the Transaction Documents or the consummation by the Company and the Company Subsidiaries of the transactions contemplated by the Transaction Documents, subject to receipt of Stockholder Approval.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Entity, FINRA or any other person is required in connection with the due execution, delivery, performance, validity or enforceability of any of the Transaction Document or the consummation of the transactions contemplated by the Transaction Documents, including, without limitation, the extensions of credit under the Credit Agreement, except (i) consents, authorizations, filings and notices described in the Disclosure Schedule, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, and (ii) such other consents, authorizations, filings and notices the failure to receive or make would not

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reasonably be expected to have a Material Adverse Effect on the Company or impair or delay its ability to enter into or complete the transactions contemplated by the Transaction Documents.  The only vote of the stockholders of the Company required to approve the transactions contemplated by the Transaction Documents under applicable law, regulation or rule of any regulatory or self-regulatory authority or stock exchange or the organizational documents of the Company is the affirmative vote of a majority of the votes cast in favor of the issuance of the Warrant and the Warrant Shares for purposes of Section 312.03 of the NYSE Listed Company Manual (such approval, the “Stockholder Approval”).

(2)                                  Neither the execution, delivery and performance by the Company or any Company Subsidiary of any Transaction Document, nor the consummation of the transactions contemplated by any Transaction Document, nor compliance by the Company and Company Subsidiaries with any of the provisions of any Transaction Document, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien, upon any of the properties or assets of the Company or any Company Subsidiary under any of the material terms, conditions or provisions of (A) the certificate of incorporation or bylaws of the Company and Company Subsidiaries (or similar governing documents) or (B) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (ii) violate any ordinance, permit, concession, grant, franchise, law, statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets other than, in the case of this subclause (ii), for such violation or violations that would not reasonably be expected to have a Material Adverse Effect.

(3)                                  Other than the securities or blue sky laws of the various states, no material notice to, registration, declaration or filing with any Governmental Entity, no competition or merger control laws of other jurisdictions, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary for the consummation of the transactions contemplated by the Transaction Documents.

(e)                                  Knowledge as to Conditions.  As of the date of this Agreement, the Company Knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation of the transactions contemplated by the Transaction Documents cannot, or should not, be obtained.

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(f)                                    Financial Statements. The audited consolidated balance sheets of the Company and its Subsidiaries as of June 25, 2010, June 26, 2009 and June 27, 2008 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years ended June 25, 2010, June 26, 2009 and June 27, 2008, together with the notes thereto, reported on by Grant Thornton LLP and included in the Company’s Annual Reports on Form 10-K for the fiscal years ended June 25, 2010, June 26, 2009 and June 27, 2008 (the “Company 10-Ks”), as filed with the U.S. Securities and Exchange Commission (the “SEC”), and the unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2010 and related consolidated statements of income and cash flows for the three and six months then ended, included in the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2010 (the “Company 10-Q” and collectively with the Company 10-Ks, the “Company Financial Statements”), (1) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (2) complied as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (3) have been prepared in accordance with GAAP applied on a consistent basis and (4) present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries at the dates set forth therein and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for the periods stated therein.  Neither the Company nor its Subsidiaries has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long term leases or unusual forward or long term commitments, interest rate or foreign currency swap or exchange transaction or other obligation including in respect of derivatives, that are not reflected in the Company Financial Statements.  During the period from June 25, 2010 to and including the date hereof, there has been no disposition other than in the ordinary course of business by the Company or any Company Subsidiary of any material part of its business or property.

(g)                                 Reports.

(1)                                  Since June 27, 2008, the Company and each Company Subsidiary have filed all material reports, registrations, documents, filings, statements and submissions, together with any required amendments thereto, that was required to file with any Governmental Entity (collectively, the “Company Reports”) and have paid all material fees and assessments due and payable in connection therewith.  As of their respective filing dates, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities, as the case may be.  As of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Entity with respect to any Company Report.  Each Company Report contains all of the information required to be included in it and, when it was filed and as of the date of each such Company Report filed with or furnished to the SEC, such Company Report did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they

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were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, or any successor statute (the “Securities Act”), and the Securities Exchange Act of 1934, as amended, or any successor statute (the “Exchange Act”).  No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.

(2)                                  The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of, or appropriate license by, the Company or the Company Subsidiaries or accountants (including all means of access thereto and therefrom).  The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Company Subsidiaries, is made Known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  As of the date of this Agreement, the Company has no Knowledge of any reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.  Since June 27, 2008, (i) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company.

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(h)                                 Properties and Leases.  To the extent reflected in the Company Financial Statements, except for any Permitted Liens and except in each case as would not reasonably be expected to result in a Material Adverse Effect, the Company and each Company Subsidiary have good and marketable title in fee simple free and clear of any material Liens to all the real and personal property reflected in the Company’s consolidated balance sheet as of June 25, 2010 included in the Company 10-K for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business.  Except as would not reasonably be expected to result in a Material Adverse Effect, (i) all leases of real property and all other leases material to the Company or any Company Subsidiary pursuant to which the Company or such Company Subsidiary, as lessee, leases real or personal property are valid and effective in accordance with their respective terms, and (ii) there is not, under any such lease, any existing default by the Company or such Company Subsidiary or any event which, with notice or lapse of time or both, would constitute such a default.  The Disclosure Schedule sets forth a listing of the Other Real Estate Owned (“OREO” ) acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof.  Other than OREO, and except for ordinary wear and tear, all of the buildings, structures, and appurtenances owned, leased, or occupied by the Company or any of its Subsidiaries are in good operating condition and in a state of good maintenance and repair and comply with applicable zoning and other municipal laws and regulations, and there are no latent defects therein.

(i)                                     Taxes.  Each of the Company and its Subsidiaries has filed all material federal, state, county, local and foreign income and other material Tax returns, including information returns, required to be filed by it and all such filed Tax returns are, true, complete and correct in all material respects, and paid all material Taxes owed by it (whether or not shown on such returns) and no material Taxes owed by it or assessments received by it are delinquent.  The federal income Tax returns of the Company and its Subsidiaries for the tax year ended December 31, 2006, and for all tax years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional Taxes for such fiscal years are pending.  Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case that is still in effect, or has pending a request for any such extension or waiver.  Neither the Company nor any Company Subsidiary is a party to any pending action or proceeding, nor to the Company’s knowledge is any such action or proceeding threatened by any Governmental Entity, for the assessment or collection of a material amount of Taxes, interest, penalties, assessments or deficiencies, and no material issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the Tax returns, business or properties of the Company or any Company Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for.  Each of the Company and its Subsidiaries has withheld and paid all material Taxes (determined both individually and in the aggregate) that it is required to withhold from amounts owing to employees, creditors or other third parties.  Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any material Tax sharing or material Tax indemnity agreement or similar contract or arrangement other than any contract or

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agreement between or among the Company and any Company Subsidiary.  Neither the Company nor any Company Subsidiary has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign law.  Neither the Company nor any Company Subsidiary has liability for the Taxes of any person other than the Company or any Company Subsidiary under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law).  For the purpose of this Agreement, the term “Tax” (including, with correlative meaning, the term “Taxes”) shall mean any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added.

(j)                                     Absence of Certain Changes.  Since June 25, 2010, except for publicly disclosed ordinary dividends on the Common Stock, the Company has not made or declared any distribution in cash or in kind to its stockholders or issued or repurchased any shares of its capital stock or other equity interests.  Since June 25, 2010 to and including the date hereof, no event or events have occurred that have had or are reasonably likely to result in a Material Adverse Effect and the Company and its Subsidiaries have been operated in the ordinary course of business consistent with past practice.

(k)                                  Commitments and Contracts.  The Company has provided to the Investors or their representatives true, correct and complete copies of each of the following to which the Company or any Company Subsidiary is a party or to which they or their assets or properties may be subject (whether written or oral, express or implied) (each, a “Company Significant Agreement”):

(1)                                  any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay, liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those that are terminable at will by the Company or such Company Subsidiary);

(2)                                  any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

(3)                                  any labor contract or agreement with any labor union;

(4)                                  any contract containing covenants that limit in any respect the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical

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area in which, or method by which or with whom, the Company or any Company Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

(5)                                  any joint venture, partnership, strategic alliance or other similar contract (including any franchising agreement, but in any event excluding introducing broker agreements); and any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing obligations or contains continuing indemnity obligations of the Company or any of the Company Subsidiaries;

(6)                                  any real property lease and any other lease with annual rental payments aggregating $500,000 or more;

(7)                                  any contract providing for hedging or derivative instruments, including swaps, caps, floors and option agreements, with annual payments that would be reasonably expected to exceed $500,000;

(8)                                  any contract that relates to the incurrence of long-term Indebtedness or the borrowing of money by the Company or any of its Subsidiaries, or the guarantee by the Company or any of its Subsidiaries of any such obligation, in each case that that would reasonably be expected to exceed $500,000;

(9)                                  any agreement that relates to the performance of clearing or execution services; and

(10)                            any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K.

(11)                            Each of the Company Significant Agreements is valid and binding on the Company and its Subsidiaries, as applicable, and is in full force and effect.  The Company and each of the Company Subsidiaries, as applicable, are in all material respects in compliance with and have in all material respects performed all obligations required to be performed by them to date under each Company Significant Agreement.  Neither the Company nor any of the Company Subsidiaries Knows of, or has received notice of, any violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Company Significant Agreement.

(l)                                     Related Party Transactions.  There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions between the Company or any Company Subsidiaries, on the one hand, and the Company, any current or former director or executive officer of the Company or any Company Subsidiaries or any person who Beneficially Owns 5% or more of the Common Stock (or any of such person’s

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immediate family members or Affiliates) (other than Company Subsidiaries), on the other hand.

(m)                               Offering of Securities.  Neither the Company nor any person acting on its behalf has taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Warrants or the Common Stock or the Preferred Stock issuable upon exercise of the Warrants under the Securities Act and the rules and regulations of the SEC promulgated thereunder) which would subject the offering, issuance or sale of any of the Warrants or the Common Stock or Preferred Stock issuable upon exercise of the Warrants to the registration requirements of the Securities Act.

(n)                                 Litigation and Other Proceedings.  Except as set forth in the Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened, claim, action, suit, investigation or proceeding before any arbitrator, Governmental Entity or FINRA against the Company or any Company Subsidiary, nor is the Company or any Company Subsidiary subject to any order, judgment or decree, of any such entity, other than any of the foregoing that, individually or in the aggregate, would not reasonably be expected to result in or give rise to Losses to the Company or the Company Subsidiaries exceeding $100,000.

(o)                                 No Undisclosed Liabilities.  Except for those liabilities that are reflected or reserved against on the balance sheet of the Company 10-Q for the quarterly period ended  December 31, 2010, and except for liabilities that are not material to the Company and that were incurred since  December 31, 2010 in the ordinary course of business consistent with past practice of the Company, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise).

(p)                                 Compliance with Laws.  The Company and each Company Subsidiary:

(1)                                  is in compliance with all applicable federal, state, local or foreign laws, regulations, rules, decrees, judgments, injunctions and orders of any Governmental Entity or stock exchange, except where any failure to so be in compliance as could not reasonably be expected  to have a Material Adverse Effect, and, to the Knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any material violation of, or investigation with respect to, any of the foregoing, except as set forth in the Disclosure Schedule;  and

(2)                                  has all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, Governmental Entities that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of the Company or such Company Subsidiary, except where any failures could not reasonably be expected to have a Material Adverse

15

Effect; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of the Company, no material suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current.

(q)                                 Labor.  Employees of the Company and its Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.  No labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the Company’s Knowledge, threatened against or involving the Company or any Company Subsidiary.

(r)                                    Company Benefit Plans.

“Benefit Plan” means all material employee benefit plans, programs, agreements, policies, practices, or other arrangements providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary contributes or is obligated to contribute or is party, whether or not written, including any material employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, equity-based severance, employment, change of control, consulting or fringe benefit plan, program, agreement or policy.

(1)                                  With respect to each Benefit Plan, (A) the Company and its Subsidiaries have complied, and are now in compliance, in all material respects, with the applicable provisions of ERISA, the Code and all other laws and regulations applicable to such Benefit Plan and (B) each Benefit Plan has been administered in all material respects in accordance with its terms.  Except as would not reasonably be expected to result in a Material Adverse Effect, none of the Company or its Subsidiaries nor any of their respective ERISA Affiliates has incurred any withdrawal liability as a result of a complete or partial withdrawal from a multiemployer plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full.  “ERISA Affiliate” means any entity, trade or business, whether or not incorporated, which together with the Company and its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

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(2)           Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code),  forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of the Company or any Company Subsidiary from the Company or any Company Subsidiary under any Benefit Plan or any other agreement with any employee, including, for the avoidance of doubt, change in control agreements, (ii) materially increase any benefits otherwise payable under any Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding or increase in the funding of any such benefits or (v) result in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.

(3)           Except as would not reasonably be expected to result in a Material Adverse Effect and except for liabilities fully reserved for or identified in the Company Financial Statements, there are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against (i) the Benefit Plans, (ii) any fiduciaries thereof with respect to their duties to the Benefit Plans, or (iii) the assets of any of the trusts under any of the Benefit Plans.

(s)           Status of Securities.  Subject to the receipt of the Stockholder Approval, the Warrants and the Common Stock or the Preferred Stock issuable upon exercise of the Warrants shall have been duly authorized by all necessary corporate action and, when issued, will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other stockholder of the Company.  The Warrants, when executed and delivered by the Company pursuant to this Agreement, will constitute a valid and legally binding agreement of the Company enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditors’ rights generally).

(t)            Risk Management; Derivatives.  Except as would not reasonably be expected to result in a Material Adverse Effect:

(1)           The Company and its Subsidiaries have in place risk management policies and procedures sufficient in scope and operation to protect against risks of the type and in amounts reasonably expected to be incurred by persons of similar size and in similar lines of business as the Company and its Subsidiaries.

(2)           All derivative instruments, including swaps, caps, floors and option agreements, whether entered into for the Company’s own account, or for the account of one or more of the Company Subsidiaries or their customers, were entered into (i) only for purposes of mitigating identified risk and in the

17

ordinary course of business, (ii) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies, and (iii) with counterparties believed by the Company or Company Subsidiary to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of the Company Subsidiaries, enforceable in accordance with its terms.  Neither the Company nor the Company Subsidiaries, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.  The financial position of the Company and the Company Subsidiaries on a consolidated basis under or with respect to each such derivative transaction has been reflected in the books and records of the Company and the Company Subsidiaries in accordance with GAAP consistently applied.

(u)           Foreign Corrupt Practices and International Trade Sanctions.  Neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, agents, employees or, to the Company’s Knowledge, any other persons acting on their behalf (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal, or state legal requirement, (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other person Knowing that the person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iv) has violated or operated in noncompliance with any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations, or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(v)           Environmental Liability.  There is no legal, administrative, or other proceeding, claim or action of any nature seeking to impose, or that could result in the imposition of, on the Company or any Company Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary the result of which would reasonably be expected to result in a Material Adverse Effect; to the Company’s Knowledge, there is no reasonable basis for any such proceeding, claim or action; and neither the Company nor any Company Subsidiary is subject to any agreement, order, judgment or decree by or with any Governmental Entity or third party imposing any such environmental liability.

(w)          Anti-Takeover Provisions Not Applicable.  Assuming the accuracy of the representation set forth in Section 2.2(d), the Board of Directors has taken all necessary action to ensure that the transactions contemplated by the Transaction Documents or any of the transactions contemplated hereby will be deemed to be

18

exceptions to the provisions of Section 203 of the Delaware General Corporation Law and Article 12 of the Certificate of Incorporation, and any other similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law does not and will not apply to the Transaction Documents or to any of the transactions contemplated hereby or thereby.

(x)            Intellectual Property. (a) The Company and the Company Subsidiaries own, or are licensed to use, all Intellectual Property necessary for the conduct of the business as currently conducted, (b) except as has been disclosed in the Company’s filings with the SEC prior to the date hereof, no claim has been asserted and is pending by any person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Company Know of any valid basis for any such claim, and (c) the use of Intellectual Property by the Company and Company Subsidiaries does not infringe on the rights of any person in any respect, except in each case as would not reasonably be expected to  have a Material Adverse Effect.  For the purposes of this Agreement, “Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

(y)           Brokers and Finders.  Except for Sandler O’Neill + Partners, L.P., neither the Company nor any Company Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary, in connection with the Transaction Documents or the transactions contemplated hereby and thereby.

(z)            Agreements with Regulatory Agencies.  Other than the Memorandum of Understanding with the Office of Thrift Supervision, dated July 13, 2010, and the C&D Order, neither the Company nor any Company Subsidiary is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since June 27, 2008, has adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, a “Regulatory Agreement”), nor has the Company or any Company Subsidiary been advised since June 27, 2008 and until the date of this Agreement by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.  The Company and each Company Subsidiary are in compliance in all material respects with each Regulatory

19

Agreement to which it is party or subject, and neither the Company nor any Company Subsidiary has received any notice from any Governmental Entity indicating that either the Company or any Company Subsidiary is not in compliance in all material respects with any such Regulatory Agreement.

(aa)         Broker Dealer and Other Regulated Subsidiaries.

(1)           Each Broker Dealer Subsidiary is a broker and dealer subject to the provisions of Regulation T of the Board of Governors of the Federal Reserve System of the United States (or any successor).  Each Broker Dealer Subsidiary maintains procedures and internal controls reasonably designed to ensure that such Broker Dealer Subsidiary does not extend or maintain credit to or for its customers other than in accordance with the provisions of Regulation T, and members of each such Broker Dealer Subsidiary regularly supervise its activities and the activities of its members, employees and independent contractors to ensure that such Broker Dealer Subsidiary does not extend or maintain credit to or for its customers other than in accordance with the provisions of Regulation T, except for occasional inadvertent failures to comply with Regulation T in connection with transactions which are not, individually or in the aggregate, material either in number or amount.

(2)           Each Broker Dealer Subsidiary is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) or any other self-regulatory body which succeeds to the functions of FINRA, is duly registered as a broker-dealer with the SEC and in each state where the conduct of its business requires such registration, and each employee of the Company or its Subsidiaries that is required to be licensed or qualified with the SEC or any securities or insurance commission or other Governmental Entity is so licensed and qualified.  Neither the Company nor any Company Subsidiary is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  Neither the Company nor any Company Subsidiary is subject to regulation under any Requirement of Law (other than Regulation X of the Board of Governors of the Federal Reserve System of the United States (or any successor)) that limits its ability to incur Indebtedness.  The Company’s only broker dealer subsidiaries are Southwest Securities, Inc. and SWS Financial Services, Inc. (the “Broker Dealer Subsidiaries”).  Other than the Broker Dealer Subsidiaries, no Subsidiary (i) is or has been a broker-dealer within the meaning of the Exchange Act or any other applicable law, (ii) is required to be registered, licensed or qualified as a broker-dealer under the Exchange Act or any other applicable law or (iii) is subject to any material liability or disability by reason of any failure to be so registered, licensed or qualified.

(3)           The information contained in the currently effective Forms ADV and BD, as filed with the SEC by each applicable Company Subsidiary, all state and other federal registration forms, all reports and all material correspondence filed by each applicable Subsidiary with any Governmental Entity

20

under the Exchange Act, the Investment Company Act, the Investment Advisers Act of 1940 (the “Advisers Act”) and under similar state statutes within the three years prior to the date of this Agreement was (or will be, in the case of any forms and reports filed after the date hereof) complete and accurate in all material respects as of the time of filing thereof.

(4)           No material disciplinary proceeding or order is pending or, to the Knowledge of the Company, threatened against the Company, the Company Subsidiaries nor any of their respective directors, officers, employees, “associated persons” (as defined in the Exchange Act) or “affiliated persons” (as defined in the Investment Company Act).

(5)           The accounts of each investment advisory client of the Company or any of its Subsidiaries subject to ERISA have been managed by the Company or its applicable Subsidiary in material compliance with the applicable requirements of ERISA.

(6)           Each of the Company and its Subsidiaries, and each of their respective insurance agents, solicitors, third party administrators, managers, brokers and distributors, have marketed, sold and issued insurance, reinsurance, annuity and other investment products and securities in material compliance with all applicable laws governing sales processes and practices.

(7)           None of the Company, any Company Subsidiary or any director, officer or employee of the Company or any Company Subsidiary has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, except as would not reasonably be expected to result in a Material Adverse Effect.

(bb)         Loan Portfolio.

(1)           Each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) currently outstanding (i) is evidenced by written notes, agreements or other evidences of Indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens which have been perfected and (iii) to the Knowledge of the Company and its Subsidiaries, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms.  The notes or other credit or security documents with respect to each such outstanding loan were in compliance in all material respects with all applicable laws at the time of origination or purchase by the Company or its Subsidiaries and are complete and correct in all material respects.

(2)           None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans

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or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(3)           Except as set forth in the Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries have made any Loans to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O and (iii) all such Loans are and were originated in compliance in all material respects with all applicable laws.

(4)           As of the date hereof, to the Knowledge of the Company and its Subsidiaries (i) the characteristics of each loan portfolio of the Company and its Subsidiaries have not materially changed from the characteristics of the loan portfolio of the Company and its Subsidiaries as of January 31, 2011 and (ii) the characteristics of each Loan of the Company and its Subsidiaries has not materially changed from the characteristics of each Loan of the Company and its Subsidiaries as of January 31, 2011.

(5)           The Company has, prior to the date of this Agreement, provided to the Investors or their representatives true, correct and complete lists of:  (i) all Loans held by the Company or any of its Subsidiaries that, during the past twelve months, have had their respective terms to maturity accelerated or with respect to which the Company or any of its Subsidiaries has notified the borrower of its intention to accelerate the Loan or declare a default, (ii) all Loan commitments or lines of credit that have been terminated or amended by the Company or any of its Subsidiaries during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower, (iii) each borrower, customer or other party which has notified the Company or any of its Subsidiaries during the past twelve months of, or has asserted against the Company or any of its Subsidiaries, orally or in writing, any “lender liability” or similar claim, (iv) all Loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where, during the past twelve months, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith and (v) all assets

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classified by the Company or any of its Subsidiaries as OREO and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(cc)         Accuracy of Information, etc.  No statement or information contained in this Agreement, any other Transaction Document, or any other document, certificate or statement furnished by or on behalf of the Company or any Company Subsidiary to the Investors under any Transaction Document or to the administrative agent under the Credit Agreement, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Transaction Documents, taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading; provided, that any projections contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Investors that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

(dd)         Rights Plan.  The Company has irrevocably and fully exempted each of the Investors and its Affiliates from any poison pill agreement, stockholders’ rights plan or similar plan, instrument, agreement or provision of its Certificate of Incorporation or Bylaws (or other organizational documents) or Requirement of Law that would limit or adversely affect an Investor’s right or ability to acquire shares of any class of capital stock of the Company (a “Rights Plan”).

2.2           Representations and Warranties of the Investors.  Each Investor hereby represents and warrants to the Company, on behalf of itself only and not jointly or severally with the other Investor, that:

(a)           Organization and Authority.  Such Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and has power and authority to own its properties and assets and to carry on its business as it is now being conducted, other than any failure of the foregoing to be accurate that would not prevent such Investor from consummating the transactions contemplated hereby.

(b)           Authorization.  Such Investor has the corporate (or other legal entity) power and authority to enter into the Transaction Documents and to carry out its obligations thereunder.  The execution, delivery and performance of the Transaction Documents by such Investor and the consummation of the transactions contemplated by the Transaction Documents have been duly authorized by such Investor.  Subject to such approvals of Governmental Entities as may be required by statute or regulation, this Agreement is, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of such Investor enforceable against such

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Investor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations, fraudulent transfer or similar laws relating to or affecting creditors generally or by general equitable principles (whether applied in equity or at law).  No other corporate proceedings are necessary for the execution and delivery by such Investor of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.

(c)           Funding Amount.  The Investors shall have sufficient cash or available lines of credit to pay the Funding Amount on the Funding Date.

(d)           Ownership of Capital Stock. As of the date of this Agreement, neither Investor nor any of its respective Subsidiaries or Affiliates, is the beneficial owner of any shares of Common Stock or Company Preferred Stock.

(e)           Qualified Institutional Buyer or Accredited Investor.  Investor is one of the following:

(1)           a “qualified institutional buyer” as defined in Rule 144A under the Securities Act (a “Qualified Institutional Buyer”) that is aware that the sale of the Warrants to such Investor is being made in reliance on Rule 144A under the Securities Act, and is acquiring the Warrants for its own account or for the account of another Qualified Institutional Buyer, as the case may be; or

(2)           an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act that is purchasing the Warrants for its own account, and is not acquiring the Warrants with a present view to any resale or distribution thereof.

(f)            Warrants Not Registered.  Investor understands that the offer and sale of the Warrant and the Warrant Shares have not been registered under the Securities Act or the securities laws of any state and may not be reoffered, resold, pledged or otherwise transferred except in accordance with the provisions of this Agreement, the Warrant and all applicable federal and state securities laws.

ARTICLE III

Covenants

3.1           Interim Operations.  From the date of this Agreement until the earlier of the Funding Date or the termination of this Agreement, unless the prior written consent of the Investors shall have been obtained, the Company covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)           amend the Company’s Certificate of Incorporation or bylaws or the certificate of incorporation or bylaws (or corresponding organizational documents) of any Company Subsidiaries,

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(b)           incur or guarantee any additional Indebtedness except for (i) intercompany Indebtedness, (ii) borrowings under the Company’s credit facilities as in effect on the date of this Agreement and overnight borrowing in the ordinary course of business consistent with past practice.

(c)           repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of the company or any of its Subsidiaries, or make any other distribution in respect of the Company’s capital stock, except for repurchases made in connection with any Benefit Plan or cash dividends on Common Stock not to exceed $0.01 per share for each fiscal quarter;

(d)           except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to and in accordance with the Benefit Plans as in existence on the date hereof, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Common Stock or any other capital stock of the Company or any Subsidiaries, or any stock appreciation rights, or any option, warrant, or other right in respect of the capital stock of the Company or any of its Subsidiaries;

(e)           adjust, split, combine or reclassify any capital stock of the Company or any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Common Stock or any other capital stock of the Company or any of its Subsidiaries, or sell, lease, mortgage, permit any Lien (other than, in the case of the following subclause (ii), Permitted Liens that are not material individually or in the aggregate), or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Company Subsidiaries or (ii) any material asset other than in the ordinary course of business consistent with past practice;

(f)            purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any Person other than a Company Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in the ordinary course of business consistent with past practice;

(g)           (i) other than as required by the agreements executed in connection with this Agreement and identified on the Disclosure Schedule, grant any increase in compensation or benefits to the employees or officers of the Company or any of its Subsidiaries, except for merit-based salary increases for employees other than officers in the ordinary course in accordance with past practice; (ii) pay any (x) severance or termination pay or (y) any bonus, in either case other than as required by written severance policies or written contracts in effect on the date of this Agreement or in the ordinary course of business consistent with past practice; (iii) enter into or amend any severance agreements with employees or officers of the Company or any of its Subsidiaries; (iv) grant any increase in fees or other increases in compensation or other benefits to directors of the Company or any of its Subsidiaries except in the ordinary

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course of business consistent with past practice; or (v) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any stock options or other equity rights or restricted stock, or reprice any stock options or other equity rights granted under a Benefit Plan or authorize cash payments in exchange for any stock options or other equity rights;

(h)           enter into or amend any employment contract between the Company or any of its Subsidiaries and any Person that the Company or such Subsidiary does not have the unconditional right to terminate without liability (other than liability for services already rendered);

(i)            adopt any new Benefit Plan or terminate or withdraw from, or make any change in or to, any Benefit Plans other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such Benefit Plans, except as required by law, the terms of such Benefit Plans as in effect on the date hereof or in the ordinary course of business consistent with past practice;

(j)            make any significant change in any accounting methods or systems of internal accounting controls, except as required by GAAP;

(k)           make, change or revoke any material Tax election, (ii) change any of its methods of accounting for Tax purposes, (iii) settle or compromise any material Tax liability or any Tax disputes, claims, audits, examinations, or other proceedings, (iv) file any material amended Tax return or (v) enter into a “closing agreement” described in Section 7121 of the Code (or any corresponding or comparable provision of state, local or foreign Law);

(l)            commence any litigation other than in the ordinary course of business consistent with past practice, or settle any litigation (i) involving any liability to the Company or any of its Subsidiaries for money damages in excess of $500,000 or materially restricting or otherwise affecting the business or operations of the Company or any of its Subsidiaries or (ii) relating to the transactions contemplated hereby;

(m)          except in the ordinary course of business consistent with past practice, enter into, modify, amend or terminate any Company Significant Agreement or waive, release, compromise or assign any material rights or claims;

(n)           enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking or operating policies except as required by law or by rules or policies imposed by a Governmental Entity;

(o)           make or commit to make any capital expenditure, except (i) capital expenditures of the Company and its Subsidiaries in the ordinary course of business on information technology used in the ordinary course of business not exceeding $5,000,000; and (ii) capital expenditures of the Company and its Subsidiaries in the

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ordinary course of business (other than capital expenditures described in the foregoing clause (i)) not exceeding $3,000,000;

(p)           except as required by law or applicable regulatory authorities, make any material changes in its credit administration policies or loan rating system, or otherwise make any material changes to its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans;

(q)           purchase or lease any real property in respect of any branch or other facility, or, without previously notifying and consulting with Investors, make any application to open, relocate or close, or open, relocate or close any branch or other facility;

(r)            sell, transfer or otherwise dispose of any property or assets that are, individually or in the aggregate, material, except for the sale of, in each case in the ordinary course of business, (i) Small Business Administration Loans, (ii) OREO and (iii) loans through the Mortgage Purchasing Department of the Bank;

(s)           without previously notifying and consulting with Investors, except for Loans or commitments for Loans that have previously been approved by the Bank prior to the date of this Agreement, make or acquire any Loan or issue a commitment (or renew or extend an existing commitment) for any Loan relationship aggregating in excess of $1,000,000, or amend or modify in any material respect any existing Loan relationship, that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of $1,000,000;

(t)            fail to comply with Regulatory Agreements or the C&D Order; or

(u)           agree to take, make any commitment to take, or adopt any resolutions of the Company’s Board of Directors in support of, any of the actions prohibited by this Section 3.1.

3.2           Proxy Statement; Stockholder Approval.  The Company shall prepare and file, as promptly as practicable (but in no event later than 15 calendar days after the date hereof) with the SEC a preliminary proxy statement in connection with a meeting of the Company’s stockholders to obtain the Stockholder Approval, and shall use its reasonable best efforts to have such proxy statement (the “Proxy Statement”) receive clearance from the SEC as promptly as practicable after filing.  The Company shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after (and no later than three Business Days after) clearance thereof.  The Company shall notify the Investors promptly of the receipt of any comments from the SEC or its staff with respect to the Proxy Statement and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply the Investors with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement.  If at any time prior to the Stockholders’ Meeting

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there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement.  The Company shall consult with the Investors prior to filing and mailing the Proxy Statement, or any amendment or supplement thereto, and provide the Investors with a reasonable opportunity to comment thereon.  Subject to Section 3.3, the Board Recommendation shall be included in the Proxy Statement.  The Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after the Proxy Statement has received clearance by the SEC, but in no event later than 60 calendar days after such clearance, to vote on a proposal (the “Stockholder Proposal”) to approve the issuance of the Warrants and the Warrant Shares for purposes of Section 312.03 of the NYSE Listed Company Manual (such meeting, the “Stockholders’ Meeting”).  Subject to Section 3.3, the Board of Directors shall recommend to the Company’s stockholders that such stockholders approve the Stockholder Proposal (the “Board Recommendation”), and shall not modify or withdraw such Board Recommendation other than as permitted by Section 3.3(d).  The Company shall use its reasonable best efforts to solicit proxies in favor of the Stockholder Proposal, subject to Section 3.3.

3.3           No Solicitation.  (a)  Following the date of this Agreement and prior to the earlier of the Funding Date or the date on which this Agreement is terminated pursuant to Article V hereof, the Company and its Subsidiaries will not, and will not permit their respective officers, directors, employees, advisors, agents and representatives, including any investment banker, attorney, advisor or accountant retained by it or any of its Subsidiaries (“Representatives”) to, directly or indirectly, (i) solicit, initiate, encourage (including by providing information or assistance) or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, any proposal that constitutes, or may reasonably be expected to lead to, an Alternative Transaction Proposal, (ii) provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, or have any discussions with, any person relating to or in connection with an actual or proposed Alternative Transaction Proposal, (iii) engage in any discussions or negotiations concerning an Alternative Transaction Proposal, or otherwise encourage or facilitate any effort or attempt to make or implement an Alternative Transaction Proposal, (iv) approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any Alternative Transaction Proposal, or (v) approve, endorse or recommend, agree to or accept, or propose to approve, endorse, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Alternative Transaction Proposal.  The Company shall, and shall cause each of its Subsidiaries and shall use reasonable best efforts to cause its Representatives to, (i) immediately cease and cause to be terminated any activities, discussions or negotiations with any persons conducted heretofore with respect to any Alternative Transaction Proposal, (ii) request the prompt return or destruction of all confidential information

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previously furnished to any person that has made or indicated an intention to make an Alternative Transaction Proposal, and (iii) not waive or amend any “standstill” provision or provisions of similar effect to which it is a part or of which it is a beneficiary.

(b)           Notwithstanding anything to the contrary contained in Section 3.3(a), in the event that, prior to the receipt of Stockholder Approval, the Company receives an unsolicited, bona fide written Alternative Transaction Proposal that did not result from a breach of Section 3.3(a) and that the Company determines, after consulting with its outside counsel and financial advisor, is reasonably expected to lead to a Superior Proposal (as defined in Section 3.3(f)(3)), it may, prior to (but not after) the receipt of Stockholder Approval (and only if and to the extent that the Board of Directors concludes in good faith, after consultation with its outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law):

(1)           Furnish nonpublic information to the person or group of persons making such bona fide written Alternative Transaction Proposal, provided that prior to furnishing any such nonpublic information, the Company receives from such person or group of persons an executed confidentiality agreement containing terms at least as restrictive with respect to such person or group of persons as the terms contained in the confidentiality agreements entered into with either Investor (in the event that the applicable term in the confidentiality agreement with one Investor differs from the applicable term in the confidentiality agreement with the other Investor, the more restrictive of those terms shall govern with respect to the preceding clause); and provided, further, that the Company shall promptly (and in any event within one Business Day) provide or make available to the Investors any nonpublic information that is provided or made available to the person making such bona fide written Alternative Transaction Proposal which was not previously provided or made available to the Investors; and

(2)           Engage in discussions or negotiations with such person or group of persons with respect to such bona fide written Alternative Transaction Proposal.

(c)           As promptly as practicable (and in any event within one Business Day) after receipt of any Alternative Transaction Proposal or any request for nonpublic information or any inquiry that would reasonably be expected to lead to any Alternative Transaction Proposal, the Company shall provide the Investors with a notice of all terms and conditions of such Alternative Transaction Proposal, request or inquiry, including in each case the identity of the person making any such Alternative Transaction Proposal, request or inquiry.  In addition, the Company shall keep the Investors informed on a current basis with respect to any changes in any Alternative Transaction Proposal, request or inquiry.

(d)           Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of Stockholder Approval, the Board of Directors may in response to a Alternative Transaction Proposal, if it concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, withdraw, modify or change the Board Recommendation (a “Change of Recommendation”); provided, that:  (i) the Company shall have complied in all respects with Section 3.3(a), (b) and (c), (ii) the Company shall have notified the Investors in

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writing of its intent to change the Board Recommendation and, prior to effecting such Change of Recommendation, the Company shall have given the Investors three (3) days after delivery of such written notice, an opportunity to propose revisions to the terms of this Agreement (or make another proposal) and if the Investors propose to revise the terms of this Agreement, the Company shall have negotiated in good faith with the Investors with respect to such proposed revisions or other proposal; and (iii) the Board of Directors shall have determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by the Investors, if any, that such Alternative Transaction Proposal constitutes or is reasonably expected to lead to a Superior Proposal.  In the event the Board of Directors makes the determination referred to in clause (iii) of this paragraph and thereafter determines to withdraw, modify or change the Board of Directors Recommendation pursuant to this Section 3.3(d), the procedures referred to above shall apply to any subsequent withdrawal, amendment or change.  In the event of any material revisions to the Alternative Transaction Proposal, the Company shall deliver a new written notice to the Investors and again comply with the requirements of this Section 3.3(d) with respect to such new written notice, except that the period of time referenced in clause (ii) of the foregoing sentence shall be two (2) days with respect to such notice of material revision.  Notwithstanding any Change of Recommendation, this Agreement shall be submitted to the stockholders of the Company at the Stockholders’ Meeting for the purpose of voting on the Stockholder Proposal and nothing contained herein shall relieve the Company of such obligation. In addition to the foregoing, the Company shall not submit to the vote of its stockholders any Alternative Transaction Proposal other than the transactions contemplated hereby.

(e)           Nothing in this Agreement shall prohibit the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking and disclosing to its stockholders any position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if the Board of Directors (after consultation with its legal advisors) concludes that its failure to do so would be inconsistent with its fiduciary duties; provided, that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change of Recommendation unless the Board of Directors expressly and concurrently reaffirms the Board Recommendation.

(f)            As used in this Agreement, the following terms shall have the following meanings:

(1)           “Alternative Transaction” means any transaction or series of related transactions with one or more third persons involving:  (A) any purchase from such party or acquisition (whether by way of a merger, share exchange, consolidation, business combination, consolidation or similar transaction) by any person or “group” of persons (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of a 10% or greater interest in the total outstanding voting securities of such party or any Subsidiary of such party or any tender offer or exchange offer that if consummated would result in any person or group of persons Beneficially Owning 10% or more of the total outstanding voting securities of such party or any Subsidiaries of such party or any merger, consolidation, business combination or similar

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transaction involving such party or any of its Subsidiaries, or (B) any sale, lease, exchange, transfer, license, acquisition or disposition of 10% or more of the assets of such party and its Subsidiaries, taken as a whole;

(2)           “Alternative Transaction Proposal” shall mean any offer, inquiry, proposal or indication of interest (whether binding or non-binding) to the Company or its stockholders or any of its Subsidiaries relating to an Alternative Transaction; and

(3)           “Superior Proposal” means an unsolicited, bona fide written Alternative Transaction Proposal made by a third person (or group of persons acting in concert within the meaning of Rule 13d-5 under the Exchange Act) with respect to (A) any purchase by such party or acquisition (whether by way of a merger, share exchange, consolidation, business combination, consolidation or similar transaction) by any person or “group” of persons (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of at least $100,000,000 in aggregate value that,  if consummated, would result in such person or group of persons Beneficially Owning 24.9% or less of the total outstanding voting securities of the Company or (B) any merger, consolidation or business combination involving the Company or any of its Subsidiaries that, taken as a whole, the Board of Directors has in good faith determined (taking into account, among other things, (1) its consultation with its outside legal counsel and its financial advisors and (2) the terms and conditions of such Alternative Transaction Proposal and this Agreement (taking into account any proposed amendments by the Investors)), to be more favorable, from a financial point of view, to the Company’s stockholders, than the transactions contemplated by this Agreement (taking into account any proposed amendments by the Investors) and to be reasonably capable of being consummated on the terms proposed and within the same period of time, taking into account all other legal, financial, regulatory and other aspects of such Alternative Transaction Proposal and the person making the proposal.

3.4           Regulatory Matters.  (a)  The Company will use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and expiration or termination of any applicable waiting periods, necessary or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Documents (including with respect to the exercise of the Warrant), to perform covenants contemplated by this Agreement and the other Transaction Documents, including any such applications, notices, petitions or filings required to be made by it with Governmental Entities in connection with the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable, and, without limiting the foregoing, shall assist in making a rebuttal of control submission under the HOLA to the OTS or the Federal Reserve, as applicable, not later than 30 calendar days following the date of this Agreement; provided, that nothing contained in this Agreement shall require either Investor or any of their  respective Affiliates to take any action that would (i) result in either Investor or any of their respective Affiliates being deemed to control the Company for purposes of the HOLA or other applicable law or regulation, or (ii) materially adversely affect in the Investors’ good faith judgment the economic or other benefits expected by the Investors of the transactions contemplated by this

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Agreement and the other Transaction Documents to either Investor (the foregoing (i) and (ii) a “Burdensome Condition”), and, for the avoidance of doubt, any requirements to disclose the identities of direct or indirect limited partners, stockholders or members of an Investor or its Affiliates or its investment advisors shall be deemed a Burdensome Condition unless otherwise determined by such Investor in its sole discretion; and, provided, further, that nothing in this Agreement shall obligate an Investor to provide any of its, its Affiliates’ or their control persons’ or direct or indirect equity holders’ nonpublic, proprietary, personal or otherwise confidential information.

(b)           The Investors will have the right to review in advance and consult with the Company, subject to applicable laws relating to the exchange of information, with respect to all the information relating to the Investors, and any of their respective subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement and the Transaction Documents.  The Company agrees to keep the Investors apprised of the status of matters relating to completion of the transactions contemplated hereby and by the Transaction Documents.  The Company shall promptly furnish to the Investors to the extent permitted by applicable laws copies of written communications received by them or the Company Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement or by any other Transaction Document.

(c)           The Company shall not take any action which would reasonably be expected to pose a risk that either Investor or any of its respective Affiliates will become, or control, a “savings and loan holding company” within the meaning of HOLA, or otherwise be deemed to control the Company or have other adverse consequences to the Investors under applicable law or regulation, including without limitation undertaking any redemption, recapitalization or repurchase of Common Stock, of securities or rights, options, or warrants to purchase Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock.  In the event that the Company breaches its obligations under this Section 3.4(c), or enters into a transaction, contemplates entering into a transaction, or otherwise believes that it will or is likely to breach its obligations under this Section 3.4(c), it shall promptly notify the other parties hereto and shall cooperate in good faith with such parties to make arrangements or take any other action, in each case, as determined by the Investors.

(d)           From the date of this Agreement until the earlier of the date of termination of this Agreement and the date when the Stockholder Approval is obtained, the Company shall not, directly or indirectly, amend, modify, or waive, and the Board of Directors shall not recommend approval of any proposal to the stockholders having the effect of amending, modifying or waiving any provision in the Certificate of Incorporation or By-Laws of the Company in any manner adverse to the Investors.

3.5           Access.  From the date of this Agreement until the Funding Date or earlier termination of this Agreement, the Company and its Subsidiaries will afford to each Investor and its representatives (including Affiliates, members, partners, controlling persons, officers and employees of the Investors, and counsel, accountants and other professionals retained by the Investors) such access during normal business hours to its books, records, properties, financial

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and operating information and personnel and to such other information as each Investor may reasonably request.  Without limiting the foregoing, the Company shall provide the monthly financial and operating data that it produces in the ordinary course of its business to the Investors as soon as such information becomes available.  In the event, and to the extent, that, it is reasonably determined that the rights afforded pursuant to this Section 3.5 are not sufficient for purposes of the Department of Labor’s “plan assets” regulations, to the extent such plan assets regulation applies to the investment in the Company, each Investor and the Company shall cooperate in good faith to agree upon mutually satisfactory management access and information rights which satisfy such regulations.

ARTICLE IV

Additional Agreements

4.1           Reservation for Issuance; Exchange Listing.  Following receipt of the Stockholder Approval and prior to the Funding Date, the Company shall have reserved for issuance that number of shares of Common Stock sufficient for issuance upon exercise of the Warrants in full by the Investors, and shall have filed a supplementary listing application with the New York Stock Exchange with respect to the Warrants and the Warrant Shares.

4.2           Indemnity.  (a)  The Company shall indemnify and hold harmless each Investor and its Affiliates, officers, directors, members, stockholders, general or limited partners, employees and agents, and each person who controls either Investor within the meaning of the Exchange Act and the rules and regulations promulgated thereunder (each, an “Indemnified Party”), to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including reasonable attorneys’ fees and disbursements), amounts paid in settlement and other costs (collectively, “Losses”) arising out of or resulting from (1) any inaccuracy in or breach of the Company’s representations or warranties in the Transaction Documents, (2) any breach by the Company of its covenants or other agreements in the Transaction Documents or (3) any Losses arising out of or resulting from any legal, administrative or other proceedings instituted by any Governmental Entity, stockholder of the Company or any other Person (other than each Investor and its Affiliates and the Company and its Subsidiaries) arising out of or related to the transactions contemplated by the Transaction Documents.

(b)           Each Indemnified Party shall give written notice to the Company of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Company of its obligations under this Section 4.2 unless and to the extent that the Company shall have been actually and materially prejudiced by the failure of such Indemnified Party to so notify the Company.  In case any such action, suit, claim or proceeding is brought against an Indemnified Party, such Indemnified Party shall be entitled to hire, at the cost and expense of the Company, counsel and conduct the defense thereof.  The Company agrees that it will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder.

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(c)           For purposes of the indemnity contained in Sections 4.2(a), all qualifications and limitations set forth in such representations and warranties as to “materiality,” “Material Adverse Effect”, “Knowledge” and words of similar import, shall be disregarded in determining whether there shall have been any inaccuracy or breach of any representations and warranties in this Agreement and shall likewise be disregarded in determining the amount of Losses incurred or resulting in connection therewith.

(d)           The Company shall not be required to indemnify Investors pursuant to Section 4.2(a)(1) other than with respect to the Specified Representations: (i) for any claim unless the amount of such claim exceeds $50,000 (for purposes of this subsection 4.2(d)(i), claims based upon the same or substantially the same facts or provisions shall be aggregated and considered as one individual claim), (ii) until the Investors’ aggregate amount of Losses (excluding any claim of less than $50,000 with respect to which the Company is not required to provide indemnification because of the foregoing subclause (i), but including the full amount of any claim in excess of $50,000) exceeds $1,000,000, whereupon Investors shall be entitled to indemnification for all Losses from the first dollar, and (iii) for any Losses in a cumulative aggregate amount exceeding $10,000,000.

(e)           No Indemnified Party shall be entitled to receive indemnification proceeds hereunder with respect to any Loss that exceed the amount of such Loss, it being understood that the purpose of this sentence is solely to preclude a duplicate or windfall recovery by any Indemnified Party.  For purposes of this Section 4.2, “Losses” shall not include speculative, exemplary or punitive damages; provided, however, that the foregoing shall not limit the right of an Indemnified Party to indemnification in accordance with this Agreement for any claim, settlement, award or judgment against such party or any component of the foregoing by any third party or any amount payable to a third party.

(f)            The obligations of the Company under this Section 4.2 shall survive the Funding Date and any termination of this Agreement.  The indemnification rights contained in this Section 4.2 are not limited or deemed waived by any investigation or knowledge by the Investors.

(g)           Any indemnification payments pursuant to this Section 4.2 shall be treated as an adjustment to the Funding Amount (which shall be allocated proportionally between the Warrant Amount and the Loan Amount) for U.S. federal income and applicable state and local Tax purposes, unless a different treatment is required by applicable law.

4.3           No Change in Control.  The Company shall and shall cause the Company Subsidiaries to take all actions necessary to ensure that none of the transactions contemplated hereby shall give rise to a change in control under, or result in the breach or the violation of, or the acceleration of any right under, or result in any additional rights, or the triggering of any anti-dilution adjustment under the Benefit Plans, any employment agreements with any officer of the Company or any Company Subsidiary or any other contract or agreement to which the Company or any Company Subsidiary is a party, including without limitation having any such contracts or agreements waived in writing or amended prior to Funding.

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4.4           Rights Plan.  The Company shall not adopt or allow to exist any Rights Plan from which each Investor and its Affiliates is not fully exempt.

ARTICLE V

Termination

5.1           Termination.  This Agreement may be terminated prior to the Funding Date:

(a)           by the written agreement of the Company and the Investors;

(b)           by either party, upon written notice to the other parties, in the event that:

(1)           the Funding does not occur on or before the date that is six months after the date of this Agreement (the “Outside Date”); provided, that the Investors may, if any of the conditions set forth in Sections 1.2(b)(1)(iv), 1.2(b)(1)(v), 1.2(b)(2)(viii) or 1.2(b)(2)(ix) are not satisfied, by written notice to the Company extend the Outside Date one or more times to a date no later than the date that is nine months after the date of this Agreement, and all references to the Outside Date in the Transaction Documents shall refer to the Outside Date as so extended; and provided, further, that a party whose failure to perform or observe its covenants and agreements under this Agreement resulted in the Funding Date not occurring by the Outside Date shall not be entitled to terminate this Agreement under this Section 5.1(b)(1); or

(2)           any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable; or

(c)           by the Company:

(1)           if the Investors breach any representation, warranty or covenant of this Agreement which breach would cause any of the conditions set forth in Section 1.2(b)(1) and (3) not to be satisfied and such breach is not cured within the earlier to occur of the date that is twenty (20) Business Days after written notice thereof and the Outside Date;

(d)           by the Investors, in the event that:

(1)           at any time prior to the Funding Date, the Board of Directors (A) effects a Change of Recommendation or (B) publicly approves, endorses or recommends or publicly proposes to approve, endorse or recommend any Alternative Transaction Proposal;

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(2)           a Stockholders’ Meeting has been held and the Stockholder Approval contemplated by this Agreement shall not have been obtained;

(3)           either Investor or any of their respective Affiliates receives written notice from or is otherwise advised by the OTS or the Federal Reserve, as may be applicable at the time of such determination, that the OTS or the Federal Reserve, respectively, will not grant (or intends to rescind or revoke if previously granted, including, with respect to the Federal Reserve, written confirmations previously granted by the OTS) any of the written confirmations or determinations described in Section 1.2(b)(1)(iv) and (v);

(4)           the Company breaches any representation, warranty or covenant of this Agreement which breach would cause any of the conditions set forth in Section 1.2(b)(1) and (2) not to be satisfied and such breach is not cured within the earlier to occur of the date that is twenty (20) Business Days after written notice thereof and the Outside Date; or

(5)           if any of the conditions to Funding set forth in Section 1.2(b)(2) are not capable of being satisfied on or before the Outside Date.

5.2           Effects of Termination.  In the event of any termination of this Agreement as provided in Section 5.1, this Agreement (other than Section 4.2, this Article V, and Article VI and all applicable defined terms, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided that nothing herein shall relieve any party from liability for willful breach of this Agreement or breach of this Agreement prior to any termination hereof.

5.3           Fees and Expenses.  (a)  Simultaneously with the execution of this Agreement, the Company shall pay the Investors an amount of cash equal to $1,000,000 in immediately available funds to accounts specified by the Investors in respect of reimbursement of certain costs and expenses incurred by the Investors in connection with due diligence of the Company and preparation and negotiation of the Transaction Documents.

(b)           In the event that this Agreement is terminated:

(1)           by the Investors pursuant to Section 5.1(d)(1), the Company shall pay the Investors $3,500,000 in immediately available funds (the “Termination Fee”) no later than three Business Days after the date of such termination;

(2)           (I) (i) by either party pursuant to Section 5.1(b)(1) or (ii) the Investors pursuant to Section 5.1(d)(2) or Section 5.1(d)(4), (II) prior to the date of termination (in the case of termination pursuant to Section 5.1(b)(1) or Section 5.1(d)(4)) or the Stockholders’ Meeting (in the case of termination pursuant to Section 5.1(d)(2)), an Alternative Transaction Proposal shall have been made to the Company or made public, and (III) within twelve months of termination of this Agreement, the Company enters into an agreement with respect to, or consummates, a transaction with respect to an Alternative

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Transaction Proposal, then the Company shall pay the Investors the Termination Fee (less any Additional Reimbursement Amount already paid to Investors pursuant to Section 5.3(b)(3)) within three Business Days of the date of entry into such agreement or consummation of such transaction, whichever is earlier; or

(3)                                  by the Investors pursuant to Section 5.1(d)(2), Section 5.1(d)(4) or Section 5.1(d)(5), other than based on a failure to satisfy the conditions to Funding set forth in Section 1.2(b)(2)(viii), Section 1.2(b)(2)(ix) or Section 1.2(b)(2)(xii) (for which no Additional Reimbursement Amount shall be due), the Company shall pay the Investors $250,000 in the aggregate in immediately available funds (the “Additional Reimbursement Amount”) within three Business Days of such termination.

(c)                                  Other than as set forth in this Section 5.3, each of the parties will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated under the Transaction Documents.  Upon the receipt by the Investors of the Termination Fee or the Additional Reimbursement Amount and other than with respect to fraud or intentional breach or misrepresentation or termination pursuant to Section 5.1(d)(4), the Investors shall not be entitled to obtain money damages against the Company in respect of a breach of this Agreement.

ARTICLE VI

Miscellaneous

6.1                                 Survival.  Each of the representations and warranties set forth in this Agreement shall survive for a period of fifteen months following the Funding Date or date upon which this Agreement is terminated, if terminated prior to the Funding Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period) and thereafter shall expire and have no further force and effect; provided that the representations and warranties in Sections 2.1(a), 2.1(b), 2.1(c), 2.1(d), 2.1(y) shall survive indefinitely, the representations and warranties in Section 2.1(i) shall survive until 60 days following the expiration of the applicable statutory periods of limitations, and the representation and warranty contained in Section 2.1(dd) shall survive until the earlier of (a) one year following the termination of this Agreement and (b) the first date following the completion of the Funding upon which the Investors and their Affiliates do not collectively beneficially own a Qualifying Ownership Interest (as defined in the Investor Rights Agreement).  The representations referenced in the proviso of the immediately preceding sentence are referred to as the “Specified Representations.”  Except as otherwise provided herein, all covenants and agreements contained herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative.

6.2                                 Amendment.  No amendment or waiver of this Agreement will be effective with respect to any party unless made in writing and signed by a duly authorized officer of such party.

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6.3                                 Waivers.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The conditions to each party’s obligation to consummate the Funding are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.  No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

6.4                                 Counterparts and Facsimile.  For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.  Executed signature pages to this Agreement may be delivered by facsimile or electronically in portable document format (pdf) and such facsimiles or pdfs will be deemed as sufficient as if original signature pages had been delivered.

6.5                                 Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof.  Each of the parties hereto hereby irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over the matter is vested in the federal courts, any court of the United States located in the State of Delaware for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, (ii) agrees not to commence any litigation relating thereto except in such courts, (iii) waives any objection to the laying of venue of any such litigation in such courts and (iv) agrees not to plead or claim in such courts that such litigation brought therein has been brought in any inconvenient forum.  Each of the parties hereto agrees, (A) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (B) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service.  Service made pursuant to this Section shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

6.6                                 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.7                                 Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

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(1)                                  If to Hilltop:

Hilltop Holdings Inc.
200 Crescent Court, Suite 1330
Dallas, Texas  75201

Attn:	President
Facsimile:	(214) 855-2173

with a copy to (which copy alone shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019-6150

Attn:	David E. Shapiro
Facsimile:	(212) 403-2000

(2)                                  If to Oak Hill:

Oak Hill Capital Partners
65 East 55th Street, 32nd Floor
New York, NY  10022

Attn:	Douglas Kaden
Facsimile:	(212) 527-8450

with a copy to (which copy alone shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017

Attn:	Lee A. Meyerson
Elizabeth A. Cooper
Facsimile:	(212) 455-2502

(3)                                  If to the Company:

SWS Group, Inc.
1201 Elm Street, Suite 3500
Dallas, Texas  75270

Attn:	General Counsel
Facsimile:	(214) 859-6020

with copies to (which copy alone shall not constitute notice):

Andrews Kurth, LLP
1717 Main Street, Suite 3700
Dallas, TX 75201

Attn:	Ronald L. Brown
Facsimile:	(214) 659-4819

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6.8                                 Entire Agreement, Etc.  This Agreement (including the Exhibits and Disclosure Schedule) and the Transaction Documents constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof; (b) the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, and with respect to the Investors, their permitted assigns; and (c) without the prior written consent of all parties hereto, this Agreement will not be assignable by any means whatsoever, whether voluntary, involuntary, by operation of law or otherwise (any attempted assignment in contravention hereof being null and void), except that each Investor shall be permitted to assign its rights or obligations hereunder to any Affiliate entity (any such transferee shall be included in the term “Investor”)).

6.9                                 Other Definitions.  Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time.  All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement.  When used herein:

(1)                                  the word “or” is not exclusive;

(2)                                  the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(3)                                  the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(4)                                  the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.  For purposes of this definition, the (i) Company and any of its Affiliates are not Affiliates of Hilltop Holdings Inc. or Oak Hill Capital Partners III, L.P. or any of their respective Affiliates and (ii) Hilltop Holdings Inc. and any of its Affiliates are not Affiliates of Oak Hill Capital Partners III, L.P. or any of its Affiliates;

(5)                                  “Beneficially Own,” “Beneficial Owner” and “Beneficial Ownership” are used herein as defined in Rules 13d-3 and 13d-5 of the Exchange Act;

(6)                                  “Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of

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New York generally are authorized or required by law or other governmental actions to close;

(7)                                  “Capital Lease Obligations”  means as to any person, the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for the purposes of this Agreement or the Credit Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

(8)                                  “Group Member” has the collective reference to the Company and the Company Subsidiaries.

(9)                                  “Guarantee Obligation” means as to any person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another person (including any bank under any letter of credit) that guarantees or in effect guarantees, any indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

(10)                            “Guarantor” has the meaning given to it in the Credit Agreement.

(11)                            “Indebtedness”: of any person at any date, without duplication, (a) all indebtedness of such person for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services (other than trade payables incurred

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in the ordinary course of such person’s business), (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such person, (f) all obligations of such person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred capital stock of such person, (h) all Guarantee Obligations of such person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such person, whether or not such person has assumed or become liable for the payment of such obligation, (j) all obligations of such person in respect of Swap Agreements and (k) all obligations or liabilities of such person arising from a Repo Transaction; provided, that the term “Indebtedness” shall not include (A) payments with respect to deferred employee compensation, (B) agreements providing for indemnification, for the adjustment of purchase price or for similar adjustments in connection with acquisitions or a dispositions permitted by the Credit Agreement or (C) any obligations of such person in respect of any lease pursuant to which such person is the lessee that is accounted for as an operating lease in accordance with GAAP.  The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such person is not liable therefor.

(12)                            “Investor Rights Agreement” refers to the Investor Rights Agreement, by and between the Investors and the Company, in the form attached as Exhibit C hereto.

(13)                            “to the Knowledge of the Company” or “Company’s Knowledge” or “Knowledge” and words of similar import means (i) with respect to the representation set forth in Section 2.1(bb)(4)(ii) only, the actual knowledge, after reasonable inquiry, of John L. Holt, Jr. and (ii) other than with respect to the representation set forth in Section 2.1(bb)(4)(ii), the actual knowledge, after reasonable inquiry, of James H. Ross, John L. Holt, Jr., Stacy M. Hodges, Daniel R. Leland, Richard H. Litton, Paul D. Vinton, Allen R. Tubb and Mike Cogliano;

(14)                            “Material Adverse Effect” means any circumstance, event, change, development or effect that, individually or in the aggregate, would (1) be material and adverse to the business, property, operations, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, other than to the extent resulting from (i) adverse changes after the date of this Agreement in the United States economy (so long as Company is not disproportionately affected thereby); (ii) adverse changes after the date of this Agreement in the industries in which Company

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operates (so long as Company is not disproportionately affected thereby); (iii) the announcement or pendency of the transactions contemplated by this Agreement ; (iv) the failure to meet analysts’ projections, in and of itself (provided that the underlying reason for such failure to meet projections shall not be excluded by this subsection (iv)); (v) changes in laws after the date of this Agreement (so long as Company is not disproportionately affected thereby); (vi) changes in GAAP after the date of this Agreement; or (vii) acts of war or terrorism after the date of this Agreement;  or (2) materially impair the ability of the Company to perform its obligations under this Agreement or materially threaten or impede or delay the consummation of the transactions contemplated hereby.

(15)                            “Permitted Liens” means (i) Liens for taxes and other governmental charges and assessments which are not yet due and payable, (ii) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable, and (iii) other Liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection.

(16)                            “person” or “Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act;

(17)                            “Requirement of Law” means as to any person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Entity, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.

(18)                            “Repo Transaction”  means any of the following:  repurchase agreements, reverse repurchase agreements, sell buy backs and buy sell backs agreements, securities lending and borrowing agreements and any other agreement or transaction similar to those referred to above in this definition.

(19)                            “Swap Agreement”:  any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be a “Swap Agreement”.

(20)                            the term “Subsidiary” means any entity or person that is controlled by another entity or person.  For purposes of this definition, an entity or person controls another entity or person if it (i) owns, controls, or holds the power to vote 25% of any

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class of voting securities of such other entity or person, (ii) controls in any manner the election of a majority of the other entity’s or person’s board of directors (or equivalent positions), or (3) has the power to exercise, directly or indirectly, a controlling influence over the management or policies of such other entity or person.

(21)                            “Transaction Documents” refers collectively to this Agreement, the Credit Agreement and the Notes issued thereunder, the Warrants and the Investor Rights Agreement, together in each case with any amendments, supplements or modifications thereto and the Loan Documents (as defined in the Credit Agreement).

6.10                           Captions.  The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

6.11                           Severability.  If any provision of this Agreement or the application thereof to any person (including, the officers and directors of the Investors and the Company) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

6.12                           No Third Party Beneficiaries.  Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto, any benefit right or remedies, except that the provisions of Section 4.2 shall inure to the benefit of the persons referred to in that Section.

6.13                           Public Announcements.  Subject to each party’s disclosure obligations imposed by law or regulation, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement or the other Transaction Documents, and no party hereto will make any such news release or public disclosure without first consulting with the other party hereto and receiving its consent (which shall not be unreasonably withheld, conditioned or delayed), and each party shall coordinate with the other with respect to any such news release or public disclosure.

6.14                           Remedies.  The Company agrees that irreparable damage would occur in the event that the Company breaches any of the provisions of this Agreement or fails to perform this Agreement in accordance with its specific terms.  It is accordingly agreed that the Investors shall be entitled to obtain specific performance against the Company of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.  The Company further agrees that (a) it has and shall have no legal or equitable recourse against any of either Investor’s Affiliates, officers, directors, members, stockholders, general or limited partners, employees and agents, or any person who controls either Investor within the meaning of the Exchange Act and the rules and regulations promulgated thereunder in connection with or otherwise arising out of this Agreement, the Transaction Documents or the transactions

44

contemplated thereby, (b) it is not entitled to obtain specific performance or other equitable or injunctive relief against the Investors in connection with this Agreement, the Transaction Documents or the transactions contemplated thereby or otherwise, (c) in no event shall any Investor bear any liability for any action or omission of the other Investor, and (d) under no circumstances shall any Investor be liable to the Company for monetary damages exceeding $5,000,000 individually or $10,000,000 in the aggregate for both Investors in connection with or arising out of any breach (including any willful or intentional breach) of this Agreement or any Transaction Document or otherwise in connection with or arising out of the transactions contemplated thereby.

45

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

SWS GROUP, INC.

By:	/s/ James H. Ross
	Name:	James H. Ross
	Title:	Chief Executive Officer

HILLTOP HOLDINGS INC.

By:	/s/ Corey Prestidge
	Name:	Corey Prestidge
	Title:	General Counsel and Secretary

OAK HILL CAPITAL PARTNERS III, L.P.

By:	OHCP GenPar III, L.P., its general partner
By:	OHCP MGP Partners III, L.P., its general partner
By:	OHCP MGP III, Ltd., its general partner

By:	/s/ John Monsky
	Name:	John Monsky
	Title:	Vice President

OAK HILL CAPITAL MANAGEMENT PARTNERS III, L.P.

By:	OHCP GenPar III, L.P., its general partner
By:	OHCP MGP Partners III, L.P., its general partner
By:	OHCP MGP III, Ltd., its general partner

By:	/s/ John Monsky
	Name:	John Monsky
	Title:	Vice President

[Signature Page to Funding Agreement]

EXHIBIT A

$100,000,000

CREDIT AGREEMENT

among

SWS GROUP, INC.,

as Borrower,

The Subsidiaries of SWS Group, Inc. from Time to Time Parties Hereto,

as Guarantors,

The Several Lenders from Time to Time Parties Hereto,

and

[                                ],

as Administrative Agent

Dated as of                          , 2011

6.1	Financial Condition Covenants	27
6.2	Indebtedness	27
6.3	Liens	29
6.4	Fundamental Changes	30
6.5	Disposition of Property	31
6.6	Restricted Payments	32
6.7	Capital Expenditures	32
6.8	Investments	33
6.9	Transactions with Affiliates	34
6.10	[Reserved]	34
6.11	Changes in Fiscal Periods	34
6.12	Lines of Business	34
6.13	Limitation on Certain Restrictions on Subsidiaries	34

SECTION 7.	EVENTS OF DEFAULT	35

SECTION 8.	THE ADMINISTRATIVE AGENT	37

8.1	Appointment	37
8.2	Delegation of Duties	37
8.3	Exculpatory Provisions	37
8.4	Reliance by Administrative Agent	38
8.5	Notice of Default	38
8.6	Non-Reliance on Administrative Agent and Other Lenders	39
8.7	Indemnification	39
8.8	Agent in Its Individual Capacity	39
8.9	Successor Administrative Agent	40

SECTION 9.	MISCELLANEOUS	40

9.1	Amendments and Waivers	40
9.2	Notices	41
9.3	No Waiver; Cumulative Remedies	42
9.4	Survival of Representations and Warranties	42
9.5	Payment of Expenses and Taxes	43
9.6	Successors and Assigns; Participations and Assignments	44
9.7	Adjustments; Set-off	46
9.8	Counterparts	47
9.9	Severability	47
9.10	Integration	47
9.11	GOVERNING LAW	47
9.12	Submission To Jurisdiction; Waivers	47
9.13	Acknowledgements	48
9.14	Releases of Guarantee	48
9.15	Confidentiality	48
9.16	WAIVERS OF JURY TRIAL	49
9.17	USA PATRIOT Act	49

ii

SECTION 10.	GUARANTEE	49

10.1	Guarantee	49
10.2	No Subrogation	50
10.3	Amendments, etc. with respect to the Obligations	50
10.4	Guarantee Absolute and Unconditional	51
10.5	Reinstatement	51
10.6	Payments	52

iii

SCHEDULES:

1.1A                       Commitments

1.1B                         Broker-Dealer Subsidiaries

6.2(e)                   Existing Indebtedness

6.3(f)                     Existing Liens

6.8                                 Existing Investments

EXHIBITS:

A                                      Form of Compliance Certificate

B                                        Form of Assignment and Assumption

C                                        Form of Exemption Certificate

D                                       Form of Joinder Agreement

CREDIT AGREEMENT (this “Agreement”), dated as of [                  ] [    ], 2011 among SWS GROUP, INC., a Delaware corporation (the “Borrower”), the Subsidiaries of the Borrower from time to time parties to the Agreement, as Guarantors, the several banks and other institutions or entities from time to time parties to this Agreement (the “Lenders”), and [                    ], as Administrative Agent.

The parties hereto hereby agree as follows:

SECTION 1.                                DEFINITIONS

1.1                                 Defined Terms

As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Act”:  as defined in Section 9.17.

“Administrative Agent”:  [                        ], as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”:  with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise. For purposes of Section 6.9, “Affiliate” shall also include a Person with the power, directly or indirectly, to vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person. For all purposes of this definition (including as it relates to Section 6.9), the Borrower and any of its Affiliates are not Affiliates of the Lenders or any of their respective Affiliates.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to the aggregate then unpaid principal amount of such Lender’s Loans.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  as defined in the preamble hereto.

“Applicable Premium”: with respect to any Loans prepaid on any applicable Prepayment Date, the present value at such Prepayment Date of all required interest payments due on such Loans through the Maturity Date (excluding accrued but unpaid interest as of the applicable Prepayment Date), computed using a discount rate equal to the sum of (a) the Treasury Rate as of such Prepayment Date, plus (b) 50 basis points.

“Assignee”:  as defined in Section 9.6(b).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit B.

“Bank”: Southwest Securities, FSB.

“Bank Reserve”:  as defined in Section 5.10.

“Benefited Lender”:  as defined in Section 9.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Broker-Dealer Subsidiaries”: the Subsidiaries listed on Schedule 1.1B and any other Subsidiary that becomes a registered broker-dealer after the date hereof.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in the States of New York or Texas generally are authorized or required by law or other government actions to be closed.

“C & D Order”: the Order to Cease and Desist, effective as of February 4, 2011, issued to the Bank by the Office of Thrift Supervision, acting by and through its Regional Director for the Western Region.

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000 or (i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“C.F.R.”: the Code of Federal Regulations, as in effect from time to time.

“Closing Price” of any security on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the New York Stock Exchange on such date.  If the Common Stock is not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Borrower and reasonably acceptable to the Warrantholders for this purpose.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”:  to any Lender, the obligation of such Lender, if any, to make a Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A.  The aggregate amount of the Commitments is $100,000,000.

“Common Stock” means the Borrower’s common stock, par value $0.10 per share (or other relevant capital stock or equity interest of the Borrower), and any Capital Stock for or into which such Common Stock hereafter is exchanged, converted, reclassified or recapitalized by the Borrower or pursuant to an agreement or a merger, consolidation, reorganization, statutory share exchange or similar transaction to which the Borrower is a party.

“Commonly Controlled Entity”: any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code and all other entities which, together with such Borrower, are treated as a single employer under Section 414 of the Code.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit A.

“Consolidated Net Income”:  for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary; provided, further, that clause (c) above shall not exclude the undistributed earnings of any Subsidiary in situations where the only restriction on the ability of such Subsidiary to declare or pay dividends or make similar distributions arises from regulatory restrictions (or Contractual Obligations relating to compliance with law or regulatory restrictions).

“Continuing Directors”:  the directors of the Borrower on the date hereof and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Default”:  any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition”:  with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Event of Default”:  any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: as defined in Section 7(j).

“Excluded Foreign Subsidiary”:  any Foreign Subsidiary in respect of which the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Excluded Regulated Subsidiary”: any Subsidiary that is a registered broker-dealer, bank or other regulated entity in respect of which the guaranteeing by such Subsidiary of the Obligations would (a) be prohibited by federal law or regulation or any form of action or directive by a federal agency that supervises the Subsidiary or, (b) in the good faith judgment of the Borrower, result in adverse regulatory consequences to such Subsidiary, or impair the conduct of the business of such Subsidiary.

“Excluded Taxes”: as defined in Section 2.8(a).

“Exercise Price”: as defined in the Warrants.

“FATCA”: Section 1471 through 1474 of the Code and any regulations with respect thereto or official interpretations thereof.

“FDI Act”:  as defined in Section 6.1(d).

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by it.

“FINRA”: the Financial Industry Regulatory Authority or any other self-regulatory body which succeeds to the functions of the Financial Industry Regulatory Authority.

“Foreign Subsidiary”:  any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funding Agreement”: that certain Funding Agreement, dated as of March 20, 2011, between the Borrower, Hilltop Holdings Inc., a Maryland corporation, Oak Hill Capital Partners III, L.P., a Cayman Islands exempted limited partnership and Oak Hill Capital Management Partners III, L.P., a Cayman Islands exempted limited partnership.

“Funding Office”:  the office of the Administrative Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 6.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 2.1(f) of the Funding Agreement.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then, at the request of the Borrower or the Administrative Agent, the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”:  the collective reference to the Borrower and its Subsidiaries.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor”:  each Subsidiary of the Borrower other than (a) any Excluded Foreign Subsidiary (or any Subsidiary thereof) and (b) any Excluded Regulated Subsidiary (or any Subsidiary thereof).

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) for the purposes of Section 7(e) only, all obligations of such Person in respect of Swap Agreements and (k) all obligations or liabilities of such Person arising from a Repo Transaction; provided, that the term “Indebtedness” shall not include (A) payments with respect to deferred employee compensation, (B) agreements providing for indemnification, for the adjustment of purchase price or for similar adjustments in connection with a Permitted Acquisition or a Disposition permitted by Section 6.5 or (C) any obligations of such Person in respect of any lease pursuant to which such Person is the lessee that is accounted for as an operating lease in accordance with GAAP.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such

Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities”:  as defined in Section 9.5.

“Indemnitee”:  as defined in Section 9.5.

“Ineligible Institution”: shall mean the Persons identified in writing to the Administrative Agent by the Borrower on the Closing Date.

“Initial Bank Contribution Amount”:  as defined in Section 5.10.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  the last day of each March, June, September and December to occur while the Loans are outstanding and the Maturity Date.

“Investments”:  as defined in Section 6.8.

“Lenders”:  as defined in the preamble hereto.

“Leverage Ratio”: as defined in 12 C.F.R. 325.2(m) (incorporating other terms defined in 12 C.F.R. 325.2 and calculations in accordance with 12 C.F.R. part 325).

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”:  as defined in Section 2.1.

“Loan Documents”:  this Agreement, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”:  each Group Member that is a party to a Loan Document.

“Material Adverse Effect”:  a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Maturity Date”: the day prior to the fifth anniversary of the date hereof.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Excluded Taxes”:  as defined in Section 2.8(a).

“Non-U.S. Lender”:  as defined in Section 2.8(d).

“Notes”:  the collective reference to any promissory note evidencing Loans.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”:  as defined in Section 9.6(c).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: any acquisition of all or substantially all the assets of, or shares or other equity interests in, a Person or division or line of business of a Person that is in the same line of business of the Borrower if immediately after giving effect thereto:  (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) any acquired or newly formed corporation, partnership, association or other business entity shall be a Wholly Owned Subsidiary, or a Domestic Subsidiary in which an Investment is permitted (and to the extent permitted) pursuant to Section 6.8, and all actions required to be taken, if any, with respect to such acquired or newly formed Subsidiary under Section 5.9 shall have been taken and (c) the Borrower and the Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in Section 6.1 recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and the

Subsidiaries as if such acquisition and related financings or other transactions had occurred on the first day of each relevant period for testing such compliance.

“Person”:  an individual, partnership, corporation, limited liability company, joint stock company, trust (including statutory trust or business trust), unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan that is covered by Title IV ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Condition”: as of any date, the condition that the Closing Price of the Common Stock shall exceed 150% of the Exercise Price on at least 20 Trading Days out of the 30 consecutive Trading Days immediately preceding such date.

“Prepayment Date”: means, in respect of any Loan, (a) in the event that the Lender holding such Loan is a Warrantholder, the earlier of (i) the date of delivery of notice by such Lender to Borrower that such Lender elects not to apply any of the proceeds of the prepayment of principal of its respective Loan toward the payment of the Exercise Price of such Warrantholder’s Warrants and (ii) the expiration of the Applicable Period (as defined in such Warrantholder’s Warrants), as such period may be extended pursuant to the terms of such Warrants, or (b) in the event that the Lender holding such Loan is not a Warrantholder, 30 days following the Borrower’s delivery of the applicable prepayment notice to the Administrative Agent.

“pro forma”:  all pro forma computations required to be made hereunder giving effect to any acquisition, investment, sale, disposition, merger or similar event shall reflect on a pro forma basis such event and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, and may also reflect any projected synergies or similar benefits expected to be realized as a result of such event to the extent such synergies or similar benefits would be permitted to be reflected in financial statements prepared in compliance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended.

“Properties”: the facilities and properties owned, leased or operated by any Group Member.

“Register”:  as defined in Section 9.6(b)(iii).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repo Transaction”: any of the following: repurchase agreements, reverse repurchase agreements, sell buy backs and buy sell backs agreements, securities lending and borrowing agreements and any other agreement or transaction similar to those referred to above in this definition.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043 pursuant to PBGC regulations promulgated under Section 4043 of ERISA as in effect on the date hereof.

“Required Lenders”:  holders of at least 80 % the aggregate unpaid principal amount of the Loans then outstanding.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the Chief Executive Officer, President or Chief Financial Officer of the Borrower, but in any event, with respect to financial matters, the Chief Financial Officer of the Borrower or persons acting in such capacities.

“Restricted Payments”:  as defined in Section 6.6.

“SEC”:  the United States Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Subordinated Indebtedness”: Indebtedness of the Borrower that is subordinated in right of payment to the Obligations, provided, that such Indebtedness has (a) no maturity, amortization, mandatory redemption or repurchase option or sinking fund payment prior to the date that is six months after the Maturity Date, (b) customary subordination provisions as shall be reasonably satisfactory to the Administrative Agent and (c) no financial maintenance or performance covenants, unless such Indebtedness shall also have standstill provisions as shall be reasonably satisfactory to the Administrative Agent.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Agreement”:  any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Tangible Net Worth”:  means, as of any date:  (a) the total assets of the Borrower and its Subsidiaries which would appear on a consolidated balance sheet of the Borrower and its Subsidiaries as of such date, prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, minus (b) the total liabilities of the Borrower and its Subsidiaries which would appear on a consolidated balance sheet of the Borrower and its Subsidiaries as of such date, prepared in accordance with GAAP, minus (c) the net book amount of all intangible assets of the Borrower and its Subsidiaries (including without limitation goodwill and intellectual property, after deducting any reserves applicable thereto) which would appear on a consolidated balance sheet of the Borrower and its Subsidiaries as of such date, prepared in accordance with GAAP.

“Taxes”: any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, together with any interest, penalties and additions thereto.

“Tier 1 Risk-Based Capital Ratio”: as defined in 12 C.F.R. 325.2(w) (incorporating other terms defined in 12 C.F.R. 325.2 and calculations in accordance with appendix A to 12 C.F.R. part 325).

“Total Risk-Based Capital Ratio”: as defined in 12 C.F.R. 325.2(y) (incorporating other terms defined in 12 C.F.R. 325.2 and calculations in accordance with appendix A to 12 C.F.R. part 325).

“Trading Day” means:

(1)                                  if the applicable security is listed or admitted for trading on the New York Stock Exchange or another national security exchange, a day on which the New York Stock Exchange or such other national security is open for business;

(2)                                  if the applicable security is quoted on the Nasdaq National Market, a day on which trades may be made thereon; or

(3)                                  if the applicable security is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Transferee”:  any Assignee or Participant.

“Treasury Rate”: as of the applicable Prepayment Date, the yield to maturity as of such date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such Prepayment Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Prepayment Date to the Maturity Date (provided, however, that if the period from such Prepayment Date to the Maturity Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used)

“United States”:  the United States of America.

“Warrants”: those certain Warrants to Purchase Shares of Common Stock, issued by the Borrower as of the date hereof.

“Warrantholder” as defined in each Warrant (it being understood that “Warrantholders” shall mean the collective reference to all Persons defined as a Warrantholder in any Warrant).

“Wholly Owned Guarantor”:  any Guarantor that is a Wholly Owned Subsidiary of the Borrower.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2                                 Other Definitional Provisions.  (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the meanings given thereto herein when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)  As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Cash Equivalents, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)  The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)  References herein to any particular provision of the C.F.R. shall be deemed to incorporate any successor provision.

SECTION 2.                                AMOUNT AND TERMS OF COMMITMENTS

2.1                                 Commitments.  Subject to the terms and conditions hereof, each Lender as of the date hereof severally agrees to make a term loan (a “Loan”) to the Borrower on the date hereof in an amount not to exceed the amount of the Commitment of such Lender.

2.2                                 Procedure for Borrowing.  By its execution hereof, the Borrower hereby gives the Administrative Agent irrevocable notice requesting that the Lenders make the Loans in an amount equal to $100,000,000.00 on the date hereof.

2.3                                 [Reserved].

2.4                                 Prepayments; Repayment.  (a) Except as set forth in this Section 2.4, the Loans shall not be prepayable at the option of the Borrower prior to the Maturity Date.

(b)  In the event that any Lender or any Affiliate of a Lender that is a Warrantholder elects to exercise any Warrant that it holds (other than following receipt of a prepayment notice from the Borrower pursuant to Section 2.4(c) hereof, in which case Section 2.4(c) shall apply), then (x) in the case that such Warrantholder is a Lender, concurrently with and automatically upon such exercise, the aggregate principal amount of the Loans of such Lender shall be reduced in an amount equal to the amount of the proceeds of such exercise that the Borrower would have received if the Lender had paid for such exercise in cash rather than through a reduction in the amount of its Loans, and such Loans shall be deemed prepaid for all purposes hereof and there shall be no Applicable Premium owing with respect to such prepayment and (y) in the case that such Warrantholder is an Affiliate of a Lender, then immediately following such exercise, the Borrower shall prepay in cash an aggregate principal amount of the Loans of such Lender in an amount equal to the amount of the proceeds of such exercise, and there shall be no Applicable Premium owing with respect to such prepayment . Concurrently therewith, the Borrower shall pay to such Lender any accrued but unpaid interest on the aggregate principal amount of the Loans of such Lender reduced and deemed prepaid pursuant to this Section 2.4(b).

(c)  If on any date between the third anniversary of the date hereof and the Maturity Date, the Prepayment Condition shall be satisfied (any such date, a “Condition Satisfaction Date”), the Loans shall be prepayable, at the option of the Borrower, in whole or in part, upon irrevocable notice delivered to the Administrative Agent and each Warrantholder no later than 11:00 A.M., New York City time on such Condition Satisfaction Date (which notice shall specify the aggregate principal amount of Loans to be prepaid), at a prepayment price equal to 100% of the principal amount of the Loans repaid plus the Applicable Premium, if any, as of, and accrued and unpaid interest, if any, to the applicable Prepayment Date. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, such prepayment shall be due and payable, and shall be made, on the applicable Prepayment Date.  Prepayments of Loans pursuant to this Section 2.4(c) shall be in a minimum aggregate principal amount equal to $20,000,000 or a whole multiple of $1,000,000 in excess thereof, provided that no such minimum prepayment amount shall apply to prepayments made pursuant to Section 2.4(b).  Optional prepayments of the Loans shall be applied ratably to all Loans.

(d)  The Borrower shall repay all outstanding Loans on the Maturity Date.

2.5                                 Interest Rates and Payment Dates.  (a)   Each Loan shall bear interest at a rate per annum equal to 8.0%.

(b)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after, as well as before, judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to such Loan; provided, that this paragraph (b) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.1.

(c)  Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

2.6                                 Computation of Interest and Fees.  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed.

2.7                                 Pro Rata Treatment and Payments.  The borrowing by the Borrower from the Lenders on the date hereof shall be made pro rata according to the respective Commitments of the Lenders, and each payment (including each prepayment, but other than prepayments pursuant to Section 2.4(b), which shall be paid in accordance with the terms thereof) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amount of the Loans then held by the Lenders.

(a)  Amounts prepaid on account of any Loans may not be reborrowed.

(b)  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(c)  Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.8                                 Taxes.  (a)  Except as otherwise provided by law, all payments made by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding any such amounts resulting from (A)  income taxes and franchise taxes imposed on (or measured by) net income imposed on the Administrative Agent or any Lender (or Transferee) as a result of a present or former connection between the Administrative Agent or such Lender (or Transferee) and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (B) any branch profits taxes imposed by a jurisdiction described in clause (A) above, (C) any Non-Excluded Taxes to the extent such Taxes are due to the failure of such Lender to comply with paragraph (d) or (e) of this Section, (D) United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrowers with respect to such Non-Excluded Taxes pursuant to this paragraph; (E) any Taxes imposed on any “withholdable payment” payable to a Lender as a result of a failure of such Lender to satisfy the applicable requirements in FATCA; or (F) any Non-Excluded Taxes that are imposed as a result of any relocation of Lender’s office to which payment by the Borrower is made and which relocation occurs after the Lender becomes a Lender (such non-excluded items referred to as “Excluded Taxes”).  If any taxes, levies, imposts, duties, charges, fees, deductions or withholdings other than Excluded Taxes (“Non-Excluded Taxes”) or Other Taxes are required to be withheld or deducted from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.

(b)  In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof or, if such receipt is not available from the Governmental Authority, other documentary evidence reasonably acceptable to the Administrative Agent.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority (and after having had the ability to contest in good faith the payment of such taxes), fails to remit to the Administrative Agent the required receipts or other required documentary evidence or any Non-Excluded Taxes or Other Taxes are directly imposed on the Administrative Agent or any other Lender, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure (or direct imposition), whether or not such Non-Excluded Taxes, Other Taxes, incremental taxes, interest or penalties were correctly or legally imposed or assessed by the relevant Governmental Authority; provided however that the Lender provides proper documentation of the amount owing to such Governmental Authority.

(d)   Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit C and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e)  A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender or subject such Lender to a material unreimbursed cost.

(f)  If the Administrative Agent or any Lender determines, in its reasonable discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.8, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.8 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)  Without limiting the generality of the foregoing contained in this Section 2.8, if a Lender would be subject to United States federal withholding taxes imposed by FATCA on payments under any Loan Document and such Lender fails to comply with the applicable reporting requirement of FATCA (including those contained in Section 1471(b) or Section 1472(b) of the Code, as applicable), such Lender shall provide such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the borrower or the Agent, as the case may be, to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from any such payments.

(h)  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.9                                 Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.8 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.8.

2.10                           Notes.  Any Lender may request that Loans made by it be evidenced by a Note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such

Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.6) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.11                           Requirements of Law.

(a)  If the adoption of or any change in any Requirement of Law (other than any voluntary change to the Certificate of Incorporation, By-Laws or other organizational or governing document of the applicable Lender) or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof

(i)  shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.8, Excluded Taxes and changes in the rate of tax on the overall net income of such Lender);

(ii)  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender; or

(iii)  shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making or continuing its Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)  A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 3.                                REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

3.1                                 Representations and Warranties of the Funding Agreement.  Each of the representations and warranties of the Borrower in the Funding Agreement are true and correct as of the date hereof.

3.2                                 Power; Authorization; Enforceable Obligations.  Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  This Agreement and each Loan Document dated as of the date hereof has been duly executed and delivered on behalf of each Loan Party party thereto and each Loan Document, when delivered, shall have been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether applied in equity or at law).

3.3                                 No Default.  No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

3.4                                 Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

SECTION 4.                                CONDITIONS PRECEDENT

4.1                                 Conditions to Making of Loans.  The agreement of each Lender to make the extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the date hereof, of the following conditions precedent (if not otherwise waived):

(a)  Credit Agreement.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower, each Guarantor and each Person listed on Schedule 1.1A.

(b)  Funding Agreement Conditions.  Each of the conditions set forth in Sections 1.2(b)(1) and 1.2(b)(2) of the Funding Agreement shall have been satisfied or waived in accordance with the terms thereof.

(c)  Lien Searches.  The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(d)  [Reserved].

(e)  Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii), (iii) and (iv) below:

(i)  a copy of the certificate or articles of incorporation, certificate of limited partnership or certificate of formation, including all amendments thereto, of each Loan Party, (A) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official) or (B) in the case of a partnership or limited liability company, certified by the Secretary or Assistant Secretary of each such Loan Party;

(ii)   a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the date hereof and certifying:

(A)                              (1) that attached thereto is a true and complete copy of the by laws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the date hereof and at all times since the date of the resolutions described in clause (B) below,

(B)                                that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) and stockholders (if required) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the date hereof,

(C)                                that the certificate or articles of incorporation, certificate of limited partnership or certificate of formation of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(D)                               as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and

(E)                                 as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party;

(iii)  a certificate of a director or another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above; and

(iv)  such other documents as the Administrative Agent and the Lenders may reasonably request (including without limitation, tax identification numbers and addresses).

(f)  Legal Opinions.  The Administrative Agent shall have received, on behalf of itself and the Lenders on the date hereof, a favorable written opinion of (i) Andrews Kurth LLP, special counsel for the Loan Parties, and to the extent Andrews Kurth LLP does not deliver Delaware law opinions, Richards, Layton & Finger, P.A., special counsel for the Loan Parties and (ii) Allen Tubb, in-house counsel for certain of the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, in each case (A) dated the date hereof, (B) addressed to the Administrative Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Loan Documents and the Loan Parties as the Administrative Agent shall reasonably request.

(g)  Solvency Certificate.  The Lenders shall have received a solvency certificate in form and substance acceptable to the Lenders and signed by the Chief Financial Officer of the Borrower confirming the solvency of Borrower and its Subsidiaries on a consolidated basis after giving effect to the borrowing of the Loans on the date hereof.

(h)  Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date or, if such representation and warranty relates to a specific date, then as of such date.

(i)  No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

The borrowing of Loans by the Borrower shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 4.1 have been satisfied.

SECTION 5.                                AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

5.1                                 Financial Statements.  Furnish to the Administrative Agent and each Lender:

(a)  as soon as available, but in any event before the earlier of (i) 90 days after the end of each fiscal year of the Borrower and (ii) the date on which the Borrower is required to file with the SEC such financial statements, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Grant Thornton, LLP or other independent registered public accounting firm of nationally recognized standing;

(b)  as soon as available, but in any event not later than the earlier of (i) 60 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower and (ii) the date on which the Borrower is required to file with the SEC such financial statements, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(c)  as soon as available but in any event by the 30th day of each fiscal quarter, a copy of the Bank’s Thrift Financial Report (or any successor report required by an applicable regulator) for such quarter.

All such financial statements shall fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.  Documents required to be delivered pursuant to this Section 5.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered by posting such documents electronically with notice to the Administrative Agent and each Lender thereof and if so posted, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the Borrower’s website address at www.swst.com; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

5.2                                 Certificates; Other Information.  Furnish to the Administrative Agent and each Lender (or, in the case of clause (e), to the relevant Lender):

(a)  concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any material Intellectual Property acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the date hereof);

(b)  as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year;

(c)  promptly upon receipt thereof, copies of all final reports submitted to the Borrower or to any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of the Borrower or any of its Subsidiaries made by such accountants, and, upon the request of any Lender (through the Administrative Agent), any final comment letter submitted by such accountants to management in connection with their annual audit;

(d)  (i) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the public holders of any class of its debt securities or public equity securities and (ii) within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC, in each case, to the extent not otherwise provided on the Borrower’s website on the Internet at the Borrower’s website address at www.swst.com; and

(e)  promptly, such additional financial and other information as any Lender may from time to time reasonably request through the Administrative Agent.

5.3                                 Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature (including Taxes), except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (b) such failure would not reasonably be expected to have a Material Adverse Effect.

5.4                                 Maintenance of Existence; Compliance.  (a)(i)  Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges (including, in the case of each Broker-Dealer Subsidiary, its registration as a broker-dealer with the SEC and its membership with FINRA) and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 or Section 6.5(e) and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) comply with all orders or other correspondence provided by any banking regulatory authorities; and (c) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, separately or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5                                 Maintenance of Property; Insurance.  (a)  Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business and owning similar property.

5.6                                 Inspection of Property; Books and Records; Discussions.  (a)  Keep proper accounting books and financial records in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all material dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent registered public accounting firm; provided that, so long as no Default or Event of Default is then continuing, no Lender shall exercise its rights pursuant to this Section 5.6(b) more often than one time during any fiscal quarter of the Borrower or on less than 48 hours notice to the Borrower.  Any Assignee under Section 9.6(b)(i) (other than an Affiliate of a Person who is a Lender as of the date hereof) may exercise the rights set forth under this Section 5.6 only through the Administrative Agent.

5.7                                 Notices.  Promptly give notice to the Administrative Agent and each Lender of:

(a)  the occurrence of any Default or Event of Default;

(b)   the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of its Subsidiaries (i) as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect or (ii) which relates to any Loan Document;

(c)  the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof:  (i) the occurrence of any Reportable Event with respect to any Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(d)  any development or event that, in the reasonable judgment of the Borrower, has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

5.8                                 Additional Guarantors.  With respect to any Subsidiary (other than an (x) Excluded Foreign Subsidiary (or any Subsidiary thereof) (y) Excluded Regulated Subsidiary or (z) any Subsidiary of the Borrower that is wholly or partially owned by any Excluded Regulated Subsidiary) created or acquired after the date hereof by any Loan Party (which, for the purposes of this Section 5.8, shall include any existing Subsidiary directly wholly-owned by one or more Loan Parties that ceases to be a Subsidiary described in clause (x), (y) or (z) above, and shall include any Subsidiary that becomes a Subsidiary and is not described in clause (x), (y) or (z) above), promptly cause such new Subsidiary (A) to become a party to this Agreement as a Guarantor by executing a joinder agreement substantially in the form of Exhibit D hereto and (B) to deliver to the Administrative Agent a certificate of such Subsidiary and such other documents relating to such Subsidiary consistent with those described in Section 4.1(f) hereof, and if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

5.9                                 Compliance with Regulatory Requirements.  (a) The Borrower will, and will cause each Broker-Dealer Subsidiary to comply with all material rules and regulations of the SEC and FINRA applicable to it (including such rules and regulations dealing with net capital requirements).

(b)  The Borrower will, and will cause each Subsidiary that is a financial institution to comply with all material rules and regulations applicable to it (including such rules and regulations dealing with capital requirements).

5.10                           Use of Proceeds.  On the Closing Date, the Borrower shall (a) contribute not less than $80.0 million (as such amount may be adjusted with the consent of the Required Lenders, the “Initial Bank Contribution Amount”) of the proceeds of the Loans to the Bank and (b) deposit into a segregated account an amount of Loan proceeds equal to the excess of $100 million over the Initial Bank Contribution Amount (the “Bank Reserve”). From and after the Closing Date, the Borrower shall hold the Bank Reserve in such segregated account and shall use the Bank Reserve only for the following purposes: (a) cash contributions by the Borrower to the Bank, at such times and in such amounts as determined by the Board of Directors of the Borrower and (b) subject to the prior written consent of the Required Lenders, other corporate purposes.

SECTION 6.                                NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

6.1                                 Financial Condition Covenants.

(a)  Tangible Net Worth.  Permit Tangible Net Worth at any time to be less than the sum of (i) $275,000,000 and (ii) 20% of cumulative Consolidated Net Income for each fiscal quarter of the Borrower (beginning with the fiscal quarter ending June 30, 2011) for which Consolidated Net Income is positive.

(b)    Minimum Unrestricted Cash.  Permit the sum of (i) unrestricted and non-segregated cash and (ii) unrestricted and non-segregated Cash Equivalents, in each case of the Borrower and the Broker-Dealer Subsidiaries, at any time, to be less than $4,000,000.

(c)  Minimum Excess Net Capital.  Permit the excess net capital (as set forth in the Financial and Operational Combined Uniform Single Report filings of each Broker-Dealer Subsidiary for each monthly period) of Southwest Securities, Inc. to be less than $100 million as of the end of any calendar month.

(d)  Bank Capitalization.  (i) At any time that the C&D Order is in effect, fail to comply with the terms of the C & D Order, and (ii) at any time when the C & D Order is not in effect, permit the Total Risk-Based Capital Ratio, the Tier 1 Risk-Based Capital Ratio and the Leverage Ratio of the Bank to be less than the higher of (i) the ratio of each such capital ratio required in order for the Bank to be “Well Capitalized”, as defined in Section 38(b)(1)(A) of the Federal Deposit Insurance Act (“FDI Act”), 12 USC § 1831o(b)(1)(A), and 12 C.F.R. 325.103(b)(1), or any successor regulation implementing such section of the FDI Act, and (ii) that required by federal law or regulation or any form of action or directive by a federal agency that supervises the Bank.

6.2                                 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)  Indebtedness of any Loan Party pursuant to any Loan Document;

(b)  Indebtedness of the Borrower to any Subsidiary or of any Subsidiary to the Borrower or any other Subsidiary that in either case shall not have been transferred or pledged to any third party to the extent that such Indebtedness corresponds to any Investment permitted by Section 6.8(g), (h) or (i);

(c)  Indebtedness of any Person that shall have become a Subsidiary after the date hereof; provided that (i) such Indebtedness shall have existed at the time such Person becomes a Subsidiary and shall not have been created in contemplation of or in connection with such Person becoming a Subsidiary, and any refinancings, refundings, renewals or extensions thereof (without increasing the principal amount or shortening the maturity thereof) and (ii) the aggregate amount of Indebtedness incurred under this clause (c) shall not exceed $15,000,000 at the time of such incurrence;

(d)  Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Guarantor or any Broker-Dealer Subsidiary;

(e)  Indebtedness outstanding on the date hereof and listed on Schedule 6.2(e) and any refinancings, refundings, renewals or extensions thereof (without increasing the principal amount or shortening the maturity thereof);

(f)  Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 6.3(g) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed or incurred in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, and (ii) the aggregate amount of Indebtedness incurred under this clause (f) shall not exceed $5,000,000 at the time of such incurrence;

(g)  Indebtedness incurred by Broker-Dealer Subsidiaries under customary terms in the ordinary course of business, provided that if any such Indebtedness is unsecured and has a term of longer than one month, the relevant Broker-Dealer Subsidiary holds, or will have the right to hold pursuant to pending securities transactions and in accordance with applicable laws and regulations, unencumbered marketable securities sufficient, at the time of the securities transaction which gave rise to any such Indebtedness, to refinance such Indebtedness in the ordinary course of business on a secured basis using such securities as collateral;

(h)  Guarantee Obligations of the Borrower and its Subsidiaries in respect of Indebtedness or liabilities of the Borrower and its Subsidiaries so long as the incurrence or existence of such Indebtedness or liabilities is permitted under this Agreement; provided that a Group Member that is not a Loan Party may not incur such Guarantee Obligations in respect of Indebtedness of a Loan Party, and a Loan Party may not incur such Guarantee Obligations in respect of Indebtedness of a Group Member that is not a Loan Party; provided further that any Guarantee Obligations of Subordinated Indebtedness shall also be subordinated;

(i)  [Reserved];

(j)  cash management obligations and Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts in the ordinary course of business;

(k)  Indebtedness of the Bank (i) to the Board or to the Federal Home Loan Bank Board, (ii) constituting federal funds purchased and securities sold in Repo Transactions undertaken in the ordinary course of business, or (iii) otherwise incurred in the ordinary course of its banking business;

(l)  overnight borrowing in the ordinary course of business consistent with past practice; and

(m)  additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount, which taken together with the principal amount of all other debt outstanding under this clause (m) at the time of incurrence thereof (for the Borrower and all Subsidiaries), shall not exceed at the time of incurrence thereof $15,000,000.

6.3                                 Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)  Liens for Taxes, assessments and governmental charges or levies not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or any Subsidiary, as the case may be, in conformity with GAAP;

(b)  Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)  pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)  deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(e)  easements, zoning restrictions, rights-of-way, restrictions and other similar encumbrances on title to real property incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

(f)  Liens in existence on the date hereof listed on Schedule 6.3(f) hereto securing Indebtedness permitted by Section 6.2(e) hereof and Liens incurred to secure any Indebtedness permitted under Section 6.2(e) to refinance any such Indebtedness; provided that no such Lien is spread to cover any additional property after the date hereof and that the principal amount of Indebtedness secured thereby is not increased;

(g)  Liens securing Indebtedness of the Borrower or any of Subsidiary incurred pursuant to Section 6.2(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the principal amount of Indebtedness secured thereby is not increased;

(h)  any interest or title of a lessor under any lease entered into by the Borrower or any of Subsidiary in the ordinary course of its business and covering only the assets so leased;

(i)  any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any of its Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Company Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof as of such date;

(j)  Liens created, incurred or assumed by any Broker-Dealer Subsidiary upon assets owned by such Subsidiary or held for such Subsidiary’s account to secure indebtedness and other liabilities incurred under customary terms in the ordinary course of business;

(k)  Liens on securities sold by the Bank in Repo Transactions permitted pursuant to Section 6.2(k);

(l)  Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate detract from the value of its property or assets or impair the use thereof in the operation of its business;

(m)  Liens securing judgments for the payment of money not constituting an Event of Default under Section 7(h) or securing appeal or other surety bonds relating to such judgments; and

(n)  customary rights of setoff upon deposit accounts and securities accounts in favor of banks or other depository institutions and securities intermediaries, respectively.

6.4                                 Fundamental Changes.  Merge, consolidate or amalgamate, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its assets or business, except that:

(a)  the Borrower or any of its Subsidiaries may merge or consolidate with any Person; provided that (A) in the case of any merger or consolidation involving the Borrower, the Borrower shall be the continuing or surviving corporation and the shareholders of the Borrower immediately prior to such merger or consolidation shall hold at least a majority of the outstanding shares of the combined entity immediately after the consummation of such merger or consolidation; (B) in the case of any merger or consolidation involving a Loan Party, the surviving entity shall be a Loan Party; and (C) in the case of any merger or consolidation involving a Broker-Dealer Subsidiary, the surviving entity shall be a Broker-Dealer Subsidiary;

(b)  any Subsidiary of the Borrower may Dispose of all or substantially all of its assets (i) to the Borrower or any Subsidiary; provided that (A) in the case of any such Disposition by any Guarantor, the transferee entity shall be a Loan Party and (B) in the case of any such Disposition by any Broker-Dealer Subsidiary, the transferee entity shall be a Broker-Dealer Subsidiary or (ii) pursuant to a Disposition permitted by Section 6.5;

(c)  any Investment expressly permitted by Section 6.8 may be structured as a merger, consolidation or amalgamation; and

(d)  any Subsidiary of the Borrower may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) in the case of a liquidation or dissolution of a Broker-Dealer Subsidiary, such liquidation or dissolution is into another Broker-Dealer Subsidiary.

6.5                                 Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)  the Disposition of obsolete or worn out property in the ordinary course of business;

(b)   the sale of inventory and other assets (including loans, securities and derivatives) in the ordinary course of business;

(c)  Dispositions permitted by clause (i) of Section 6.4(b);

(d)  the sale or issuance of the Capital Stock of (i) any Subsidiary to the Borrower or any Guarantor or (ii) any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor;

(e)  (i) the sale by any Loan Party of its property or assets to another Loan Party, (ii) the sale by any Subsidiary (other than a Broker-Dealer Subsidiary) that is not a Guarantor of its property or assets to another Subsidiary that is not a Guarantor and (iii) the sale by a Broker-Dealer Subsidiary of its property or assets to another Broker-Dealer Subsidiary that shall not have any Indebtedness not permitted to be incurred under Section 6.2 (other than paragraph (c) thereof).

(f)  any Restricted Payment or Investment that is permitted to be made, and is made, under Section 6.6 or 6.8, respectively;

(g)  the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(h)  sales or grants of licenses or sublicenses to use the Borrower’s or any of its Subsidiaries’ trademarks, patents, trade secrets, know-how or other intellectual property and technology to the extent that such sale, license or sublicense does not prohibit the licensor from using such trademark, patent, trade secret, know-how, technology or other intellectual property and is in the ordinary course of business; and

(i)  the Disposition of other property not in the ordinary course of business having a fair market value not to exceed, in the aggregate for any fiscal year of the Borrower, $3,000,000; provided that (x) any such Disposition to a Person that is not a Group Member is for consideration at least equivalent to the fair market value of such other property and (y) in no event shall Dispositions of loans be permitted pursuant to this clause 6.5(i).

6.6                                 Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a)  any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary which is a holder of the Capital Stock of such Subsidiary;

(b)  any Subsidiary may declare and pay dividends ratably with respect to its Capital Stock;

(c)  the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries; and

(d)  so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, the Borrower may declare and pay cash dividends with respect to its Common Stock in a quarterly amount not to exceed $0.01 per outstanding share of its Common Stock (subject to adjustment for any stock split, reverse stock split, stock dividend or similar occurrence so that the aggregate amount of dividends payable after such transaction is the same as the amount payable immediately prior to such transaction).

6.7                                 Capital Expenditures.  Make or commit to make any Capital Expenditure, except (a) Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business on information technology used in the ordinary course of business of the applicable Group Member not exceeding $5,000,000 per fiscal year; and (b) Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business (other than Capital Expenditures described in the foregoing clause (a)) not exceeding $3,000,000 per fiscal year; provided, that such amount, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the immediately succeeding fiscal year.

6.8                                 Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person, including by way of merger or consolidation (all of the foregoing, “Investments”), except:

(a)  Investments consisting of extensions of credit entered into or made or that are received in the ordinary course of business in accordance with normal practice;

(b)  investments in Cash Equivalents (and other Investments in the ordinary course of a broker-dealer business);

(c)  Guarantee Obligations permitted by Section 6.2;

(d)  (i) margin loans made by any Broker-Dealer Subsidiary to employees of any Group Member in the ordinary course of business, (ii) loans made by the Bank to employees of any Group Member in the ordinary course of business and (iii) any other loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;

(e)  other Investments constituting Permitted Acquisitions; provided that (i) the aggregate amount of the consideration paid in connection with any Permitted Acquisition shall not be in excess of $5,000,000 and (ii) the aggregate amount of the consideration paid in connection with all Permitted Acquisitions shall not be in excess of $15,000,000;

(f)  [Reserved]

(g)  (i) intercompany Investments by (A) any Group Member in the Borrower or any Subsidiary that, prior to or concurrently with such investment, is or becomes a Guarantor and (B) any Subsidiary that is not a Guarantor in any other Subsidiary that is not a Guarantor and (ii) the intercompany Investments existing on the date hereof and listed on Schedule 6.8 and any refinancings, refundings, renewals or extensions thereof;

(h)  any Investment by any Loan Party or a Broker-Dealer Subsidiary in a Broker-Dealer Subsidiary, or any Investment by any Loan Party or a Broker-Dealer Subsidiary in the form of the purchase by such Loan Party of any Investment held by a Broker-Dealer Subsidiary, in either case with the intent of (i) permitting such Broker-Dealer Subsidiary to comply with applicable capital requirements on a temporary basis or (ii) to finance the working capital needs of such Broker-Dealer Subsidiary;

(i)  any Investment by any Group Member in the Bank, or any Investment by any Group Member in the form of the purchase by such Loan Party of any Investment held by the Bank, in either case with the intent of (i) permitting the Bank to comply with applicable capital requirements or (ii) to finance the working capital needs of the Bank;

(j)  [Reserved];

(k)  Investments existing on the date hereof and set forth on Schedule 6.8 and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.8; and

(l)  in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed during the term of this Agreement an amount equal to $2,000,000; and

(m)  Investments purchased in the ordinary course of business by the Bank.

6.9                                 Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or Subsidiary) unless such transaction is (a)  (i) in the ordinary course of business of the relevant Group Member and (ii) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate or (b) a Restricted Payment permitted by Section 6.6.

6.10                           [Reserved].

6.11                           Changes in Fiscal Periods.  Permit the fiscal year of the Borrower to end on a day other than last Friday of the month of June or change the Borrower’s method of determining fiscal quarters.

6.12                           Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date hereof and businesses similar, ancillary, complementary or otherwise reasonably related thereto or that are a reasonable extension, development or expansion thereof.

6.13                           Limitation on Certain Restrictions on Subsidiaries.  Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in its profits owned by the Borrower or any Subsidiary, or pay any Indebtedness owed to the Borrower or a Subsidiary, (b) make loans or advances to the Borrower or any Subsidiary or (c) transfer any of its properties to the Borrower or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable law or banking, financial institution or other regulation; (ii) this Agreement and the other Credit Documents; (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or a Subsidiary; (iv) customary provisions restricting assignment of any agreement entered into by the Borrower or a Subsidiary in the ordinary course of business; (v) any holder of a Lien permitted by Section 6.3 may restrict the transfer of the asset or assets subject thereto; (vi) restrictions which are not more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness incurred after the date hereof in accordance with the provisions of this Agreement; (vii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.5 pending the consummation of such sale; and (viii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary of Borrower.

SECTION 7.                                EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)  the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)  any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate (including any certification of any financial statement) furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made; or

(c)  any Loan Party shall default in the observance or performance of any agreement contained in Sections 5.1, 5.2, 5.10 or 6 hereof; or

(d)  any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e)  any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $2,000,000; or

(f)  (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)  (i) a Plan becomes an at-risk plan or a plan in endangered or critical status within the meaning of Section 430, 431 and 432 of the Code or Section 303, 304 and 305 of ERISA or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (ii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iii) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (iv) any Group Member or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (v) any other event or condition shall occur or exist with respect to a Plan and such event or condition, together with all other such events or conditions, would reasonably be expected to have a Material Adverse Effect; or

(h)  one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or to the extent not covered by insurance) of $1,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)  except as expressly permitted hereunder or thereunder, the guarantee set forth in Section 10 shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(j)  (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), except for any of Hilltop Holdings Inc., a Maryland corporation, Oak Hill Capital Partners III, L.P., a Cayman

Islands exempted limited partnership, Oak Hill Capital Management Partners III, L.P., a Cayman Islands exempted limited partnership, or any of their Affiliates (or any combination of such Persons), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 24.9% of the outstanding common stock of the Borrower; or (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (j) above with respect to the Borrower, the Loans (with accrued interest thereon), the Applicable Premium with respect thereto and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, the following action may be taken: with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon), the Applicable Premium and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 8.           THE ADMINISTRATIVE AGENT

8.1           Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.   Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.  The Borrower shall have no obligation to compensate the Administrative Agent or reimburse any expense incurred by the Administrative Agent except as provided in Section 9.5 hereof.

8.2           Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.

8.3           Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

8.4           Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5           Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6           Non-Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7           Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

8.8           Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it, each

Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

8.9           Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon ten days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is ten days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 9.           MISCELLANEOUS

9.1           Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that, no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or reduce the premium payable upon the prepayment of any Loan or change the time at which any Loan may be redeemed in accordance with the terms of this Agreement, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Guarantors (or amend or modify the definitions of “Guarantor” or “Subsidiary” whereby such amendment or modification would result in the release of all or substantially all of the Guarantors) from their obligations under the guarantee pursuant to Section 10 hereof, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provisions in Section 2.7(a) or (b) without the written consent of each Lender adversely affected thereby; or (v) amend, modify or waive any provision of Section 8 without the written consent of the Administrative Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

9.2           Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	SWS Group, Inc.
1201 Elm Street, Suite 3500
Dallas, Texas 75270
Attention: General Counsel
Telecopy: (214) 859-6020
Telephone: (214) 859-6629

with a copy to:
Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, TX 75201

Attention: Ronald L. Brown
Telecopy: (214) 659-4819
Telephone: (214) 659-4469

Administrative Agent:	[ ]

[ ]
[ ]
Attention: [ ]
Telecopy: [ ]
Telephone: [ ]

with a copy to:
[ ]
[ ]
[ ]
Attention: [ ]
Telecopy: [ ]
Telephone: [ ]

and a copy to:
Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, New York
Attention: David E. Shapiro
Telecopy: 212-403-1000
Telephone: 212-403-2000

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

9.3           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4           Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

9.5           Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Lenders for all of their respective reasonable out-of-pocket costs and expenses incurred in connection with  the development, preparation and execution of any Loan Document created after the date hereof or any amendment, supplement or modification to, this Agreement or any other Loan Documents or any other documents prepared after the date hereof in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and the Lenders and filing and recording fees and expenses in each case incurred after the date hereof and , in each case with statements with respect to the foregoing to be submitted to the Borrower from time to time after the date hereof on a quarterly basis or such other periodic basis as the Administrative Agent or any Lender shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (excluding allocated reasonable fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), regardless of whether any Indemnitee is a party thereto, provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 9.5 shall be payable not later than 10 days after written demand therefor; provided, that in the event that, following its receipt of such a demand, the Borrower believes in good faith that it is not liable for any amounts that are the subject of such demand and files a suit in a court of competent jurisdiction with respect thereto, such amounts shall be paid by the Borrower within 10 days of the entry of a final and nonappealable decision of a court of competent jurisdiction that the Borrower is liable for such amounts pursuant to the terms hereof.  Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to the attention of the [                ] of the Borrower (Telephone No. [                ]) (Telecopy No. [                ]) with a copy to the attention of the [                ]of the Borrower (Telephone No. [                ]) (Telecopy No. [                ]), both at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.

9.6           Successors and Assigns; Participations and Assignments.  (a)   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)           (i)  Any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion the Loans at the time owing to it), subject to the satisfaction of the following conditions:

(A)                              the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(B)                                the Assignee shall not be the Borrower or any Subsidiary thereof or any Ineligible Institution;

(C)                                the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and;

(D)                               the Borrower shall have approved each assignment pursuant to this Section 9.6(b) (other than any assignment by a Lender to another Lender or to an Affiliate of any Lender), which approval will not be unreasonably withheld or delayed; provided, that, in the event the Borrower does not respond to a request for an approval of an assignment within seven (7) Business Days of delivery of notice of such request, the Borrower shall be deemed to have approved such assignment.

(ii)   Subject to acceptance and recording thereof pursuant to paragraph (b)(iii) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.8 and 9.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iii)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iv)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee and the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i) Any Lender may, without the consent of the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) the Borrower shall have approved such sale, which approval will not be unreasonably withheld or delayed.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender, provided such Participant shall be subject to Section 9.7(a) as though it were a Lender.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 2.8 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.8 unless such Participant complies with Section 2.8(d).

(d)   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)  The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

9.7           Adjustments; Set-off.  (a)  If any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it (other than pursuant to Section 2.4(b) hereof), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)  In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.8           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.9           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10         Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11         GOVERNING LAW.  THIS AGREEMENT SHALL CONSTITUTE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

9.12         Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a)  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.13         Acknowledgements.  The Borrower hereby acknowledges that:

(a)  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)  neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)   no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

9.14         Releases of Guarantee.  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.1) to take any action requested by the Borrower having the effect of releasing the guarantee pursuant to Section 10 hereof of any Guarantor (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.1 or (ii) under the circumstances described in paragraph (b) below.

(b)  At such time as the Loans and the other obligations under the Loan Documents (other than obligations under or in respect of Swap Agreements) shall have been paid in full, all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party in respect of the guarantee pursuant to Section 10 hereof shall terminate, all without delivery of any instrument or performance of any act by any Person.

9.15         Confidentiality.  Each of the Administrative Agent and each Lender agrees to keep, and to cause its Affiliates to keep, confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent or any other Lender, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its Affiliates, its and its Affiliates employees, directors, officers and agents, including accountants, legal counsel and other advisors or to any other Lender or Participant (it being understood that such disclosure will be made only to such Persons who have the need to know such information and only if the Persons to whom such disclosure is made are informed of the confidential nature of such Information, instructed to keep such information confidential and receive such information in connection with (i) their evaluation of the ability of the Borrower to repay the Loans and perform their other obligations under the Loan Documents, (ii) administering the Obligations under this Agreement, (iii) servicing the Borrowings hereunder, (iv) protecting their interests under this Agreement or (v) performing any similar function in connection with any other extension of credit by the Lenders to the Borrower or a Subsidiary (excluding any transaction in any public security of the Borrower or a Subsidiary), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than as a result of a known breach of any requirement to keep such information confidential, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

9.16         WAIVERS OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.17         USA PATRIOT Act.  Each Lender subject to the Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is hereby required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 10.         GUARANTEE

10.1         Guarantee.  (a) The Guarantors hereby unconditionally and irrevocably, guarantee to the Administrative Agent, for the ratable benefit of the Lenders, and their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.  Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of any Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors.

(c)  Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of the Guarantor hereunder without impairing the guarantee contained in this Section 10 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(d)  The guarantee contained in this Section 10 shall remain in full force and effect until all the Obligations (other than contingent indemnification obligations for which no claim has been made) and the obligations of each Guarantor under the guarantee contained in this Section 10 shall have been satisfied by payment in full.

(e)  No payment made by the Borrower, any Guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of a Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by a Guarantor in respect of the Obligations or any payment received or collected from a Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full.

10.2         No Subrogation.  Notwithstanding any payment made by a Guarantor hereunder or any set-off or application of funds of a Guarantor by the Administrative Agent or any Lender, such Guarantor shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall such Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Obligations (other than contingent indemnification obligations for which no claim has been made) are paid in full.  If any amount shall be paid to a Guarantor on account of such subrogation rights at any time when all of the Obligations (other than contingent indemnification obligations for which no claim has been made) shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

10.3         Amendments, etc. with respect to the Obligations.  Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against such Guarantor and without notice to or further assent by such Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, increased, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.

10.4         Guarantee Absolute and Unconditional.  Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 10 or acceptance of the guarantee contained in this Section 10; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, increased or waived, in reliance upon the guarantee contained in this Section 10; and all dealings between the Borrower and the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 10.  Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or such Guarantor with respect to the Obligations.  Each Guarantor understands and agrees that the guarantee contained in this Section 10 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of any Guarantor under the guarantee contained in this Section 10, in bankruptcy or in any other instance.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

10.5         Reinstatement.  The guarantee contained in this Section 10 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

10.6         Payments.  Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SWS GROUP, INC., as Borrower

By:
Name:
Title:

[Signature Page to Credit Agreement]

[ ], as Guarantor

By:
Name:
Title:

[Signature Page to Credit Agreement]

[ ], as Administrative Agent

By:
Name:
Title:

[Signature Page to Credit Agreement]

LENDERS:

HILLTOP HOLDINGS INC.

By:
Name:
Title:

OAK HILL CAPITAL PARTNERS III, L.P.

By:	OHCP GenPar III, L.P., its general partner
By:	OHCP MGP Partners III, L.P., its general partner
By:	OHCP MGP III, Ltd., its general partner

By:
Name:
Title:

OAK HILL CAPITAL MANAGEMENT PARTNERS III, L.P.

By:	OHCP GenPar III, L.P., its general partner
By:	OHCP MGP Partners III, L.P., its general partner
By:	OHCP MGP III, Ltd., its general partner

By:
Name:
Title:

[Signature Page to Credit Agreement]

EXHIBIT B

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

WARRANT

to purchase

Shares of Common Stock
(or Series A Preferred Stock, in certain circumstances in accordance herewith)

dated as of [        ]

SWS GROUP, INC.

a Delaware Corporation

Issue Date:  [              ]

1.             Definitions.  Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.  For purposes of this definition, the (i) Company and any of its Affiliates are not Affiliates of Hilltop Holdings Inc. or Oak Hill Capital Partners III, L.P. or any of their respective Affiliates and (ii) Hilltop Holdings Inc. and any of its Affiliates are not Affiliates of Oak Hill Capital Partners III, L.P. or any of its Affiliates.

“Applicable Period” has the meaning given to it in Section 13(F).

“Applicable Price” means the product of (1) 200% and (2) the Exercise Price.

“Appraisal Procedure” means a procedure whereby two independent appraisers, one chosen by the Company and one by the Warrantholder (or if there is more than one Warrantholder, a majority in interest of Warrantholders), shall mutually agree upon the determinations then the subject of appraisal.  Each party shall deliver a notice to the other appointing its appraiser within fifteen (15) days after the Appraisal Procedure is invoked.  If within thirty (30) days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent appraiser shall be chosen within ten (10) days thereafter by the mutual consent of such first two appraisers or, if such first two appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in the appraisal of the subject matter to be appraised.  The decision of the third appraiser so appointed and chosen shall be given within thirty (30) days after the selection of such third appraiser.  If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive on the Company and the Warrantholder; otherwise, the average of all three determinations shall be binding and conclusive on the Company and the Warrantholder.  The costs of conducting any Appraisal Procedure shall be borne by the Company.

“Board” means the Board of Directors of the Company.

“Business Combination” means a merger, consolidation, reorganization, statutory share exchange or similar transaction.

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the States of New York or Texas generally are authorized or required by law or other governmental actions to be closed.

“Capital Stock” means (A) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (B) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

“Common Stock” means the Company’s common stock, par value $0.10 per share, and any Capital Stock for or into which such Common Stock hereafter is exchanged, converted, reclassified or recapitalized by the Company or pursuant to an agreement or Business Combination to which the Company is a party.

“Company” means SWS Group, Inc., a Delaware corporation.

“Credit Agreement” has the meaning given to it in the Funding Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Excluded Stock” means (A) shares of Common Stock issued by the Company as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Capital Stock, in each case which is subject to Section 13(B), or upon conversion of shares of Capital Stock (but not the issuance of such Capital Stock which will be subject to the provision of Section 13(A)), (B) shares of Common Stock to be issued to directors, employees or consultants of the Company pursuant to options, restricted stock units or other

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equity-based awards granted prior to the date of issuance of this Warrant and pursuant to options, restricted stock units or other equity-based awards granted after the date of issuance of this Warrant if the exercise price per share of Common Stock on the date of such grant equals or exceeds the Market Price of a share of Common Stock on the date of such grant, (C) shares of Common Stock issued upon conversion of the Series A Preferred Stock and (D) any shares issued to the Warrantholder or its Affiliates in connection with the exercise by such Person of preemptive rights under the terms of any of the Company’s Capital Stock.

“Exercise Price” means $5.75, subject to adjustment from time to time in accordance with Section 13.

“Expiration Time” has the meaning given to it in Section 3.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board, acting reasonably and in good faith.  If the Warrantholder does not accept the Board’s calculation of Fair Market Value and the Warrantholder and the Company are unable to agree on Fair Market Value, the procedures described in Section 15 shall be used to determine Fair Market Value.

“Group” means a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

“Funding Agreement” means the Funding Agreement, dated as of March 20, 2011 between the Company and the Investors, including all schedules and exhibits thereto.

“HOLA” means the Home Owners Loan Act, as amended, and the rules and regulations promulgated thereunder.

“HSR Act” has the meaning given to it in Section 4.

“Investor” means [    ].

“Loan” has the meaning given to it in the Credit Agreement.

“Market Price” of (A) the Common Stock (or other relevant Capital Stock or equity interest, other than the Series A Preferred Stock) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant Capital Stock or equity interest, other than the Series A Preferred Stock) on the New York Stock Exchange on such date.  If the Common Stock (or other relevant Capital Stock or equity interest, other than the Series A Preferred Stock) is not traded on the New York Stock Exchange on any date of determination, the Market Price of the Common Stock (or other relevant Capital Stock or equity interest, other than the Series A Preferred Stock) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant Capital Stock or equity interest, other than the Series A Preferred Stock) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant Capital Stock or equity interest, other than the Series A Preferred Stock) is so listed or quoted, or if the Common Stock (or other relevant Capital Stock or equity interest,

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other than the Series A Preferred Stock) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant Capital Stock or equity interest, other than the Series A Preferred Stock) in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant Capital Stock or equity interest, other than the Series A Preferred Stock) on that date as determined by a nationally recognized independent investment banking firm retained by the Company and reasonable acceptable to the Warrantholder for this purpose and (B) the Series A Preferred Stock means the Market Price (calculated in accordance with subsection (A) of this definition) of the Common Stock into which it is convertible.

“Ordinary Cash Dividends” means a regular quarterly cash dividend out of surplus or net profits legally available therefor (determined in accordance with generally accepted accounting principles, consistently applied) and consistent with past practice.

“Ownership Limit” means at the time of determination, 24.9% of any class of securities of the Company outstanding at such time, or such level as an Investor exercising the Warrant otherwise reasonably determines would not result in such Investor being deemed to “control” the Company or any Company Subsidiary for purposes of the HOLA or the rules and regulations of the Board of Governors of the Federal Reserve System or the Office of Thrift Supervision, as applicable, including the Change in Bank Control Act of 1978, as amended.   Any calculation of a Warrantholder’s percentage ownership of the outstanding securities of the Company for purposes of this definition shall be made in accordance with the relevant provisions of the foregoing rules and regulations.

“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“Pro Rata Repurchases” means any purchase of shares of Common Stock by the Company or any Affiliate thereof pursuant to (A) any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or (B) pursuant to any other offer available to substantially all holders of Common Stock, in each case whether for cash, shares of Capital Stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including, without limitation, shares of Capital Stock, other securities or evidences of indebtedness of a Subsidiary of the Company), or any combination thereof, effected while this Warrant is outstanding; provided, however, that “Pro Rata Repurchase” shall not include any purchase of shares by the Company or any Affiliate thereof made in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act.  The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“SEC” has the meaning given to it in Section 12.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

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“Series A Preferred Stock” means the Series A Non-Voting Perpetual Participating Preferred Stock of the Company.

“Shares” has the meaning given to it in Section 2.

“Subsidiary” means any entity or Person that is controlled by another entity or Person.  For purposes of this definition, an entity or Person controls another entity or Person if it (i) owns, controls, or holds the power to vote 25% of any class of voting securities of such other entity or Person, (ii) controls in any manner the election of a majority of the other entity’s or Person’s board of directors (or equivalent positions), or (3) has the power to exercise, directly or indirectly, a controlling influence over the management or policies of such other entity or Person.

“Warrantholder” has the meaning given to it in Section 2.

“Warrant” means this Warrant, issued to the Investor pursuant to the Funding Agreement.

2.             Number of Shares; Exercise Price.  This certifies that, for value received, Investor, its Affiliates or its registered assigns (the “Warrantholder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from the Company, in whole or in part, up to an aggregate of [          ] fully paid and nonassessable shares of Common Stock, par value $0.10 per share (the “Shares”), of the Company, at a purchase price equal to the Exercise Price per Share or, in certain circumstances, to acquire from the Company shares of Series A Preferred Stock in accordance with Section 3(B) and Section 14.  The number of Shares and the Exercise Price are subject to adjustment as provided herein, and all references to “Shares,” “Common Stock,” “Series A Preferred Stock” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

3.             Exercise of Warrant; Term.  (A) Subject to the restrictions set forth in Section 3(B) and subject to Section 13(F), the right to purchase the Shares represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time between the date hereof and the fifth anniversary of the date hereof (such anniversary, the “Expiration Time”), by (i) the surrender of this Warrant and Notice of Exercise annexed hereto, duly completed and executed on behalf of the Warrantholder, at the office of the Company in Dallas, Texas (or such other office or agency of the Company in the United States as it may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Company), and (ii) payment of the Exercise Price for the Shares thereby purchased either (x) as provided in Section 2.4(b) of the Credit Agreement, in the case of a Warrantholder that is a lender thereunder, or (y) by tendering such amount in cash, by certified or cashier’s check payable to the order of the Company, or by wire transfer of immediately available funds to an account designated by the Company. If the Warrantholder does not exercise this Warrant in its entirety, the Warrantholder will be entitled to receive from the Company within a reasonable time, and in any event not exceeding five (5) Business Days, a new warrant in substantially identical form for the purchase of that number of Shares equal to the difference between the number of Shares subject to this Warrant and the number of Shares as to which this Warrant is so exercised.

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(B)  Notwithstanding anything herein to the contrary, the Warrant shall be exercisable by the Investor or any permitted transferee pursuant to Section 3(A) for shares of Common Stock, provided that in no event shall Investor or a permitted transferee be entitled to receive shares of Common Stock upon the exercise hereof to the extent (but only to the extent) that such receipt would cause the Investor or permitted transferee to own, or be deemed for applicable bank regulatory purposes to own, securities of the Company in excess of the Ownership Limit.  If any delivery of shares of Common Stock otherwise deliverable to the Investor or permitted transferee pursuant to a valid exercise of this Warrant is not made, in whole or in part, as a result of the foregoing limitation, the Company shall be obligated to satisfy a portion of the Investor’s or permitted transferee’s exercise, at the request of such Investor or permitted transferee, for shares of Series A Preferred Stock in accordance with Section 14.

4.             Issuance of Shares; Authorization; Listing.  Certificates for Shares or Series A Preferred Stock as the case may be, issued upon exercise of this Warrant will be issued in such name or names as the Warrantholder may designate and will be delivered to such named Person or Persons within a reasonable time, not to exceed three (3) Business Days after the date on which this Warrant has been duly exercised in accordance with the terms of this Warrant.  The Company hereby represents and warrants that any Shares or Series A Preferred Stock issued upon the exercise of this Warrant in accordance with the provisions of Section 3 and all other provisions of this Warrant will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by the Warrantholder or taxes in respect of any transfer occurring contemporaneously therewith).  The Company agrees that the Shares or Series A Preferred Stock so issued will be deemed to have been issued to the Warrantholder as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Company in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Shares or Series A Preferred Stock, as the case may be, may not be actually delivered on such date.  The Company will at all times reserve and keep available, in the case of Common Stock, out of its authorized but unissued Common Stock, and, in the case of the Series A Preferred Stock, out of its authorized but unissued preferred stock, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of shares of Common Stock and Series A Preferred Stock, as the case may be, then issuable upon exercise of this Warrant.  The Company will (i) procure, at its sole expense, the listing of the Shares issuable upon exercise of this Warrant, including but not limited to those Shares issuable pursuant to Section 13 of this Warrant, subject to issuance or notice of issuance on all stock exchanges on which the Common Stock is then listed or traded and (ii) maintain the listing of such Shares after issuance.  The Company will use commercially reasonable efforts to ensure that the Shares and the Series A Preferred Stock may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Shares or Series A Preferred Stock, as the case may be, are listed or traded.  If an Investor or permitted transferee provides the Company with written notice that it intends to make a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), the Company shall file its own responsive notification with the Federal Trade Commission and the U.S. Department of Justice as promptly as is practicable (but in no event later than 5:00 pm, New York City time, on the fifth Business Day following receipt of such written notice), and shall otherwise reasonably cooperate with such party in connection therewith.   Should the Federal Trade Commission or the U.S.

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Department of Justice issue to the Company any request for additional information or documentary material, the Company shall substantially comply with such request as promptly as practicable.  All information provided by the Investors and the Company hereunder shall be true and complete in all material respects and shall not omit any required information.

5.             No Fractional Shares or Scrip.  No fractional Shares or scrip representing fractional Shares or Series A Preferred Stock shall be issued upon any exercise of this Warrant.  In lieu of any fractional Share or Series A Preferred Stock to which the Warrantholder would otherwise be entitled, the Warrantholder shall be entitled to receive a cash payment equal to the Market Price on the date of exercise of the Common Stock or Series A Preferred Stock less the Exercise Price for such fractional share.

6.             No Rights as Shareholders; Transfer Books.  This Warrant does not entitle the Warrantholder to any voting rights or other rights as a shareholder of the Company prior to the date of exercise hereof.  The Company will at no time close its transfer books against transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.

7.             Charges, Taxes and Expenses.  Issuance of certificates for Shares or Series A Preferred Stock to the Warrantholder upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.

8.             Transfer/Assignment.  A Warrantholder may transfer or assign this Warrant (a) to any Affiliate, in whole or in part without the consent of the Company or (b) to any non-Affiliate, in whole or in part with the consent of the Company, not to be unreasonably withheld, conditioned or delayed.  Any transfer or assignment shall be made upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, and a new warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of the transferee, upon surrender of this Warrant, duly endorsed, to the office or agency of the Company described in Section 2.  All expenses and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 8 shall be paid by the Company.

9.             Exchange and Registry of Warrant.  This Warrant is exchangeable, upon the surrender hereof by the Warrantholder to the Company, for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of Shares or shares of Series A Preferred Stock.  The Company shall maintain a registry showing the name and address of the Warrantholder as the registered holder of this Warrant.  This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

10.           Loss, Theft, Destruction or Mutilation of Warrant.  Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of an indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company shall make and deliver, in lieu of such

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lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.

11.           Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.

12.           Rule 144 Information.  The Company covenants that it will file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”) thereunder (or, if the Company is not required to file such reports under the Securities Act or the Exchange Act, it will, upon the request of any Warrantholder, make publicly available such information as necessary to permit sales pursuant to Rule 144 under the Securities Act), and it will take such further action as any Warrantholder may reasonably request, all to the extent required from time to time to enable such holder to sell the Warrants without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any successor rule or regulation hereafter adopted by the SEC.  Upon the written request of any Warrantholder, the Company will deliver to such Warrantholder a written statement that it has complied with such requirements.

13.           Adjustments and Other Rights.  The Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided, that no single event shall be subject to adjustment under more than one sub-section of this Section 13 to the extent it would result in duplicative adjustments; provided, further, that, notwithstanding any provision of this Warrant to the contrary, any adjustment shall be made to the extent (and only to the extent) that such adjustment would not cause or result in any Warrantholder and its Affiliates, collectively, being in violation of the Ownership Limit or any other applicable law, regulation or rule of any governmental authority or self-regulatory organization.  Any adjustment (or portion thereof) prohibited pursuant to the foregoing proviso shall, at the option of the Warrantholder, (i) be postponed and implemented on the first date on which such implementation would not result in the condition described in such proviso or (ii) be effected through the right to exercise the Warrant for Series A Preferred Stock to the extent it would otherwise have been exercisable for Common Stock in excess of the adjusted amount, mutatis mutandis.

(A)          Common Stock Issued at Less than the Applicable Price.  (i)  If the Company issues or sells, or agrees to issue or sell, any Common Stock or other securities that are convertible into or exchangeable or exercisable for (or are otherwise linked to) Common Stock other than Excluded Stock for consideration per share less than the Applicable Price, then the Exercise Price in effect immediately prior to each such issuance or sale will immediately (except as provided below) be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to such issuance or sale by a fraction, (x) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issuance or sale plus (2) the number of shares of Common Stock which the aggregate consideration received

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by the Company for the total number of such additional shares of Common Stock so issued or sold would purchase at the Applicable Price, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issuance or sale.  No increase in the Exercise Price shall be made pursuant to this sub-clause (i) of this Section 13(A).   No reduction in the Exercise Price shall be made if the Company issues or sells, or agrees to issue or sell, any Common Stock or other securities that are convertible into or exchangeable or exercisable for (or are otherwise linked to Common Stock) for consideration per share greater than the Applicable Price.

(ii)           For the purposes of any adjustment of the Exercise Price and the number of Shares issuable upon exercise of this Warrant pursuant to this Section 13(A), the following provisions shall be applicable:

(1)           In the case of the issuance or sale of equity or equity-linked securities for cash, the amount of the consideration received by the Company shall be deemed to be the amount of the gross cash proceeds received by the Company for such securities before deducting therefrom any discounts or commissions allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(2)           In the case of the issuance or sale of equity or equity-linked securities (otherwise than upon the conversion of shares of Capital Stock or other securities of the Company) for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the Fair Market Value, before deducting therefrom any discounts or commissions allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(3)           In the case of the issuance of (i) options, warrants or other rights to purchase or acquire equity or equity-linked securities (whether or not at the time exercisable) or (ii) securities by their terms convertible into or exchangeable for equity or equity-linked securities (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

(a)           The aggregate maximum number of shares of securities deliverable upon exercise of such options, warrants or other rights to purchase or acquire equity or equity-linked securities shall be deemed to have been issued at the time such options, warrants or rights are issued and for a consideration equal to the consideration (determined in the manner provided in Section 13(A)(i) and (ii)), if any, received by the Company upon the issuance or sale of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the equity or equity-linked securities covered thereby.

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(b)           The aggregate maximum number of shares of equity or equity-linked securities deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (in each case, determined in the manner provided in Section 13(A)(i) and (ii)), if any, to be received by the Company upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof.

(c)           On any change in the number of shares of equity or equity-linked securities deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Company upon such exercise, conversion or exchange, but excluding changes resulting from the anti-dilution provisions thereof (to the extent comparable to the anti-dilution provisions contained herein), the Exercise Price and the number of Shares issuable upon exercise of this Warrant as then in effect shall forthwith be readjusted to such Exercise Price and number of Shares as would have been obtained had an adjustment been made upon the issuance or sale of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change.

(d)           If the Exercise Price and the number of Shares issuable upon exercise of this Warrant shall have been adjusted upon the issuance or sale of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof.

(B)           Stock Splits, Subdivisions, Reclassifications or Combinations.  If the Company shall (i) declare a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the number of Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder after such date shall

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be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive after such date had this Warrant been exercised immediately prior to such date.  In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for such dividend, distribution, subdivision, combination or reclassification giving rise to this adjustment by (y) the new number of Shares issuable upon exercise of this Warrant determined pursuant to the immediately preceding sentence.

(C)           Other Distributions.  In case the Company shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (i) of shares of any class other than its Common Stock, (ii) of evidence of indebtedness of the Company or any Subsidiary, (iii) of assets or cash (excluding Ordinary Cash Dividends, and dividends or distributions referred to in Section 13(B)), or (iv) of rights or warrants (other than in connection with the adoption of a shareholder rights plan), in each such case, the Exercise Price in effect prior thereto shall be reduced immediately thereafter to the price determined by dividing (x) an amount equal to the difference resulting from (1) the number of shares of Common Stock outstanding on such record date multiplied by the Exercise Price per Share on such record date, less (2) the cash or Fair Market Value of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed, by (y) the number of shares of Common Stock outstanding on such record date; such adjustment shall be made successively whenever such a record date is fixed.  In such event, the number of shares of Common Stock issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the issuance giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence.  In the event that such distribution is not so made, the Exercise Price and the number of Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board determines not to distribute such shares, evidences of indebtedness, assets, cash, rights or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed.

(D)          Certain Repurchases of Common Stock.  In case the Company effects a Pro Rata Repurchase of Common Stock, then the Exercise Price shall be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase and (y) the Market Price of a share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (i) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Common Stock so repurchased and (ii) the Market Price per share of Common Stock on the trading day immediately preceding the first public announcement of such Pro Rata Repurchase.  In such event, the number of shares of Common Stock issuable upon the exercise of this Warrant

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shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence.  For the avoidance of doubt, no increase to the Exercise Price or decrease in the number of shares of Common Stock issuable upon the exercise of this Warrant shall be made pursuant to this Section 13(D).

(E)           Business Combinations.  In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 13(B)), any Shares issued or issuable upon exercise of this Warrant after the date of such Business Combination or reclassification shall be exchangeable for the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant immediately prior to the consummation of such Business Combination or reclassification would have been entitled upon consummation of such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Warrantholder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant.  In determining the kind and amount of stock, securities or the property receivable upon consummation of such Business Combination, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Warrantholder shall have the right to make a similar election upon exercise of this Warrant with respect to the number of shares of stock or other securities or property which the Warrantholder will receive upon exercise of this Warrant.

(F)           Loan Prepayment.   For 30 consecutive days following the receipt of a written principal prepayment notice from the Company in accordance with the Credit Agreement (the “Applicable Period”), the Warrantholder shall have the right to exercise all or a portion of this Warrant and to apply all or a portion of such prepayment proceeds towards the aggregate Exercise Price; provided, that the Applicable Period shall be extended for a maximum of an additional 90 days in order to comply with applicable laws and regulations including the expiration or termination of any waiting period under the HSR Act applicable to the exercise of this Warrant.  Subject to actual receipt by the Warrantholder of the cash prepayment amount in accordance with the Credit Agreement, on the 31st consecutive day following receipt of the Company’s written principal prepayment notice in accordance with the Credit Agreement (or the 121st consecutive day following such receipt if the Applicable Period has been extended in accordance with the proviso in the immediately preceding sentence), such Warrantholder’s Warrant will expire with respect to a number of Shares equal to the excess (if any) of (i) that number of Shares that such Warrantholder would have received upon applying the entire principal prepayment amount received by such Warrantholder towards the exercise of this Warrant over (ii) that number of Shares with respect to which such Warrantholder exercised this Warrant during the Applicable Period.

(G)           Rounding of Calculations; Minimum Adjustments.  All calculations under this Section 13 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be.  Any provision of this Section 13 to the

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contrary notwithstanding, no adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, respectively, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Common Stock, respectively, or more.

(H)          Timing of Issuance of Additional Common Stock Upon Certain Adjustments.  In any case in which the provisions of this Section 13 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the Warrantholder of this Warrant exercised after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Warrantholder any amount of cash in lieu of a fractional share of Common Stock; provided, however, that the Company upon request shall deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(I)            Adjustment for Unspecified Actions.  If the Company takes any action affecting the Common Stock, other than actions described in this Section 13, which would adversely affect the exercise rights of the Warrantholder, the Exercise Price for the Warrant and/or the number of Shares received upon exercise of the Warrant shall be adjusted for the Warrantholder’s benefit, to the extent permitted by law, in such manner, and at such time, as is equitable in the circumstances.

(J)            Statement Regarding Adjustments.  Whenever the Exercise Price or the number of Shares into which this Warrant is exercisable shall be adjusted as provided in this Section 13, the Company shall forthwith file at the principal office of the Company a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of Shares into which this Warrant shall be exercisable after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each Warrantholder at the address appearing in the Company’s records.

(K)          Notice of Adjustment Event.  In the event that the Company shall propose to take any action of the type described in this Section 13 (but only if the action of the type described in this Section 13 would result in an adjustment in the Exercise Price or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall give notice to the Warrantholder, in the manner set forth in Section 13(J), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place.  Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant.  In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice

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shall be given at least fifteen (15) days prior to the taking of such proposed action.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(L)           No Impairment.  The Company will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrantholder.

(M)         Proceedings Prior to Any Action Requiring Adjustment.  As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 13, the Company shall take any action which may be necessary, including obtaining regulatory, New York Stock Exchange or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock or Series A Preferred Stock that the Warrantholder is entitled to receive upon exercise of this Warrant pursuant to this Section 13.

(N)          Adjustment Rules.  Any adjustments pursuant to this Section 13 shall be made successively whenever an event referred to herein shall occur.  If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock.

14.           Exercise for Series A Preferred Stock.  To the extent provided herein, the Warrantholder may exercise all or any part of this Warrant for a number of shares of Series A Preferred Stock that would be convertible in accordance with the terms thereof into that number of shares of Common Stock it would otherwise be entitled to receive in accordance with Section 3; provided that the Company shall pay cash to the Warrantholder in lieu of any fractional shares of Series A Preferred Stock.

15.           Contest and Appraisal Rights.  Upon each determination of Market Price or Fair Market Value, as the case may be, hereunder, the Company shall promptly give notice thereof to the Warrantholder, setting forth in reasonable detail the calculation of such Market Price or Fair Market Value, and the method and basis of determination thereof, as the case may be.  If the Warrantholder (or if there is more than one Warrantholder, a majority in interest of Warrantholders) shall disagree with such determination and shall, by notice to the Company given within fifteen (15) days after the Company’s notice of such determination, elect to dispute such determination, such dispute shall be resolved in accordance with this Section 15.  In the event that a determination of Market Price, or Fair Market Value (if such determination solely involves Market Price), is disputed, such dispute shall be submitted, at the Company’s expense, to a New York Stock Exchange member firm selected by the Company and reasonably acceptable to the Warrantholder, whose determination of Market Price or Fair Market Value, as the case may be, shall be binding on the Company and the Warrantholder.  In the event that a determination of Fair Market Value, other than a determination solely involving Market Price, is disputed, such dispute shall be resolved through the Appraisal Procedure.

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16.           Governing Law.  This Warrant shall be binding upon any successors or assigns of the Company.  This Warrant shall constitute a contract under the laws of the State of Delaware and for all purposes shall be construed in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without giving effect to conflict of laws principles.

17.           Attorneys’ Fees.  In any litigation, arbitration or court proceeding between the Company and the Warrantholder as the holder of this Warrant relating hereto, the prevailing party, as determined by the trier of the facts, shall be entitled to reasonable attorneys’ fees and expenses incurred in enforcing this Warrant.

18.           Amendments.  This Warrant may be amended and the observance of any term of this Warrant may be waived only, in the case of an amendment, with the written consent of the Company and the Warrantholder, or in the case of a waiver, by the party against whom the waiver is to be effective.

19.           Notices.  All notices hereunder shall be in writing and shall be effective (A) on the day on which delivered if delivered personally or transmitted by telex or telegram or telecopier with evidence of receipt, (B) one Business Day after the date on which the same is delivered to a nationally recognized overnight courier service with evidence of receipt, or (C) five Business Days after the date on which the same is deposited, postage prepaid, in the U.S. mail, sent by certified or registered mail, return receipt requested, and addressed to the party to be notified at the address indicated below for the Company, or at the address for the Warrantholder set forth in the registry maintained by the Company pursuant to Section 9, or at such other address and/or telecopy or telex number and/or to the attention of such other person as the Company or the Warrantholder may designate by ten-day advance written notice.

If to the Company, to:

SWS Group, Inc.
1201 Elm Street, Suite 3500
Dallas, Texas 75270
Attn:	General Counsel
Facsimile:	(214) 859-6020

with copies to (which copy alone shall not constitute notice):

Andrews Kurth, LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
Attn:	Ronald L. Brown
Facsimile:	(214) 659-4819

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If to the Warrantholder.:

Hilltop Holdings Inc.
200 Crescent Court, Suite 1330
Dallas, Texas 75201
Attn:	President
Facsimile:	(214) 855-2173

with copies to (which copy alone shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019-6150
Attn:	David E. Shapiro
Facsimile:	(212) 403-2000

20.           Prohibited Actions.  The Company agrees that it will not take any action which would entitle the Warrantholder to an adjustment of the Exercise Price if the total number of shares of Common Stock issuable after such action upon exercise of this Warrant, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon the exercise of all outstanding options, warrants, conversion and other rights, would exceed the total number of shares of Common Stock then authorized by its certificate of incorporation.

21.           Other Matters.  The Company agrees that as between the Company and the Investors, all determinations and interpretations relating to the Ownership Limit shall be made solely by the Investors.   Each Investor agrees to (x) notify the other Investor of its intent to exercise its respective Warrant in whole or in part no later than five Business Days in advance of delivering a Notice of Exercise to the Company and (y) to the extent that the exercise of a Warrant by the Investor providing such notice, together with the exercise of a Warrant, if any, by the Investor receiving such notice, would cause either Investor to own, or be deemed for applicable bank regulatory purposes to own, securities of the Company in excess of the Ownership Limit, each Investor will be entitled to exercise its respective Warrant for a pro rata share (based on the number of Shares owned by such Investor on an as-converted basis relative to the total number of Shares owned by all Investors exercising Warrants on an as-converted basis) of the aggregate securities for which the outstanding Warrants may be exercised without causing either Investor to own, or to be deemed for applicable bank regulatory purposes to own, securities of the Company in excess of the Ownership Limit.  References to each Investor in the preceding sentence include such Investor’s permitted transferees.

22.           Entire Agreement.  This Warrant and the forms attached hereto, together with the Funding Agreement, the Investor Rights Agreement and Credit Agreement and the schedules and exhibits thereto, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by a duly authorized officer.

Dated:  [                              ]

SWS GROUP, INC.

By:
Name:
Title:

Attest:

By:
Name:
Title:

Acknowledged and Agreed:

INVESTOR

By:
Name:
Title:

[Signature Page to Warrant]

[Form Of Notice Of Exercise]

Date:

TO:         SWS Group, Inc.

RE:          Election to Subscribe for and Purchase Common Stock

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of shares of the Common Stock set forth below covered by such Warrant.  The undersigned, in accordance with Section 3 of the Warrant, hereby agrees to pay the aggregate Exercise Price for such shares of Common Stock in the manner set forth below.  A new warrant evidencing the remaining shares of Common Stock covered by such Warrant, but not yet subscribed for and purchased, should be issued in the name set forth below.  If the new warrant is being transferred, an opinion of counsel is attached hereto with respect to the transfer of such warrant.

Number of Shares of Common Stock:

Number of Shares of Series A Preferred Stock:

Method of Payment of Exercise Price:

Name and Address of Person to be
Issued New Warrant:

Holder:

By:

Name:

Title:

[Form of Notice of Exercise]

EXHIBIT C

INVESTORS RIGHTS AGREEMENT

between

SWS GROUP, INC.,

HILLTOP HOLDINGS INC.

OAK HILL CAPITAL PARTNERS III, L.P., and

OAK HILL CAPITAL MANAGEMENT PARTNERS III, L.P.

Dated as of [      ]

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INDEX OF DEFINED TERMS

Agreement	Preamble
Board Representative	2(a)
Common Stock	Recitals
Company	Preamble
Credit Agreement	Recitals
Demand Registration	6(c)
Funding Agreement	1(a)
Funding Date	1(b)
Governmental Entity	1(c)
Hilltop	Preamble
Holder	1(d)
Holders’ Counsel	1(e)
Indemnitee	6(f)
Investor	Preamble
Investor Indemnitee	2(e)
Investor Indemnitor	2(e)
Investors	Preamble
Losses	1(f)
Minimum Threshold	6(c)
New Security	4(a)
Oak Hill	Preamble
Observer	2(a)
Observer Threshold Interest	2(a)
Piggyback Registration	6(b)(i)
Qualifying Ownership Interest	2(a)
Register	1(g)
Registrable Securities	1(h)
Registration Deadline	6(a)
Registration Expenses	1(i)
Selling Expenses	1(j)
Shelf Registration Statement	6(a)
Special Registration	6(b)(i)
Subsidiary	1(k)
Transaction Documents	1(m)
Transfer	1(l)
Warrant	Recitals
Warrant Shares	Recitals

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INVESTORS RIGHTS AGREEMENT

INVESTOR RIGHTS AGREEMENT, dated as of [      ], 2011 (this “Agreement”), between SWS Group, Inc., a Delaware corporation (the “Company”), Hilltop Holdings Inc., a Maryland corporation (“Hilltop”), Oak Hill Capital Partners III, L.P., a Cayman Islands exempted limited partnership and Oak Hill Capital Management Partners III, L.P., a Cayman Islands exempted limited partnership (together, “Oak Hill”) (each of Hilltop and Oak Hill, an “Investor” and together the “Investors”).

WHEREAS, on March 20, 2011, the parties hereto executed a Funding Agreement, pursuant to which the Investors agreed to extend a senior unsecured loan to the Company in aggregate principal amount of $100,000,000; and

WHEREAS, simultaneously with the Company’s entry into this Agreement, the Company is (1) issuing a Warrant to each of the Investors (the “Warrant”), pursuant to which the Company is issuing to each Investor a Warrant to purchase shares (the “Warrant Shares”) of Common Stock, $0.10 par value per share of the Company (the “Common Stock” ) and (2) entering into a Credit Agreement with the Investors (the “Credit Agreement” ) under which the loans are being granted;

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements set forth herein, and for other good and adequate consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

Section 1.                                            Definitions

(a)                                  “Funding Agreement” means the Funding Agreement, dated as of March 20, 2011, between the Company, Hilltop Holdings Inc., and Oak Hill Capital Partners III, L.P.

(b)                                 “Funding Date” has the meaning ascribed to it in the Funding Agreement.

(c)                                  “Governmental Entity” means any governmental or regulatory authority, agency, court, commission or other entity, whether federal, state, local or foreign, or any self-regulatory organization.

(d)                                 “Holder” means each Investor and any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been assigned.

(e)                                  “Holders’ Counsel” means one counsel for the selling Holders chosen by Holders holding a majority interest in the Registrable Securities being registered.

(f)                                    “Losses” means any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including attorneys’ fees and disbursements), amounts paid in settlement and other costs.

(g)                                 “Register,” “registered,” and “registration” shall refer to a registration effected by preparing and (a) filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement or (b) filing a prospectus and/or prospectus supplement in respect of an appropriate effective registration statement on Form S-3.

(h)                                 “Registrable Securities” means (A) the Warrant Shares, (B) any securities purchased pursuant to Section 4, and (C) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause (A), (B) or (C) by way of conversion, exercise or exchange thereof or stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization; provided that, once issued, such securities will not be Registrable Securities when (i) they are sold pursuant to an effective registration statement under the Securities Act, (ii) they shall have ceased to be outstanding or (iii) they have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities.

(i)                                     “Registration Expenses” means all expenses incurred by the Company in effecting any registration pursuant to this Agreement (whether or not any registration or prospectus becomes effective or final) or otherwise complying with its obligations under Section 6, including, without limitation, all registration, filing and listing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses incurred by the Company in connection with any “road show,” the fees and disbursements of Holders’ Counsel, and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(j)                                     “Selling Expenses” means all discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of Holders’ Counsel which shall be included in Registration Expenses).

(k)                                  “Subsidiary” means any entity or person that is controlled by another entity or person.  For purposes of this definition, an entity or person controls another entity or person if it (i) owns, controls, or holds the power to vote 25% of any class of voting securities of such other entity or person, (ii) controls in any manner the election of a majority of the other entity’s or person’s board of directors (or equivalent positions), or (3) has the power to exercise, directly or indirectly, a controlling influence over the management or policies of such other entity or person.

(l)                                     “Transfer” means, directly or indirectly, to sell, transfer, make any short sale of, loan, grant any option for the purchase of or otherwise dispose of any securities, or

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take any other action that is intended to have an economic impact equivalent to any of the foregoing in one or more transactions.

(m)                               “Transaction Documents” refers collectively to this Agreement, the Funding Agreement, the Credit Agreement and the Warrant (together with the Certificate of Designations for Non-Voting Perpetual Participating Preferred Stock Series A).

Section 2.                                            Board of Directors.

(a)                                  From and after the Funding Date, for so long as an Investor owns 9.9% or more of all of the outstanding shares of Common Stock (counting in both the numerator and the denominator the Common Stock issuable to the Investor upon exercise of the Warrant by that Investor in full) (and not counting in the denominator any other warrants, options or securities convertible or exchangeable into Common Stock other than any securities held by the other Investor) (the “Qualifying Ownership Interest”) and, solely for purposes of this Section 2, excluding as shares issued and outstanding any Common Stock issued by the Company after the Funding Date, such Investor shall be entitled to have one representative of such Investor serve as a director on the Company’s Board of Directors (the “Board Representative”).  From and after the Funding Date, for so long as an Investor owns 4.9% or more of all of the outstanding shares of Common Stock (counting in both the numerator and the denominator the Common Stock issuable to the Investor upon exercise of the Warrant by that Investor in full) (and not counting in the denominator any other warrants, options or securities convertible or exchangeable into Common Stock other than any securities held by the other Investor) (the “Observer Threshold Interest”) and, solely for purposes of this Section 2, excluding as shares issued and outstanding any Common Stock issued by the Company after the Funding Date, such Investor shall be entitled to have a representative of such Investor serve as an observer on the Company’s Board of Directors (the “Observer”).

(b)                                 The Company will cause each Board Representative to become a member of the Board of Directors on the Funding Date and to serve thereon thereafter as long as such Investor owns the Qualifying Ownership Interest.  At each annual or special meeting of the stockholders of the Company at which directors are to be elected to the Board of Directors, the Company will nominate, recommend to its stockholders the election of, and use its best efforts to cause the election to the Company’s Board of Directors of, each Board Representative.  If at any time an Investor holds a Qualifying Ownership Interest but does not have a Board Representative on the Company’s Board of Directors, whether because of a Board Representative’s inability or refusal to serve, resignation, retirement, removal, failure to be elected or otherwise, such Investor shall be entitled to identify a replacement Board Representative, the Company shall immediately cause such replacement Board Representative to become a member of the Board of Directors and all of the Company’s obligations with respect to a Board Representative herein shall apply to such replacement Board Representative.  If an Investor no longer has a Qualifying Ownership Interest, then such Investor will have no further rights, other than observer rights for so long as such Investor maintains an Observer Threshold Interest, under this Section 2.

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(c)                                  The Company agrees that, from and after the Funding Date for as long as an Investor owns the Observer Threshold Interest, the Company shall invite such Investor’s Observer to attend each meeting of the Board of Directors in a nonvoting, nonparticipating observer-only capacity, except to the extent the Board of Directors or any committee thereof shall seek communication with counsel subject to the attorney-client privilege.

(d)                                 The Board Representatives shall receive the same compensation, indemnification, insurance, advancement of expenses and other similar compensatory rights in connection with his or her role as a director as the other non-employee members of the Board of Directors, and the Board Representatives and Observers, as the case may be, shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committee thereof, to the same extent as the other non-employee members of the Board of Directors.  The Company shall notify each Board Representative and Observer of all regular meetings and special meetings of the Board of Directors (and each written consent in lieu of a meeting) and of all regular and special meetings of any committee of the Board of Directors (and each written consent in lieu of a meeting) to the same extent as other directors are so notified.  The Company shall provide each Board Representative and each Observer with copies of all notices, minutes, consents, documents, information, presentations, data and other material that it provides to all other members of the Board of Directors concurrently as such materials are provided to the other members and shall provide other information as is reasonably requested, provided that the Company shall not be required to disclose to any Observer any information or materials subject to the attorney-client privilege.

(e)                                  The Company acknowledges that certain Board Representatives and Observers (each, an “Investor Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by Investor and/or certain of its Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to each Investor Indemnitee are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Investor Indemnitee are secondary), and (ii) that it shall be required to advance the full amount of expenses incurred by each Investor Indemnitee and shall be liable for the full amount of all expenses and liabilities to the extent legally permitted and as required by the terms of this Agreement and the certificate of incorporation and by-laws of the Company (and any other agreement regarding indemnification between the Company and any Investor Indemnitee), without regard to any rights an Investor Indemnitee may have against any Investor Indemnitor. The Company further agrees that no advancement or payment by any Investor Indemnitor on behalf of any Investor Indemnitee with respect to any claim for which such Investor Indemnitee has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Investor Indemnitee against the Company.  The Company and each Investor Indemnitee agree that the Investor Indemnitors are express third party beneficiaries of the terms of this Section 2(e).

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(f)                                    The Company shall use its reasonable commercial efforts to purchase on commercially reasonable terms by the Funding Date or maintain the existing D&O Insurance in force, and maintain for such periods as the Company’s Board of Directors shall in good faith determine (provided that such period shall not be less than six (6) years following cessation of service), at its expense, insurance in an amount determined in good faith by the Board of Directors to be appropriate (provided, that such amount shall not be lower than $20,000,000 unless otherwise agreed by the Investors), on behalf of any person who after the Funding Date is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another person, including any direct or indirect Subsidiary of the Company, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, subject to customary exclusions.

Section 3.                                            [Reserved]

Section 4.                                            Participation Rights.

(a)                                  Sale of New Securities.  From and after the Funding Date, as long as either Investor owns an Observer Threshold Interest (before giving effect to any issuances triggering provisions of this Section), at any time that the Company makes any public or nonpublic offering or sale of any equity (including Common Stock, preferred stock or restricted stock, but excluding shares of equity securities and/or options or other rights in respect thereof to be offered solely to directors, members of management, or employees of the Company or Company Subsidiaries or in connection with dividend reinvestment plans, in each case in the ordinary course of the Company’s business consistent with past practice and solely for compensation purposes), or any securities, options or debt that is convertible or exchangeable into equity or that includes an equity component (such as an “equity” kicker) (including any hybrid security) (any such security, a “New Security”), each such Investor owning an Observer Threshold Interest shall be afforded the opportunity to acquire from the Company for the same price and on the same terms (except that the Investor may elect to receive such securities in nonvoting form, convertible into voting securities in a widely dispersed offering) as such securities are proposed to be offered to others, up to the amount of New Securities in the aggregate required to enable it to maintain its proportionate Common Stock-equivalent interest in the Company immediately prior to any such issuance of New Securities.  The amount of New Securities that such Investor shall be entitled to purchase in the aggregate shall be determined by multiplying (x) the total number or principal amount of such offered New Securities by (y) a fraction, the numerator of which is the number of shares of Common Stock held by the Investor plus the number of shares of Common Stock or other capital stock of the Company that would be issued to the Investor upon the exercise in full by such Investor of the Warrant, and the denominator of which is the number of shares of Common Stock then outstanding plus the number of shares of Common Stock or other capital stock of the Company that would be issued to the Investor upon the exercise in full by such Investor of the Warrant.

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(b)                                 Notice.  In the event the Company proposes to offer or sell New Securities, it shall give each Investor written notice of its intention, describing the price (or range of prices), anticipated amount of securities, timing and other terms upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering), no later than ten business days, as the case may be, after the initial filing of a registration statement with the SEC with respect to an underwritten public offering, after the commencement of marketing with respect to a Rule 144A offering or after the Company proposes to pursue any other offering.  Each Investor shall have ten business days from the date of receipt of such a notice to notify the Company in writing that it intends to exercise its rights provided in this Section 4 and as to the amount of New Securities the Investor desires to purchase, up to the maximum amount calculated pursuant to Section 4(a).

(c)                                  Purchase Mechanism.  If either Investor exercises its rights provided in this Section 4, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place within 30 calendar days after the giving of notice of such exercise, which period of time shall be extended for a maximum of three (3) months at the election of the Investors in order to comply with applicable laws and regulations (including receipt of any applicable regulatory or stockholder approvals).  The Company agrees to use its reasonable commercial efforts to secure any regulatory or stockholder approvals or other consents, and to comply with any law or regulation necessary in connection with the offer, sale and purchase of, such New Securities.

(d)                                 Failure of Purchase.  In the event the Investors do not exercise the rights provided in this Section 4 within the ten-business day period or, if so exercised, the Investors are unable to consummate such purchase within the time period specified in Section 4(c), the Company shall thereafter be entitled (during the period of 90 days following the conclusion of the applicable period) to sell or enter into an agreement (pursuant to which the sale of the New Securities covered thereby shall be consummated, if at all, within 90 days from the date of said agreement) to sell the New Securities not elected to be purchased pursuant to this Section 4, at a price and upon terms, taken together in the aggregate, no more favorable to the purchasers of such securities than were specified in the Company’s notice to the Investors.  In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within such 90-day period (or sold and issued New Securities in accordance with the foregoing within 90 days from the date of said agreement), the Company shall not thereafter offer, issue or sell such New Securities without first offering such securities to the Investor in the manner provided above.

(e)                                  Non-Cash Consideration.  In the case of the offering of securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors; provided, however, that such fair value as determined by the Board of Directors shall not exceed the aggregate market price of the securities being offered as of the date the Board of Directors authorizes the offering of such securities.

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(f)                                    Assignment.  Notwithstanding anything to the contrary in this Agreement, in the event that an Investor is not permitted under applicable law or regulation to exercise any of its rights to purchase New Securities under this Section 4, each Investor may, in its sole discretion, assign such rights under this Section 4 to any of its non-stockholder affiliates that agrees in writing for the benefit of the Company to be bound by the terms of this Agreement (any such affiliate shall be included in the term “Investor”).

(g)                                 Exception to Time Periods.  Notwithstanding the foregoing provisions of this Section 4, in the event that (i) New Securities are to be offered or issued by the Company at the written direction of the applicable federal banking regulator of the Company or Southwest Securities, FSB or (b) the Board of Directors determines that there is a valid business reason for issuing New Securities prior to the expiration of the time periods set forth in Section 4(b) and Section 4(c), the Company may proceed to complete such issuance prior to the expiration of such time periods, so long as provision is made in such issuance such that subsequent to the time periods set forth in Section 4(b) and Section 4(c) either (A) the purchaser(s) will be obligated to transfer that portion of such New Securities to either Investor properly electing to participate in such issuance pursuant to this Section 4 sufficient to satisfy the terms of this Section 4 or (ii) the Company shall issue an incremental amount of such New Securities to those Investors properly electing to participate in such issuance pursuant to this Section 4 sufficient to satisfy the terms of this Section 4.

Section 5.                                            Transfer Restrictions.  The Warrants may be transferred in accordance with Section 8 of the Warrant.  Any shares of Common Stock that are acquired pursuant to the Warrant may be transferred at any time or from time to time by the Investors to any Person without the consent of the Company.

Section 6.                                            Registration Rights.

(a)                                  Shelf Registration.  As promptly as practicable after the Funding Date (and in any event no later than the date that is 90 days after the Funding Date (the “Registration Deadline”)), the Company shall file with the SEC a Shelf Registration Statement covering all Registrable Securities (or otherwise designate an existing Shelf Registration Statement filed with the SEC to cover the Registrable Securities), and, to the extent the Shelf Registration Statement has not theretofore been declared effective or is not automatically effective upon such filing, the Company shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared or become effective not later than the Registration Deadline and to keep such Shelf Registration Statement continuously effective and in compliance with the Securities Act and usable for resale of such Registrable Securities for a period from the date of its initial effectiveness until such time as there are no Registrable Securities remaining (including by refiling such Shelf Registration Statement (or a new Shelf Registration Statement) if the initial Shelf Registration Statement expires).  The registration pursuant to this Section 6(a) shall be effected by means of a shelf registration under the Securities Act (a “Shelf Registration Statement”) in accordance with the methods and distribution set forth in the Shelf Registration Statement and the rules and regulations of the Securities Act.

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(b)                                 Piggyback Registration.

(i)                                     Whenever the Company proposes to register any of its equity securities, other than a Special Registration, the Company will give prompt written notice to the Investors and all other Holders of its intention to effect such a registration (but in no event less than ten days prior to the anticipated filing date) and will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten business days after the date of the Company’s notice (a “Piggyback Registration”).  Any such person that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the fifth business day prior to the planned effective date of such Piggyback Registration.  “Special Registration” means the registration of shares of equity securities and/or options or other rights in respect thereof to be offered solely to directors, members of management, employees or consultants of the Company or Company Subsidiaries in connection with any existing or future compensation, stock, stock option, or dividend reinvestment plans, including, without limitation, the Company’s Deferred Compensation Plan effective January 1, 2005, the 1997 Stock Option Plan, and the 2003 Restricted Stock Plan, in each case in the ordinary course of the Company’s business consistent with past practice and solely for compensation purposes.

(ii)                                  If a Piggyback Registration relates to an underwritten primary offering on behalf of the Company, and the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities of the Investors and all other Holders who have requested registration of Registrable Securities pursuant to this Section 6(b), pro rata on the basis of the aggregate number of such securities or shares owned by each such person and (iii) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement.

(c)                                  Demand Registration.  If an Investor wishes to distribute any Registrable Securities by means of an underwritten offering, it shall promptly so advise the Company and the Company shall take all steps necessary to facilitate such distribution, including the actions required by this Section 6.  The lead underwriter to administer the offering in connection with any Demand Registration will be mutually acceptable to the Investors participating in the registration.  Any registration requested by an Investor or Investors or Holders pursuant to this Section 6(c) is referred to in this Agreement as a “Demand Registration.”  The Company is not required to complete more than (i) two underwritten offerings with respect to each Investor and its permitted transferees and assigns and (ii)

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one underwritten offering for all Investors during any period of twelve consecutive months.  Whenever the Company receives a request for Demand Registration hereunder, the Company will give prompt written notice to each Investor of its intention to effect such a registration (but in no event less than ten days prior to the anticipated filing date) and will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion from Investors therein within ten business days after the date of the Company’s notice.  Any such person that has made such a written request may withdraw its Registrable Securities from such underwritten offering by giving written notice to the Company and the managing underwriter, if any, on or before the fifth business day prior to the planned effective date of such underwritten offering.  If the managing underwriter(s) of such underwritten offering advises the Investors that in its reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Investors will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included on a pro rata basis by each Investor in proportion to the aggregate number of Registrable Securities held by such Investor on the date that such request for Demand Registration was made.  Anything to the contrary in this Section 6(c) notwithstanding, the Company shall not be obligated to effect a Demand Registration for aggregate gross proceeds of less than $25,000,000 (the “Minimum Threshold”); provided that the Minimum Threshold shall not apply to an Investor proposing to sell all of its remaining Registrable Securities of the Company.

(d)                                 Expenses of Registration.  All Registration Expenses incurred in connection with any registration or qualification of Registrable Securities or compliance with this Agreement shall be borne by the Company.  All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the holders of the securities so registered pro rata on the basis of the aggregate offering or sale price of the securities so registered.

(e)                                  Obligations of the Company.  The Company shall use its reasonable best efforts for so long as there are Registrable Securities outstanding, to take such actions as are under its control to remain a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) if it becomes eligible for such status in the future (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)).  In addition, whenever required to effect the registration of any Registrable Securities or facilitate the distribution of Registrable Securities pursuant to an effective Shelf Registration Statement or in an underwritten offering, the Company shall, as expeditiously as possible:

(i)                                     prepare and file with the SEC a prospectus supplement with respect to a proposed offering of Registrable Securities pursuant to an effective registration statement and keep such registration statement effective or such prospectus supplement current until the securities described therein are no longer Registrable Securities;

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(ii)                                  prepare and file with the SEC such amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(iii)                               furnish to the Holders and any underwriters such number of copies of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by them;

(iv)                              use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders or any managing underwriter(s), to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such Holder;

(v)                                 notify each Holder of Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the applicable prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

(vi)                              give written notice to the Holders:

(A)                when any registration statement or any amendment thereto has been filed with the SEC and when such registration statement or any post-effective amendment thereto has become effective;

(B)                  of any request by the SEC for amendments or supplements to any registration statement or the prospectus included therein or for additional information;

(C)                  of the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose;

(D)                 of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(E)                   of the happening of any event that requires the Company to make changes in any effective registration statement or the prospectus

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related to the registration statement in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made); and

(F)                   if at any time the representations and warranties of the Company contained in any underwriting agreement cease to be true and correct.

(vii)                           use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any registration statement at the earliest practicable time.

(viii)                        upon the occurrence of any event contemplated by Section 6(e)(v) or 6(e)(vi)(E), promptly prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders and any underwriters, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ix)                                use reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Holders or any managing underwriter(s).

(x)                                   if an underwritten offering is requested pursuant to Section 6(c), enter into an underwriting agreement in customary form, scope and substance and take all such other actions reasonably requested by the Holders or by the managing underwriter(s), if any, to expedite or facilitate the underwritten disposition of such Registrable Securities (including making members of management and executives of the Company available to participate in “road shows,” similar sales events and other marketing activities), and in connection therewith in any underwritten offering, (i) make such representations and warranties to the Holders that are selling stockholders and the managing underwriter(s), if any, with respect to the business of the Company and its subsidiaries, and the Shelf Registration Statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in customary form, substance and scope, and, confirm the same if and when requested, (ii) furnish the underwriters with opinions of counsel to the Company, addressed to the underwriter(s), covering the matters customarily covered in such opinions requested in underwritten offerings, (iii) obtain “cold comfort” letters from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any business acquired by the Company for which financial statements and financial data are included in the Shelf Registration Statement) who have certified the financial statements included in such Shelf Registration Statement, addressed to each of the underwriter(s), such letters to

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be in customary form and covering matters of the type customarily covered in “cold comfort” letters, (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures customary in underwritten offerings, and (v) deliver such documents and certificates as may be reasonably requested by the Holders, their counsel and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company.

(xi)                                except for materials subject to attorney-client privilege, make available for inspection by a representative of Holders that are selling stockholders, the underwriters, and any attorneys or accountants retained by such Holders or underwriters, financial and other records, pertinent corporate documents and properties of the Company, and cause the officers, directors and employees of the Company to supply all information reasonably requested (and of the type customarily provided in connection with due diligence conducted in connection with a registered public offering of securities) by any such representative, underwriters, attorney or accountant in connection with such Shelf Registration Statement.

(xii)                             cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed or, if no similar securities issued by the Company are then listed on any securities exchange, use its reasonable best efforts to cause all such Registrable Securities to be listed on the New York Stock Exchange.

(xiii)                          if requested by an Investor whose Registrable Securities are being registered and/or sold in connection therewith, or the managing underwriter(s), if any, promptly include in a prospectus supplement or amendment such information as such Investor or managing underwriter(s), if any, may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after the Company has received such request.

(xiv)                         timely provide to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(f)                                    Indemnification.  The Company agrees to indemnify each Holder and, if a Holder is a person other than an individual, such Holder’s officers, directors, members, partners, employees, agents, representatives and Affiliates, and each Person, if any, that controls a Holder within the meaning of the Securities Act (each, an “Indemnitee”), against any and all Losses, joint or several, arising out of or based upon any untrue statement or alleged untrue statement of material fact contained in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or

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any amendment or supplement thereto); or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  If the indemnification provided for in the immediately preceding sentence is unavailable to an Indemnitee with respect to any Losses or is insufficient to hold the Indemnitee harmless, then the Company, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnitee, on the one hand, and the Company, on the other hand, in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations.  The relative fault of the Company, on the one hand, and of the Indemnitee, on the other hand, shall be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company or by the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 6(f) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 6(f).  The indemnification provided by this Section 6(f) shall be a continuing right to indemnification and shall survive the registration and sale of any securities by any person entitled to indemnification hereunder and the expiration or termination of this Agreement.

(g)                                 Assignment of Registration Rights.  The rights of the Investors to registration of Registrable Securities pursuant to this Section 6 may be assigned by such Investor to a transferee or assignee of Registrable Securities, and references to “Investor” in this Section 6 shall include such transferee or assignee.

(h)                                 Holdback.  With respect to any underwritten offering of Registrable Securities by the Investors or other Holders pursuant to this Section 6, the Company agrees not to effect any public sale or distribution, or to file any other Shelf Registration Statement covering any of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the period not to exceed ten days prior and 60 days following the effective date of such underwritten offering or such longer period prior to or following such underwritten offering as may be requested by the managing underwriter.  The Company also agrees to cause each of its directors and senior executive officers to execute and deliver customary lockup agreements in such form and for such time period as may be requested by the managing underwriter.

(i)                                     Rule 144.  The Company will use its reasonable best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder, with a view to enabling Holders of Registrable Securities to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act. Upon the request of any Holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such information requirements.

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(j)                                     No Inconsistent Agreements.  The Company shall not, on or after the date of this Agreement, enter into any agreement with respect to its securities that may impair the rights granted to the Investors and the Holders under this Section 6 or that otherwise conflicts with the provisions hereof in any manner that may impair the rights granted to the Investors and the Holders under this Section 6.  In the event the Company has, prior to the date of this Agreement, entered into any agreement with respect to its securities that is inconsistent with the rights granted to the Investor and the Holders under this Section 6 (including agreements that are inconsistent with the order of priority contemplated by Section 6(b)) or that may otherwise conflict with the provisions hereof, the Company shall use its reasonable best efforts to amend such agreements to ensure they are consistent with the provisions of this Section 6.

Section 7.                                            Corporate Opportunities.  Each of the parties hereto acknowledges that each Investor and its Affiliates and related investment funds may review the business plans and related proprietary information of any enterprise, including enterprises which may have products or services which compete directly or indirectly with those of the Company and its Subsidiaries, and may trade in the securities of such enterprise. None of the Investors, any of their respective Affiliates or related investment funds shall be precluded or in any way restricted from investing or participating in any particular enterprise, or trading in the securities thereof whether or not such enterprise has products or services that compete with those of the Company and its Subsidiaries.  The parties expressly acknowledge and agree that: (a) the Investors, the Board Representatives, the Observers and affiliates of the Investors have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly, engage in the same or similar business activities or lines of business as the Company and its Subsidiaries; and (b) in the event that the Investors, the Board Representatives, the Observers or any affiliate of the Investors acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of its Subsidiaries, such Investor, Board Representative, Observer or affiliate of an Investor shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its Subsidiaries, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or any of its Subsidiaries or the other Investors or stockholders of the Company for breach of any duty (contractual or otherwise) by reason of the fact that the Investor, any affiliate thereof or related investment fund thereof, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company.  Notwithstanding anything in the foregoing, the provisions of this Section 7 shall only apply to the extent permitted by 12 C.F.R. §§ 563.200 and 563.201.

Section 8.                                            Representations and Warranties.

(a)                                  The Company represents and warrants to the Investors as follows:

(i)                                     The Company is a company duly incorporated, validly existing and in good standing under the laws of Delaware. The Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

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(ii)                                  The execution and delivery by the Company of this Agreement, the performance of the obligations of the Company under this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not conflict with, violate any provision of, or require any consent or approval of any person under, applicable law, the organizational documents of the Company or any contract or agreement to which the Company is a party.

(iii)                               The execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms

(iv)                              True and complete copies of the Company’s certificate of incorporation and by-laws have been delivered to Investors.

(v)                                 The Company is not a party to any agreement granting any other person registration rights.

(b)                                 Each Investor hereby represents and warrants to the Company, on behalf of itself only and not jointly or severally with the other Investor, that:

(i)                                     Such Investor is a company or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Investor has all requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(ii)                                  The execution, delivery and performance of this Agreement by such Investor have been duly authorized by all necessary action on the part of such Investor. This Agreement has been duly executed and delivered by such Investor and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms

Section 9.                                            Miscellaneous.

(a)                                  Certain Actions.  The Company shall not take any action which would reasonably be expected to pose a risk that either Investor or any of its respective Affiliates will become, or control, a “savings and loan holding company” within the meaning of HOLA, or otherwise be deemed to control the Company or have other adverse consequences to the Investors under applicable law or regulation, including without limitation undertaking any redemption, recapitalization or repurchase of Common Stock, of securities or rights, options, or warrants to purchase Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock.  In the event that the Company breaches its obligations under this Section 9(a) or takes or any action, or otherwise believes that it will or is likely to breach its obligations under this Section 9(a), it shall

15

promptly notify the other parties hereto and shall cooperate in good faith with such parties to make arrangements or take any other action, in each case, as determined by the Investors.

(b)                                 Survival of Covenants.  All covenants and agreements contained herein shall survive the execution of this Agreement and shall remain in full force and effect until terminated in accordance with this Agreement.

(c)                                  Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors, assigns and affiliates.  This Agreement is not assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void), except that each Investors shall be permitted to assign its rights or obligations hereunder to any Affiliate entity (any such transferee shall be included in the term “Investor”) or pursuant to Section 6(g).

(d)                                 Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(1)                                  If to Hilltop Holdings Inc.:

Hilltop Holdings Inc.
200 Crescent Court, Suite 1330
Dallas, Texas 75201
Attn:                                            Corey Prestidge

Facsimile:                 (214) 855-2173

with a copy to (which copy alone shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019-6150
Attn:                                            David E. Shapiro

Facsimile:                 (212) 403-2000

(2)                                  If to Oak Hill Capital Partners III:

Oak Hill Capital Partners
65 East 55th Street, 32nd Floor
New York, NY 10022
Attn:                                            Douglas Kaden

Facsimile:                 (212) 527-8450

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with a copy to (which copy alone shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn:                                                                    Lee A. Meyerson

                                                                                               Elizabeth A. Cooper

Facsimile:                                         (212) 455-2502

(3)                                  If to the Company:

SWS Group, Inc.
1201 Elm Street, Suite 3500
Dallas, Texas 75270

Attn:                                            General Counsel

Facsimile:                 (214) 859-6020

with copies to (which copy alone shall not constitute notice):

Andrews Kurth, LLP
1717 Main Street, Suite 3700

Dallas, Texas 75201

Attn:                                            Ronald L. Brown

Facsimile:                 (214) 659-4819

(e)                                  Waiver.  No party may waive any of the terms or conditions of this Agreement, except by a duly executed writing referring to the specific provision to be waived.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(f)                                    Amendment.  This Agreement may be amended only by a writing duly executed by the Company and both Investors.

(g)                                 Entire Agreement.  This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto and their affiliates, with respect to the subject matter hereof.

(h)                                 Captions.  The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

(i)                                     Severability.  If any provision of this Agreement or the application thereof to any person (including, the officers and directors of the Investors and the Company) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or

17

unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

(j)                                     Counterparts and Facsimile.  For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.  Executed signature pages to this Agreement may be delivered by facsimile or electronically in portable document format (pdf) and such facsimiles or pdfs will be deemed as sufficient as if original signature pages had been delivered.

(k)                                  Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.  The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

(l)                                     Remedies.  The Company agrees that irreparable damage would occur in the event that the Company breaches any of the provisions of this Agreement or fails to perform this Agreement in accordance with its specific terms.  It is accordingly agreed that the Investors shall be entitled to obtain specific performance against the Company of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.  The Company further agrees that (a) it has and shall have no legal or equitable recourse against any of either Investor’s Affiliates, officers, directors, members, stockholders, general or limited partners, employees and agents, or any person who controls either Investor within the meaning of the Exchange Act and the rules and regulations promulgated thereunder in connection with or otherwise arising out of this Agreement, the Transaction Documents or the transactions contemplated thereby, (b) it is not entitled to obtain specific performance or other equitable or injunctive relief against the Investors in connection with this Agreement, the Transaction Documents or the transactions contemplated thereby or otherwise, and (c) neither Investor is liable (for money damages or any other legal or equitable relief) for any breach by the other Investor of any Transaction Document and no such liability shall be sought by the Company.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

SWS GROUP, INC.

By:
Name:
Title:

HILLTOP HOLDINGS INC.

By:
Name:
Title:

OAK HILL CAPITAL PARTNERS III, L.P.

By:	OHCP GenPar III, L.P., its general partner
By:	OHCP MGP Partners III, L.P., its general partner
By:	OHCP MGP III, Ltd., its general partner

By:
Name:
Title:

OAK HILL CAPITAL MANAGEMENT PARTNERS III, L.P.

By:	OHCP GenPar III, L.P., its general partner
By:	OHCP MGP Partners III, L.P., its general partner
By:	OHCP MGP III, Ltd., its general partner

By:
Name:
Title:

[Signature Page to Investors Rights Agreement]

EXHIBIT D

CERTIFICATE OF DESIGNATIONS

OF

NON-VOTING PERPETUAL PARTICIPATING PREFERRED STOCK
SERIES A

OF

SWS GROUP, INC.
Pursuant to Section 151(g) of the
General Corporation Law
of the State of Delaware

SWS GROUP INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Sections 103, 141 and 151(g) of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

The board of directors of the Company (the “Board of Directors”) or an applicable committee of the Board of Directors, in accordance with the Certificate of Incorporation and the By-laws of the Company and applicable law, adopted the following resolution on [      ], creating a series of shares of Preferred Stock of the Company designated as “Non-Voting Perpetual Participating Preferred Stock, Series A”.

RESOLVED, that pursuant to the provisions of the Certificate of Incorporation and the By-laws of the Company and applicable law, a series of Preferred Stock, par value $1.00 per share, of the Company be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1.  Designation and Number of Shares.  There is hereby created out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as the “Non-Voting Perpetual Participating Preferred Stock, Series A” (the “Series A Preferred Stock”).  The number of shares constituting such series shall be [        ].  The Series A Preferred Stock shall have a par value of $1.00 per share.

Section 2.  Ranking.  The Series A Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) on a parity  with each class or series of equity securities of the Company the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company including the Company’s common stock, par value $0.10 per share (the “Common Stock”) (collectively referred to as “Parity Securities”), and senior to each other class or series of capital stock outstanding or established after the Effective Date by the Company the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, winding-up and dissolution of the Company (collectively referred to as “Junior Securities”).

Section 3.  Definitions.  Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:

(a)                                  “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of Voting Securities by contract or otherwise.  For purposes of this definition, the (i) Company and any of its Affiliates are not Affiliates of Hilltop Holdings Inc. or Oak Hill Capital Partners III, L.P. or any of their respective Affiliates and (ii) Hilltop Holdings Inc. and any of its Affiliates are not Affiliates of Oak Hill Capital Partners III, L.P. or any of its Affiliates;

(b)                                 “Board of Directors” means the board of directors of the Company.

(c)                                  “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in the State of New York are generally required or authorized by law to be closed.

(d)                                 “By-laws” means the By-laws of the Company as may be amended from time to time.

(e)                                  “Certificate of Designations” means this Certificate of Designations of Non-Voting Perpetual Participating Preferred Stock, Series A, of SWS Group Inc.

(f)                                    “Certificate of Incorporation” means the Restated Certificate of Incorporation of the Company, as may be amended from time to time.

(g)                                 “Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on the New York Stock Exchange on such date.  If the Common Stock (or other relevant capital stock or equity interest) is not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S.

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national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose.  For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock (or other relevant capital stock or equity interest) on the New York Stock Exchange shall be such closing sale price and last reported sale price as reflected on the website of the New York Stock Exchange (http://www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the New York Stock Exchange shall govern.   If a Reorganization Event has occurred and (1) the Exchange Property consists only of shares of common stock, the “Closing Price” shall be based on the closing sale price per share of such common stock; (2) the Exchange Property consists only of cash, the “Closing Price” shall be the cash amount paid per share; and (3) the Exchange Property consists of securities, cash and/or other property, the “Closing Price” shall be based on the sum, as applicable, of (x) the closing sale price of such common stock, (y) the cash amount paid per share and (z) the value (as determined by the Board of Directors, acting in good faith, from time to time) of any other securities or property paid to the holders of the Common Stock in connection with the Reorganization Event.

(h)                                 “Common Stock” has the meaning set forth in Section 2.

(i)                                     “Company” means SWS Group, Inc., a Delaware corporation.

(j)                                     “Conversion Date” means a Mandatory Conversion Date or a Reorganization Conversion Date.

(k)                                  “Conversion Ratio” has the meaning set forth in Section 8(a).

(l)                                     “Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock or other securities on each of the 10 consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Ratio pursuant to Section 10.

(m)                               “Effective Date” means the date on which shares of the Series A Preferred Stock are first issued.

(n)                                 “Ex-Date”, when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the

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right to receive the issuance or distribution giving rise to an adjustment to the Conversion Ratio pursuant to Section 10.

(o)                                 “Exchange Property” has the meaning set forth in Section 11(a).

(p)                                 “Holder” means the Person in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Company as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

(q)                                 “Investor” means Hilltop Holdings Inc., a Maryland corporation, or Oak Hill Capital Partners III, L.P. a Cayman Islands exempted limited partnership.

(r)                                    “Junior Securities” has the meaning set forth in Section 2.

(s)                                  “Liquidation Preference” has the meaning set forth in Section 5(a).

(t)                                    “Mandatory Conversion Date” means, with respect to shares of Series A Preferred Stock of any Holder, the date of the consummation of the transfer by such Holder of shares of Series A Preferred Stock to a non-affiliate in a Widely Dispersed Offering.

(u)                                 “Notice of Mandatory Conversion” has the meaning set forth in Section 9(a).

(v)                                 “Ownership Limit” means at the time of determination, 24.9% of any class of Voting Securities of the Company outstanding at such time.  Any calculation of a Holder’s percentage ownership of the outstanding Voting Securities of the Company for purposes of this definition shall be made in accordance with the relevant provisions of Home Owners Loan Act, as amended, and any applicable provisions of the regulations, or relevant interpretations thereunder, issued by the Office of Thrift Supervision, or the Board of Governors of the Federal Reserve System, if applicable.

(w)                               “Parity Securities” has the meaning set forth in Section 2.

(x)                                   “Person” or “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(y)                                 “Preferred Stock” means any and all series of preferred stock of the Company, including the Series A Preferred Stock.

(z)                                   “Record Date” has the meaning set forth in Section 4(b).

(aa)                            “Regulatory Approvals” means, as to any Holder, to the extent applicable and required to permit such Holder to convert such Holder’s shares of Series A Preferred Stock into Common Stock and to own such Common Stock without such Holder being in violation of applicable law, rule or regulation, the receipt or making of approvals and authorizations of, filings and registrations with, notifications to, or

4

determinations by any U.S. federal, state or foreign governmental authority or self-regulatory organization, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(bb)                          “Reorganization Conversion Date” means, with respect to the shares of Series A Preferred Stock of any Holder, the date of the consummation of the Reorganization Event or, if later, the first date on which all Regulatory Approvals with respect to the conversion of such shares shall have been obtained or made; provided, however, that if a Reorganization Conversion Date would otherwise occur on or after an Ex-Date for an issuance or  distribution that results in an adjustment of the Conversion Price pursuant to Section 10 and on or before the Record Date for such issuance or distribution, such Reorganization Conversion Date shall instead occur on the first calendar day after the Record Date for such issuance or distribution.

(cc)                            “Reorganization Event” shall have the meaning set forth in Section 11(a).

(dd)                          “Series A Preferred Stock” has the meaning set forth in Section 1.

(ee)                            “Trading Day” means a day on which the shares of Common Stock:

(i)                                     are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii)                                  have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(ff)                                “Voting Securities” means, at any time, shares of any class of capital stock of the Company that are then entitled to vote generally in the election of directors.

(gg)                          “Widely Dispersed Offering” means (a) a widespread public distribution, (b) a transfer in which no transferee (or group of associated transferees) would receive more than 2% of any class of Voting Securities of the Company or (c) a transfer to a transferee that would control more than 50% of the Voting Securities of the Company without any transfer from the Investor.

Section 4.  Dividends.

(a)                                  Holders of shares of Series A Preferred Stock shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all dividends and distributions paid (whether in the form of cash, stock, other assets or otherwise, and including, without limitation, any dividend or distribution of shares of stock or other equity of any Person other than the Company, evidences of indebtedness of any Person including without limitation the Company or any Subsidiary) on the shares of

5

Common Stock as if immediately prior to the applicable record date, shares of Series A Preferred Stock then outstanding were converted into shares of Common Stock; provided, however, that if a stock dividend of additional shares of Common Stock shall be paid to the holders of shares of Common Stock, the holders of shares of Series A Preferred Stock shall be paid in additional shares of Series A Preferred Stock (in the same ratio as such dividend was paid to the Common Stock).

(b)                                 Each dividend will be payable to Holders of record as they appear in the records of the Company at the close of business on the same record date (each, a “Record Date”), which  shall be the same day as the record date for the payment of the corresponding dividends to the holders of shares of Common Stock.

(c)                                  If a Conversion Date with respect to any share of Series A Preferred Stock is prior to the record date for the payment of any dividend on the Common Stock, the Holder of such share of Series A Preferred Stock will not have the right to receive any corresponding dividends on the Series A Preferred Stock.  If the Conversion Date with respect to any share of Series A Preferred Stock is after the Record Date for any declared dividend and prior to the payment date for that dividend, the Holder thereof shall receive that dividend on the relevant payment date if such Holder was the Holder of record on the Record Date for that dividend.

Section 5.  Liquidation.  (a)  In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions in the amount that is the Liquidation Preference per share of Series A Preferred Stock, in each case, plus an amount equal to any declared but unpaid dividends thereon to and including the date of such liquidation, out of assets legally available for distribution to the Company’s stockholders, before any distribution of assets is made to the holders of any Junior Securities.  “Liquidation Preference” means the amount of the liquidating distributions, as determined by the Company (or the trustee or other Person or Persons administering its liquidation, dissolution or winding-up in accordance with applicable law) such Holders would have received had such Holders, immediately prior to such liquidating, dissolution or winding-up, converted their shares of Series A Preferred Stock into shares of Common Stock (in the manner described in Sections 8 and 9 without regard to any limitations contained therein).  The Company shall notify each Holder of the amount it has calculated as the Liquidation Preference per share of Series A Preferred Stock by first-class mail, postage prepaid, addressed to the Holders at their respective last addresses appearing on the books of the Company.  Such mailing shall be made not later than five Business Days before the first liquidating distribution is made on shares of Series A Preferred Stock.

(b)                                 In the event the assets of the Company available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Company

6

in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c)                                  The Company’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business will not constitute its liquidation, dissolution or winding-up.

Section 6.  Maturity.  The Series A Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designations.

Section 7.  Redemptions; Sinking Fund.  The shares of Series A Preferred Stock are not redeemable.  The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions.  Holders of Series A Preferred Stock will have no right to require redemption of any shares of Series A Preferred Stock.

Section 8.  Conversion.

(a)                                  Subject to Section 8(b), effective as of the close of business on the Mandatory Conversion Date with respect to the shares of Series A Preferred Stock of a Holder, such Holder’s shares of Series A Preferred Stock shall automatically convert into shares of Common Stock as set forth below.  The number of shares of Common Stock to be issued upon conversion shall be determined by multiplying each share of Series A Preferred Stock to be converted by 1,000 (the “Conversion Ratio”) (subject to the conversion procedures of Section 9 hereof and adjustment of the Conversion Ratio as provided in Section 10 hereof), plus cash in lieu of fractional shares in accordance with Section 13 hereof.

(b)                                 Notwithstanding anything to the contrary contained herein, a Holder of Series A Preferred Stock will be entitled to receive shares of Common Stock upon any conversion of Series A Preferred Stock pursuant to this Section 8 or Section 11 to the extent (but only to the extent) that at such time such Holder does not own, and is not deemed for applicable bank regulatory purposes to own, securities of the Company in excess of the Ownership Limit.

Section 9.  Conversion Procedures.

(a)                                  If a Holder intends to transfer its Series A Preferred Stock in a Widely Dispersed Offering, such Holder shall provide written notice of such intent to the Company and, promptly upon receipt of Regulatory Approvals applicable to the transferee, if any, such transferee shall provide written notice to the Company of such receipt.  Upon occurrence of the Mandatory Conversion Date with respect to shares of any Holder, the Company shall provide notice of such conversion to such Holder (such notice a “Notice of Mandatory Conversion”).  In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion with respect to such Holder shall state, as appropriate:

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(i)                                     the Mandatory Conversion Date applicable to such Holder;

(ii)                                  the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock held of record by such Holder and subject to such mandatory conversion; and

(iii)                               the place or places where certificates for shares of Series A Preferred Stock held of record by such Holder are to be surrendered for issuance of certificates representing shares of Common Stock.

(b)                                 In the event that such Holder fails to surrender the required number of shares pursuant to this Section 9 within 30 days after delivery of the Notice of Mandatory Conversion, the Company shall, by written notice to such Holder, indicate which shares have been converted pursuant to Section 8.

(c)                                  Effective immediately prior to the close of business on any Conversion Date with respect to any share of Series A Preferred Stock, dividends shall no longer be declared on any such converted share of Series A Preferred Stock and such share of Series A Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Holder to receive any declared and unpaid dividends on such share to the extent provided in Section 4 and any other payments to which such Holder is otherwise entitled pursuant to Section 8, Section 11 or Section 13 hereof, as applicable.

(d)                                 Shares of Series A Preferred Stock duly converted in accordance with Section 8 or 11 of this Certificate of Designations will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance.

(e)                                  The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series A Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the applicable Conversion Date with respect thereto.  In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series A Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

(f)                                    On the Mandatory Conversion Date with respect to any share of Series A Preferred Stock, certificates representing shares of Common Stock shall be issued and delivered to the Holder thereof or such Holder’s designee upon presentation and surrender of the certificate evidencing the Series A Preferred Stock to the Company and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

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Section 10.  Anti-Dilution Adjustments.  The Conversion Ratio shall be subject to the following adjustments.

(a)                                  Stock Dividends and Distributions.  If the Company pays stock dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Ratio in effect prior to such dividend or distribution will be multiplied by the following fraction:

OS1

OS0

Where,

OS0 =                 the number of shares of Common Stock outstanding immediately prior to Ex-Date for such dividend or distribution.

OS1 =                 the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

For the purposes of this clause (a), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Company.  If any dividend or distribution described in this clause (a) is declared but not so paid or made, the Conversion Ratio shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Ratio that would be in effect if such dividend or distribution had not been declared.

(b)                                 Subdivisions, Splits and Combination of the Common Stock.  If the Company subdivides, splits or combines the shares of Common Stock, then the Conversion Ratio in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS1

OS0

Where,

OS0 =                 the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

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OS1 =                 the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

For the purposes of this clause (b), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Company.  If any subdivision, split or combination described in this clause (b) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Ratio shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Ratio that would be in effect if such subdivision, split or combination had not been announced.

(c)                                  Issuance of Stock Purchase Rights.  If the Company issues to all or substantially all holders of the shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them to subscribe for or purchase the shares of Common Stock at less than the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Ratio in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

OS0 + X

OS0 + Y

Where,

OS0 =                 the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution.

X =                             the total number of shares of Common Stock issuable pursuant to such rights or warrants.

Y =                              the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price on the date fixed for the determination of shareholders entitled to receive such rights or warrants.

For the purposes of this clause (c), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Company.  In the event that such rights or warrants described in this clause (c) are not so issued, the Conversion Ratio shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Ratio that would then be in effect if such issuance had not been declared.  To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such

10

rights or warrants, the Conversion Ratio shall be readjusted to such Conversion Ratio that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.  In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).

(d)                                 Debt or Asset Distributions.  If the Company distributes to all or substantially all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in clause (a) above, any rights or warrants referred to in clause (c) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Company or any of its subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), then the Conversion Ratio in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0

SP0 – FMV

Where,

SP0 =                       the Current Market Price per share of Common Stock on such date.

FMV =             the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as determined in good faith by the Board of Directors, provided that, if “FMV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall receive on the date on which such distribution is made to holders of Common Stock, for each share of Preferred Stock, the amount of such distribution such Holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Ratio on the Ex-Date for such distribution.

In a “spin-off”, where the Company makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the Conversion Ratio will be adjusted on the fifteenth Trading Day after the effective date of the distribution by multiplying such Conversion Ratio in effect immediately prior to such fifteenth Trading Day by the following fraction:

MP0+ MPs

MP0

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Where,

MP0 =              the average of the Closing Prices of the Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.

MPs =               the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

In the event that such distribution described in this clause (d) is not so paid or made, the Conversion Ratio shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Ratio that would then be in effect if such dividend or distribution had not been declared.

(e)                                  Cash Distributions.  If the Company makes a distribution consisting exclusively of cash to all holders of the Common Stock, excluding (a) any cash dividend on the Common Stock to the extent a corresponding cash dividend is paid on the Series A Preferred Stock pursuant to Section 4(b), (b) any cash that is distributed in a reorganization event or as part of a “spin-off” referred to in clause (d) above, (c) any dividend or distribution in connection with the Company’s liquidation, dissolution or winding-up, and (d) any consideration payable in connection with a tender or exchange offer made by the Company or any of its subsidiaries, then in each event, the Conversion Ratio in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0

SP0 – DIV

Where,

SP0 =                   the Closing Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date.

DIV =               the amount per share of Common Stock of the cash distribution, as determined pursuant to the introduction to this clause (e).

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In the event that any distribution described in this clause (e) is not so made, the Conversion Ratio shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such distribution, to the Conversion Ratio which would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “DIV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive on the date on which the relevant cash dividend or distribution is distributed to holders of Common Stock, for each share of Preferred Stock, the amount of cash such Holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Ratio on the Ex-Date for such distribution.

(f)                                    Self Tender Offers and Exchange Offers.  If the Company or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Ratio in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

AC + (SP0 x OS1)

OS0 x SP0

Where,

SP0 =                  the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.

OS0 =                the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1=                   the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer.

AC =                   the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

In the event that the Company, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the

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Conversion Ratio shall be readjusted to be such Conversion Ratio that would then be in effect if such tender offer or exchange offer had not been made.

(g)                                 Rights Plans.  To the extent that the Company has a rights plan in effect with respect to the Common Stock on the Conversion Date, upon conversion of any shares of the Series A Preferred Stock, Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to the Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Ratio will be adjusted at the time of separation as if the Company had made a distribution to all holders of the Common Stock as described in clause (d) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(h)                                 Adjustment Calculation and Procedures.  All adjustments to the Conversion Ratio shall be calculated to the nearest one-thousandth (1/1000th) of a whole number.  No adjustment in the Conversion Ratio shall be required if such adjustment would be less than one-hundredth (1/100th); provided that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the Conversion Date adjustments to the Conversion Ratio will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.  Whenever the Conversion Ratio is to be adjusted in accordance with Section 10(a) or Section 10(b), the Company shall:  (i) compute the Conversion Ratio in accordance with this Section 10; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Ratio pursuant to Section 10(a), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Ratio in accordance with this Section 10, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Ratio was determined and setting forth the revised Conversion Ratio.

Section 11.  Reorganization Events.

(a)                                  In the event that, prior to the Mandatory Conversion Date with respect to the shares of Series A Preferred Stock of any Holder, there occurs:

(i)                                     any consolidation, merger or other similar business combination of the Company with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another Person;

(ii)                                  any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another Person;

(iii)                               any reclassification of the Common Stock into securities including securities other than the Common Stock; or

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(iv)                              any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition);

(any such event specified in this Section 11(a), a “Reorganization Event”); then, subject to Section 8(b), each share of such Holder’s Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but each Holder shall have the right, at its option, subject to the terms and provisions of this Section 11, to convert any or all of such Holder’s shares of Series A Preferred Stock, effective as of the close of business on the Reorganization Conversion Date (with the term “Regulatory Approval” applied for such purpose, as applicable, to the surviving entity in such Reorganization Event and its securities included in the Exchange Property (as defined below)), into the type and amount of securities, cash and other property receivable in such Reorganization Event by the Holder (other than a counterparty to the Reorganization Event or an Affiliate of such counterparty) in respect of each such share of Series A Preferred Stock equal to the number of shares of Common Stock into which one share of Series A Preferred Stock would then be convertible assuming that a Mandatory Conversion Date in respect of such shares of Series A Preferred Stock had occurred (such securities, cash and other property, the “Exchange Property”).  In the event that a Reorganization Event referenced in this Section 11(a) involves common stock as all or part of the consideration being offered in a fixed exchange ratio transaction, the fair market value per share of such common stock shall be determined by reference to the average of the closing prices of such common stock for the ten Trading Day period ending immediately prior to the consummation of such Reorganization Event.

(b)                                 The conversion right of a Holder of Series A Preferred Stock pursuant to this Section 11 shall be exercised by the Holder by the surrender of the certificates representing the shares to be converted to the Company or to the transfer agent for the Company, accompanied by a notice of reorganization conversion, no later than the tenth day following the date of delivery to each Holder of a notice from the Company of the expected consummation or the consummation of a Reorganization Event.

(c)                                  Immediately prior to the close of business on the Reorganization Conversion Date, each converting Holder of Series A Preferred Stock shall be deemed to be the Holder of record of the number of shares of Common Stock deemed to be issuable upon conversion of such Holder’s Series A Preferred Stock in accordance with clause (i) or (ii) of Section 11(a), notwithstanding that the share register of the Company shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Person.

(d)                                 Upon notice from the Company, each Holder of Series A Preferred Stock so converted shall promptly surrender to the Company or its transfer agent certificates representing the shares so converted (if not previously delivered), duly endorsed in blank or accompanied by proper instruments of transfer.

(e)                                  In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in connection with any

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Reorganization Event, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election.

(f)                                    The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of capital stock of the Company (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(g)                                 The Company (or any successor) shall, within seven days of the consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property.  Failure to deliver such notice shall not affect the operation of this Section 11.

(h)                                 The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 11.

Section 12.  Limited Protective Voting Rights.  (a) Holders will not have any voting rights, including the right to elect any directors, except (i) voting rights, if any, required by law, and (ii) voting rights, if any, described in this Section 12.

(b)                                 So long as any shares of Series A Preferred Stock are outstanding, the vote or consent of the Holders of two-thirds of the shares of Series A Preferred Stock at the time outstanding voting as a single class, given in person or by proxy, is required (whether or not such approval is required by Delaware law) prior to effecting the following:

(i)                                     any amendment or alteration (including by means of a merger, consolidation or otherwise) of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company’s capital stock ranking prior or senior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the Company; or

(ii)                                  any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Certificate of Incorporation (including this Certificate of Designations) or the By-laws that would alter or change the rights, preferences or privileges of the Series A Preferred Stock so as to affect the Holders adversely.

Each Holder of Series A Preferred Stock will have one vote per share on any matter on which Holders of Series A Preferred Stock are entitled to vote, including any action by written consent.  If an amendment, alteration, repeal, share exchange, reclassification,

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merger or consolidation described above would adversely affect one or more but not all series of Preferred Stock with like voting rights (including the Series A Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of Preferred Stock.

(c)                                  Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series A Preferred Stock shall have been converted into shares of Common Stock.

Section 13.  Fractional Shares.  No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series A Preferred Stock.  In lieu of any fractional share of Common Stock otherwise issuable, the Company shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock at the applicable Conversion Date.  If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.

Section 14.  Reservation of Common Stock.

(a)                                  The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Company, solely for issuance upon the conversion of shares of Series A Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding.  For purposes of this Section 14(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)                                 All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free from all preemptive rights and free and clear of all liens, claims, security interests and other encumbrances.

(c)                                  Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Company shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(d)                                 The Company hereby covenants and agrees that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Company will, if permitted by the

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rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series A Preferred Stock.

Section 15.  Replacement Certificates.  The Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Company.  The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company of satisfactory evidence that the certificate has been destroyed, stolen or lost.

Section 16.  Miscellaneous.

(a)                                  All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed:  (i) if to the Company, to its office at 1201 Elm Street, Suite 3500, 1201 Elm Street Suite 3500, Dallas, Texas 75270, Attention: General Counsel, Facsimile: (214) 859-6020, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company, or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

(b)                                 The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities.

(c)                                  No share of Series A Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.

(d)                                 The shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

RESOLVED, that all actions taken by the officers and directors of the Company or any of them in connection with the foregoing resolutions through the date hereof be, and they hereby are, ratified and approved.

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EXHIBIT D

IN WITNESS WHEREOF, SWS GROUP, INC. has caused this Certificate of Designations to be signed by a duly authorized officer this [      ] day of [      ].

SWS GROUP, INC.

By: